Exhibit 10.3

EXECUTION

ABL CREDIT AGREEMENT

dated as of September 23, 2020

by and among

FRANCHISE GROUP NEW HOLDCO, LLC,
as Global Parent,

FRANCHISE GROUP INTERMEDIATE HOLDCO, LLC,
as Lead Borrower,

certain Subsidiaries of Lead Borrower from time to time party hereto as Borrowers,

certain Subsidiaries of Lead Borrower from time to time party hereto as Guarantors,

the Lenders from time to time party hereto, and

CITIZENS BANK, N.A.,
as Administrative Agent

CITIZENS BANK, N.A.,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

- i -

- ii -

- iii -

- iv -

APPENDICES:	A	Commitments
	B	Notice Addresses
SCHEDULES:	1.1	Third Party Franchisees
	2.4	Existing Letter of Credit
	4.1	Jurisdiction of Organization
	4.2	Capital Stock and Ownership
	4.12	Material Real Estate Assets
	4.13	Environmental Matters
	4.24	Intellectual Property
	4.25	Inventory and Equipment
	4.27	Insurance
	4.28	Franchise Agreements
	4.3	Bank Accounts and Securities Accounts
	5.1	Performance Information
	5.16	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions
	6.17	Credit Card Issuers and Credit Card Processors
	7.1	List of Names
EXHIBITS:	A-1	Committed Loan Notice
	A-2	Swingline Loan Notice
	B	Perfection Certificate
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	Certificate Regarding Non-Bank Status (For Non-US
Lenders That Are Not Partnerships or Pass-Thru Entities
For U.S. Federal Income Tax Purposes)
	E-2	Certificate Regarding Non-Bank Status (For Non-US
Lenders That Are Partnerships or Pass-Thru Entities
For U.S. Federal Income Tax Purposes)
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Security Agreement
	H	Borrowing Base Certificate
	I	Credit Card Notifications
	J-1	Revolving Loan Note
	J-2	Swingline Loan Note
	K	Borrower Joinder Agreement
	L	Secured Obligation Designation Notice

ABL CREDIT AGREEMENT

This ABL CREDIT AGREEMENT, dated as of September 23, 2020, by and among FRANCHISE GROUP INTERMEDIATE HOLDCO, LLC, a Delaware limited liability company (“Lead Borrower”), as a Borrower, certain other Subsidiaries of Lead Borrower from time to time party hereto as Borrowers, FRANCHISE GROUP NEW HOLDCO, LLC, a Delaware limited liability company (“Global Parent”), as a Guarantor, certain Subsidiaries of Lead Borrower from time to time party hereto as Guarantors, the lenders from time to time party hereto (each, a “Lender,” as that term is hereinafter further defined), and CITIZENS BANK, N.A. (“Citizens Bank”), as administrative agent and collateral agent for each of the Lenders (in such capacities, together with its successors and assigns in such capacities, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Lenders have agreed to extend a senior secured, asset based revolving credit facility to Borrowers in the maximum aggregate principal amount of $125,000,000, the proceeds of which will be used as described in Section 4.35.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01            Definitions. As used in this Agreement, the following terms shall have the following definitions:

“A Team” means A Team Sales, LLC, a Delaware limited liability company.

“A Team Secured Note” means that certain Amended and Restated Secured Promissory Note, dated May 18, 2020, with respect to the Promissory Note originally dated October 23, 2019, between A Team and Franchise Group Newco S, LLC, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the result of (i) the Consolidated EBITDA of the ABL Loan Parties and ABL Subsidiaries for such period, plus (ii) net cash received from A Team and its Subsidiaries and utilized to repay or prepay Indebtedness during such period, minus (iii) the aggregate amount of all Consolidated Capital Expenditures of the ABL Loan Parties and ABL Subsidiaries made in cash during such period (except to the extent financed with the proceeds of Indebtedness (other than a Revolving Borrowing)), minus (iv) federal, state, local and foreign income and franchise taxes paid in cash during such period by the ABL Loan Parties and ABL Subsidiaries and (without duplication) all Permitted Tax Payments paid in cash during such period by the ABL Loan Parties and ABL Subsidiaries (net of cash refunds of such Taxes received during such period), to (b) the sum of (A) ABL Fixed Charges for such period plus (B) Restricted Junior Payments made in cash during such period by the ABL Loan Parties and ABL Subsidiaries to Persons other than the ABL Loan Parties and ABL Subsidiaries. For avoidance of doubt, each reference in this definition to the ABL Loan Parties and ABL Subsidiaries, including on a consolidated basis, shall be deemed to exclude the Non-ABL Loan Parties and Non-ABL Subsidiaries.

“ABL Fixed Charges” means, for any period, the sum, without duplication, of each of the following with respect to the ABL Loan Parties and ABL Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding, for avoidance of doubt, the Non-ABL Loan Parties and Non-ABL Subsidiaries): (a) Consolidated Interest Expense paid in cash for such period, plus (b) the aggregate of all scheduled principal amounts that become payable during such period in respect of Consolidated Total Debt (including the principal portion of Capital Leases).

“ABL Loan Party” means each of (a) Lead Borrower and (b) each Loan Party included in the following groups: (i) AF Holdings and its Subsidiaries and (ii) Buddy Top Parent and its Subsidiaries.

“ABL Priority Collateral” shall have the meaning ascribed to such term in the Intercreditor Agreement.

“ABL Subsidiary” means each Subsidiary of AF Holdings or Buddy Top Parent.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan (other than a Swingline Loan) bearing interest based on the Alternate Base Rate.

“Accounts” means all “accounts” (as defined in the UCC) of the Loan Parties (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due, and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Change” means any change in accounting principles required by the promulgation of any rule, regulation, pronouncement, or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by an Authorized Officer of the Lead Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise disposed of during such period.

“Acquisition” means the acquisition and merger contemplated under the Acquisition Agreement, which was consummated on or about February 14, 2020.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 28, 2019, by and among American Freight Group, LLC (f/k/a American Freight Group, Inc.), a Delaware limited liability company, AF Holdings, Franchise Group Merger Sub AF, Inc., a Delaware corporation, and The Jordan Company, L.P., a Delaware limited partnership, as Representative.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Payment Office” means the Administrative Agent’s office located at Boston, Massachusetts, or such other office as to which the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial, or otherwise), governmental investigation, or arbitration (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities)) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Actions) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) or any property of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities).

“AF Holdings” means Franchise Group Newco Intermediate AF, LLC, a Delaware limited liability company.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, that for purposes of Section 6.12 of this Agreement: (a) any Person which owns directly or indirectly 30% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 30% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person and (d) each Permitted Holder and each of its employees, directors, officers and other Affiliates shall be deemed an Affiliate of the Loan Parties. Without limiting the foregoing, Ultimate Parent and any Subsidiary of Ultimate Parent that is not a Loan Party shall be considered Affiliates of the Loan Parties for purposes of this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Administrative Agent or any Lender be considered an “Affiliate” of any Loan Party. “Affiliated” shall have a meaning correlative to the foregoing.

“Agent Parties” has the meaning specified in Section 10.01(b)(iii).

“Aggregate Payments” has the meaning specified in Section 7.02.

“Agreement” means this ABL Credit Agreement and any annexes, exhibits, and schedules attached hereto as it may be amended, supplemented, or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Daily LIBOR Rate on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily LIBOR Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate, respectively.

“Anti-corruption Laws” means the Foreign Corrupt Practices Act, and all other applicable laws concerning or relating to bribery, money laundering or corruption.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for LIBOR Loans, ABR Loans, Swingline Loans or Letters of Credit or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means, during the applicable periods set forth below, in the case of (i) ABR Borrowings and Swingline Loans, the percentage set forth in the following table under the heading “ABR Margin”, and (ii) LIBOR Borrowings and L/C Participation Fees, the percentage set forth in the following table under the heading “LIBOR Margin”:

Pricing Level	Total Leverage Ratio	ABR Margin	LIBOR Margin
I	Greater than or equal to 2.00:1.00	2.75%	3.75%
II	Less than 2.00:1.00	2.50%	3.50%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Margin Determination Date”) that is five (5) Business Days after receipt by the Administrative Agent of the Compliance Certificate pursuant to Section 5.01(d) for the most recently ended Fiscal Quarter of the Lead Borrower, by reference to the Total Leverage Ratio as of the last day of such Fiscal Quarter; provided that (a) the Applicable Margin shall be based on Pricing Level I until the Margin Determination Date for the first full Fiscal Quarter ending after the Closing Date, (b) if the Borrower fails to deliver the Compliance Certificate as required by Section 5.01(d) for the most recently ended Fiscal Quarter preceding the applicable Margin Determination Date, the Applicable Margin from such Margin Determination Date shall be based on Pricing Level I until the fifth Business Day after an appropriate Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Lead Borrower preceding such Margin Determination Date. The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date. Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies. Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 5.01 or any Compliance Certificate delivered pursuant to Section 5.01(d) is inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any of the Commitments are in effect, or (iii) any Loans or Letters of Credit are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Total Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.09. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 2.13 and Section 8.01.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Revolving Commitment, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate amount of all Revolving Commitments of all Lenders (provided that if the Revolving Commitments have terminated or expired, the Applicable Percentages of the Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Appropriate Lenders” means, at any time, (a) with respect to the Revolving Facility, the Revolving Lenders, (b) with respect to any Letters of Credit, the L/C Issuers and the Revolving Lenders, and (c) with respect to any Swingline Loans, the Swingline Lender and the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease, or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license, or other disposition to (other than (i) by an ABL Loan Party or ABL Subsidiary to an ABL Loan Party (other than Lead Borrower) or (ii) by a Non-ABL Loan Party or Non-ABL Subsidiary to a Loan Party), or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s or any of its Subsidiaries’ businesses, assets, or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Loan Party (other than Global Parent to the extent the issuance of such Capital Stock does not result in a Change of Control), other than inventory (or other assets) sold or consigned in the ordinary course of business, licensed in the ordinary course of business or leased in the ordinary course of business. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) any sale of merchant accounts (or any rights thereto, including, without limitation, any rights to any residual payment stream with respect thereto) by any Loan Party or any of its Subsidiaries, and (c) licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, secretary, president, or one of its vice presidents (or the equivalent thereof, including, without limitation, senior vice presidents and executive vice presidents), and such Person’s chief financial officer or treasurer. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.04(b)(iii).

“Availability” means, at any time, the Line Cap at such time less the amount of the Total Revolving Outstandings at such time.

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Agreement.

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the applicable L/C Issuer and issued by an issuer reasonably satisfactory to such L/C Issuer.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the applicable L/C Issuer shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Amount of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to-Back Letter of Credit allow the applicable L/C Issuer to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects satisfactory to the applicable L/C Issuer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR or another rate based on SOFR) that has been selected by the Administrative Agent and Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Lead Borrower giving due consideration to: (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent in effect announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to Lead Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.15(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.15(b).

“Beneficial Ownership Certification” means, with respect to the Borrowers, one or more certifications regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certifications shall be substantially in the form provided by Administrative Agent or such other form satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BK Permitted Holders” means (a) Samjor Family LP and (b) Brian Kahn.

“Board” means (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower Joinder Agreement” means a joinder agreement in substantially the form of Exhibit K hereto and otherwise in form and substance acceptable to the Administrative Agent.

“Borrowers” means, collectively, the following: (a) Lead Borrower, (b) each of the other Persons identified on the signature pages hereof as a “Borrower” and (c) any other Person that at any time after the Closing Date becomes a Borrower pursuant to the terms hereof, including, without limitation, Section 5.10(a) hereof, and by execution of a Borrower Joinder Agreement; each sometimes being referred to herein individually as a “Borrower”.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date of determination, the result of:

(a)          90% multiplied by the face amount of Eligible Credit Card Receivables, plus

(b)          85% multiplied by the face amount of Eligible Accounts, plus

(c)          90% of the Net Orderly Liquidation Value of the value (determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the net recovery percentage applicable to such categories) at such time; plus

(d)          65% of the Net Orderly Liquidation Value of the “Remaining Contractual Revenue” corresponding to Eligible Rental Agreements that are “Active Lease Contracts” (as described in the Eligible Rental Agreement Portfolio); provided, that the aggregate amount included in the Borrowing Base pursuant to this clause (d) (after giving effect to the foregoing advance rate and Net Orderly Liquidation Value, but before giving effect to any Reserves under clause (e) below) shall not exceed 30% of the aggregate amount of the Borrowing Base; minus

(e)          Reserves implemented by the Administrative Agent in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate by an Authorized Officer of Lead Borrower, on its own behalf and on behalf of all other Borrowers, substantially in the form of Exhibit H setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Lead Borrower and certified to Administrative Agent; provided that Administrative Agent shall have the right to review and adjust, in the exercise of its Permitted Discretion, any such calculation after giving notice thereof to the Loan Parties, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Administrative Agent determines that such calculation is not in accordance with this Agreement.

“Borrowing Minimum” means, in the case of a LIBOR Borrowing, $500,000.

“Borrowing Multiple” means, in the case of a LIBOR Borrowing, $100,000.

“Buddy Top Parent” means Franchise Group Intermediate B, LLC, a Delaware limited liability company.

“Business Day” means (a) any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings, and payments in connection with a LIBOR Loan, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person (a) as lessee that, in conformity with GAAP as in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income Tax purposes).

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights, or options to purchase, or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency, or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if each of the Administrative Agent and the applicable L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Trigger Event” means either of (a) the occurrence of an Event of Default, or (b) Availability being less than the greater of (i) $15,500,000 and (ii) 15% of the Line Cap at any time.

“Cash Dominion Trigger Period” means the period commencing on the occurrence of a Cash Dominion Trigger Event, and continuing until the date that (a) no Event of Default shall be continuing and (b) Availability is greater than or equal to the greater of (i) $15,500,000 and (ii) 15% of the Line Cap for a period of at least thirty (30) consecutive calendar days.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $250,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services and merchant store value cards, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, return items, lockbox and electronic or automatic clearing house fund transfer services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), return items, sweep and interstate depository network services, and foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to, or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Loan Party or any of its Subsidiaries. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real estate of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any requirement of law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CEA Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit E-1 or Exhibit E-2, as applicable.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 2.16(b), by any Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events or circumstances:

(a)          any Person or two or more Persons acting in concert (other than Permitted Holders) shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Ultimate Parent (or other securities convertible into such Capital Stock) representing 35% or more of the combined voting power of all Capital Stock of Ultimate Parent,

(b)          during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Ultimate Parent such that a majority of the members of such Board are not Continuing Directors,

(c)          (i) Ultimate Parent fails to own and control, directly or indirectly, 100% of the Capital Stock of Global Parent or (ii) Global Parent fails to own and control, directly or indirectly, 100% of the Capital Stock (other than directors’ qualifying shares, issuances pursuant to any equity incentive plan or similar plan, the Equity Grant, or other nominal issuance in order to comply with local laws) of each other Loan Party (other than as permitted by Section 6.10 or Section 6.19),

(d)          the BK Permitted Holders fail to own and control, directly or indirectly, Capital Stock in Ultimate Parent in an aggregate amount equal to 80% or greater than the aggregate amount of Capital Stock of Ultimate Parent that is owned and controlled directly by the BK Permitted Holders as of the Closing Date (in each case, on a fully-diluted basis (and taking into account all Capital Stock of Ultimate Parent that the BK Permitted Holders may have the right to acquire pursuant to any option right)), or

(e)          the occurrence of a Change of Management.

“Change of Management” means that Brian Kahn’s direct or indirect management responsibilities of Lead Borrower are materially diminished from those held by him as of the Closing Date, in each case, other than as a result of (a) death or (b) physical or mental incapacity.

“Citizens Bank” has the meaning ascribed thereto in the preamble to this Agreement.

“Citizens Fee Letter” means the fee letter, dated as of the Closing Date, by and between the Lead Borrower and Citizens Bank, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.05).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the real, personal, and mixed property (including Capital Stock) and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Coverage Test” has the meaning specified in Section 5.10.

“Collateral Documents” means the Security Agreement, the Credit Card Notifications, the Mortgages, if any, the Collateral Access Agreements, if any, any Control Agreement, and all other instruments, documents, and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal, or mixed property of such Loan Party as security for the Secured Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Collateral Monitoring Trigger Event” means either of (a) the occurrence of an Event of Default, or (b) Availability being less than the greater of (i) $22,000,000 and (ii) 20% of the Line Cap at any time.

“Collateral Monitoring Trigger Period” means the period commencing on the occurrence of a Collateral Monitoring Trigger Event, and continuing until the date that (a) no Event of Default shall be continuing and (b) Availability is greater than or equal to the greater of (i) $22,000,000 and (ii) 20% of the Line Cap for a period of at least thirty (30) consecutive calendar days.

“Collateral Reporting Trigger Event” means any Asset Sale or other transaction (whether pursuant to the sale of Capital Stock in a Subsidiary, an Investment, a Restricted Junior Payment, a merger or consolidation or otherwise, but excluding any transaction that is expressly excluded from the definition of “Asset Sale”) that would result in the elimination of Collateral from the Borrowing Base constituting 5% or more of the Borrowing Base (on a net basis, after giving effect to all applicable advance rates, Net Orderly Liquidation Values and any Reserves applicable to such assets) in effect immediately prior to giving effect to such Asset Sale or other transaction. In determining whether a Collateral Reporting Trigger Event has occurred in connection with any Asset Sale or other transaction, such Asset Sale or other transaction shall be taken together with all other Asset Sales and other such transactions that have occurred since the delivery of the most recent Borrowing Base Certificate required hereunder.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 2.14(a).

“Commitment Fee Margin” means 0.50% per annum.

“Committed Loan Notice” means a notice of a Borrowing (other than a Swingline Borrowing), a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to any Credit Party by means of electronic communications pursuant to Section 10.01, including through the Platform.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures of such Person and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a)          increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i)                 federal, state, local and foreign income or franchise taxes of such Person and its Subsidiaries (including, without duplication, Permitted Tax Payments); plus

(ii)               Consolidated Interest Expense of such Person and its Subsidiaries; plus

(iii)             Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv)              non-cash losses, non-cash write-downs, non-cash expenses, non-cash charges and other non-cash items (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period) (including, without limitation, (A) purchase accounting adjustments under ASC 805 or similar acquisition accounting under GAAP or similar provisions under GAAP and (B) net non-cash exchange, non-cash translation, or non-cash performance losses relating to foreign currency transactions and currency fluctuations); plus

(v)                reasonable and documented out-of-pocket costs and expenses incurred by such Person and its Subsidiaries on or prior to 30 days after the Closing Date and payable to unaffiliated third parties in connection with the Transactions; plus

(vi)              charges, losses, expenses, and payments that are covered by indemnification, reimbursement, guaranty, or purchase price adjustment provisions in favor of such Person or any of its Subsidiaries in any written agreement entered into by such Person or any of its Subsidiaries to the extent such charges, losses, expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty, or acquisition agreement (including, for the avoidance of doubt, with respect to Permitted Acquisitions) in such period (or reasonably expected to be so paid or reimbursed within one year after the end of such period to the extent not accrued and to the extent such reimbursement or payment obligation has not been contested or disclaimed by the Person otherwise responsible for the payment thereof) or an earlier period if not added back to Consolidated EBITDA in such earlier period, to the extent such payments or reimbursements are not otherwise included in the calculation of Consolidated EBITDA for any period; provided, that (A) if such amount is not so reimbursed within such one-year period, such expenses or losses shall be subtracted in the subsequent calculation period and (B) if reimbursed or received in a subsequent period, such amount shall not be added back in calculating Consolidated EBITDA in such subsequent period; plus

(vii)            any cash extraordinary (as defined under GAAP prior to FASB Update No. 2015-01), unusual, or non-recurring expenses, losses, or charges incurred; provided that the aggregate amount added back pursuant to this clause (vii) in calculating Consolidated EBITDA for such period shall not exceed 10% of Consolidated EBITDA for such period (calculated after giving effect to such add-back); plus

(viii)          the unamortized fees, costs, and expenses paid in cash in connection with the repayment of Indebtedness to persons that are not Affiliates of any Loan Party; and

(b)          decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i)                 interest income to the extent received in cash or otherwise during such period; plus

(ii)               any gain realized in connection with the sale or other disposition of assets or securities other than in the ordinary course of business or the extinguishment of any Indebtedness.

For purposes of determining Consolidated EBITDA of the ABL Loan Parties and ABL Subsidiaries for any period, without duplication, (a) there shall be included the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (b) there shall be excluded the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the consolidated total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of such Person and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Liquidity” means, for any period, an amount, determined on a consolidated basis, equal to the aggregate sum of (1) the sum of Qualified Cash of Global Parent, the Lead Borrower and its Subsidiaries (other than the Excluded Entities) plus (2) Availability.

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding, without duplication, to the extent included in determining such net income (or loss) for such period: (a) any income (or loss) of any other Person (the “second Person”) if such second Person is not a Subsidiary of such first Person, except that such first Person’s equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its Subsidiaries as a dividend or other distribution, (b) any gains attributable to write-ups of assets or any losses attributable to the write-down of assets, (c) the income (or loss) of any second Person accrued prior to the date it became a Subsidiary of such first Person or is merged into or consolidated with such first Person or any of its Subsidiaries or such second Person’s assets are acquired by such first Person or any of its Subsidiaries, (d) non-recurring gains (or losses), (e) the income of any Subsidiary of such first Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, and (f) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830.

“Consolidated Total Debt” means, as at any time of determination, the aggregate outstanding principal amount at such time of all Indebtedness of the ABL Loan Parties and ABL Subsidiaries determined on a consolidated basis in accordance with GAAP (excluding, for avoidance of doubt, the Non-ABL Loan Parties and Non-ABL Subsidiaries).

“Continuing Director” means (1) any member of the Board of Ultimate Parent who was a director (or comparable manager) of Ultimate Parent on the Closing Date and (2) any individual who becomes a member of the Board of Ultimate Parent after the Closing Date if such individual was approved, appointed, or nominated for election to the Board of Ultimate Parent by either a majority of the Permitted Holders or a majority of the Continuing Directors.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Administrative Agent, the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) and any one or more of the Loan Parties.

“Controlled Account” means, as the context may require, a Deposit Account or Securities Account that is subject to a Control Agreement.

“COVID-19 Pandemic” means the global spread of the coronavirus illness, which was declared to be a pandemic by the World Health Organization on March 11, 2020.

“Credit Card Issuer” means any Person (other than a Loan Party or any of its Subsidiaries) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Administrative Agent.

“Credit Card Notification” has the meaning provided in Section 6.17(d).

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any ABL Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” or “payment intangible” (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to an ABL Loan Party resulting from charges by a customer of an ABL Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by an ABL Loan Party, or services performed by an ABL Loan Party, in each case in the ordinary course of its business.

“Credit Extension” means the making of a Loan or an L/C Credit Extension.

“Credit Facility” means the Revolving Facility.

“Credit Parties” means the Administrative Agent, the Swingline Lender, the L/C Issuers and the Lenders.

“Daily LIBOR Rate” means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one-month Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any L/C Borrowing or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Borrowings plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Lead Borrower, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to the Lead Borrower, the L/C Issuers, the Swingline Lender and each Lender.

“Deposit Account” means a demand, time, savings, passbook, or like account with a bank, savings and loan association, credit union, or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by an Authorized Officer of the Lead Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 180 days after the Maturity Date. Any Capital Stock in any Person that is issued to any director, officer, or other employee shall not constitute a Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Disqualified Institutions” means (a) any person that has been separately identified in writing by Lead Borrower (or its counsel) to Administrative Agent on or prior to the Closing Date, (b) those persons who are competitors of Ultimate Parent and its and their subsidiaries that are separately identified in writing by Lead Borrower (or its counsel) to Administrative Agent from time to time, and (c) in the case of each of clauses (a) and (b), any of their respective Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the persons referenced in clause (b) above, unless separately identified by Lead Borrower (or its counsel) pursuant to clause (a) above) that are either (i) identified in writing by Lead Borrower (or its counsel) from time to time or (ii) readily identifiable on the basis of such Affiliate’s name; provided that no updates to the list of Disqualified Institutions shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions (it being understood and agreed that such prohibitions with respect to Disqualified Institutions shall apply to any potential future assignments or participations to any such parties).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Early Opt-in Election” means the occurrence of:

(1)(a) a determination by the Administrative Agent or (b) a notification by the Required Lenders to the Administrative Agent (with a copy to Lead Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.15(b), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2)(a) the election by the Administrative Agent or (b) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to Lead Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at the time of any determination thereof, those Accounts (other than Credit Card Receivables and Accounts generated by Rental Agreements) created by an ABL Loan Party in the ordinary course of its business, that arise out of such ABL Loan Party’s sale of goods or rendition of services, that conform to all representations, warranties or other provisions in the Loan Documents relating to Accounts, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any information with respect to the ABL Loan Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a)          Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or 60 days of original due date,

(b)          Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)          Accounts with selling terms of more than 90 days,

(d)          Accounts with respect to which the Account Debtor is a Loan Party, a Subsidiary or Affiliate of a Loan Party, or an employee or agent of any Loan Party or any Subsidiary or Affiliate of a Loan Party,

(e)          Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms,

(f)           Accounts that are not payable in Dollars,

(g)          Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States (including the District of Columbia and Puerto Rico and excluding all other territories or possessions of the United States), or (ii) is not organized under the laws of the United States, any state thereof, the District of Columbia or Puerto Rico (excluding all other territories or possessions of the United States), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and, if requested by the Administrative Agent, is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent,

(h)          Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the ABL Loan Parties have complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority,

(i)           Accounts with respect to which the Account Debtor is a creditor or supplier of any Loan Party or its Subsidiaries, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(j)           Accounts with respect to an Account Debtor whose Eligible Accounts owing to the ABL Loan Parties exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)          Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, has gone out of business, or as to which any ABL Loan Party has received notice of an imminent Insolvency Proceeding,

(l)           Accounts (i) that are not subject to the Administrative Agent’s duly perfected First Priority security interest or (ii) with respect to which such ABL Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Liens),

(m)        Accounts with respect to which, (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or (iii) such Account otherwise does not represent a final sale,

(n)          Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)          Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services,

(p)          Accounts that represent the right to receive royalties, fees or similar payments from franchisees or other Persons,

(q)          Accounts acquired through an acquisition (including, without limitation, acquisitions effected by mergers or consolidations) of all of or substantially all of the Capital Stock or assets of any Person, or of any division or line of business or other business unit of any Person, unless and until the Administrative Agent has completed or received (A) a satisfactory field examination of such Accounts from a field examiner reasonably acceptable to Administrative Agent and establishes Reserves (if applicable) therefor, and (B) such other due diligence as Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to Administrative Agent, or

(r)           Accounts which does not meet such other reasonable eligibility criteria for Accounts as Administrative Agent may determine in its Permitted Discretion.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(c)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(c)(iii)).

“Eligible Credit Card Receivables” means, at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to an ABL Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such ABL Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (n) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than an ABL Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the ABL Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Eligible Credit Card Receivables shall not include the following:

(a)          Credit Card Receivables which do not constitute an “Account” or “payment intangible” (each as defined in the UCC);

(b)          Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)          Credit Card Receivables (i) that are not subject to the Administrative Agent’s duly perfected First Priority security interest or (ii) with respect to which an ABL Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Liens);

(d)          Credit Card Receivables which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted by the applicable credit card processor (to the extent of such dispute, claim, counterclaim, offset or chargeback);

(e)          Credit Card Receivables as to which a Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require a Loan Party or any of its Subsidiaries to repurchase the entire portfolio of Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)           Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor which is subject to any Insolvency Proceeding, has gone out of business, or as to which any ABL Loan Party has received notice of an imminent Insolvency Proceeding;

(g)          Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or a Credit Card Processor with respect thereto;

(h)          Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i)           Credit Card Receivables that are not payable in Dollars;

(j)           Credit Card Receivables arising from any private label credit card program or other similar credit arrangement of a Loan Party or any of its Subsidiaries, except as otherwise approved by the Administrative Agent in its Permitted Discretion;

(k)          Credit Card Receivables as to which the applicable Credit Card Issuer or Credit Card Processor either (i) does not maintain its chief executive office in the United States (including the District of Columbia and Puerto Rico and excluding all other territories or possessions of the United States), or (ii) is not organized under the laws of the United States, any state thereof, the District of Columbia or Puerto Rico (excluding all other territories or possessions of the United States);

(l)           Credit Card Receivables as to which the applicable Credit Card Issuer or Credit Card Processor has not received a Credit Card Notification, except as otherwise approved by the Administrative Agent in its Permitted Discretion; provided, that this clause (l) shall not be applicable with respect to Credit Card Receivables from any Credit Card Issuer or Credit Card Processor prior to the date, if any, on which the applicable Credit Card Notification is required to be delivered pursuant to Section 6.17 hereof (as such date may be extended pursuant to such Section 6.17); provided, further, that if a Credit Card Notification has not been received as and when required by this clause (l), the Administrative Agent shall deem the applicable Credit Card Receivables to be Eligible Credit Card Receivables (notwithstanding the requirements of this clause (l) but subject to all other requirements for such Credit Card Receivables to be Eligible Credit Card Receivables) so long as it has established a Reserve in such amount as the Administrative Agent in its Permitted Discretion deems appropriate;

(m)        Credit Card Receivables acquired through an acquisition (including, without limitation, acquisitions effected by mergers or consolidations) of all of or substantially all of the Capital Stock or assets of any Person, or of any division or line of business or other business unit of any Person, unless and until the Administrative Agent has completed or received (A) a satisfactory field examination of such Credit Card Receivables from a field examiner reasonably acceptable to Administrative Agent and establishes Reserves (if applicable) therefor, and (B) such other due diligence as Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to Administrative Agent; or

(n)          Credit Card Receivables which Administrative Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as Administrative Agent may determine in its Permitted Discretion.

“Eligible Inventory” means, at the time of any determination thereof, items of Inventory of an ABL Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of such ABL Loan Party’s business, that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, conform to all representations, warranties or other provisions in the Loan Documents relating to Inventory and are not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Eligible Inventory shall not include the following:

(a)          Inventory (i) that is not subject to the Administrative Agent’s duly perfected First Priority security interest, or (ii) with respect to which an ABL Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Liens);

(b)          Inventory that is leased or consigned from a vendor to such ABL Loan Party;

(c)          Inventory that is consigned by an ABL Loan Party to a Person which is not an ABL Loan Party, other than Inventory that is consigned to Third Party Franchisees for which the ABL Loan Parties have met the Third Party Franchisee Eligibility Requirements;

(d)          Inventory that is not located in the United States (including the District of Columbia and Puerto Rico and excluding all other territories or possessions of the United States) at a location that is owned or leased by an ABL Loan Party, except (i) Inventory in transit between such owned or leased locations, (ii) Inventory at locations owned or leased by Third Party Franchisees for which the ABL Loan Parties have met the Third Party Franchisee Eligibility Requirements, and (iii) to the extent permitted by clause (e) below, Inventory located in a distribution center, warehouse or similar location;

(e)          (i) Inventory that is located in a distribution center, warehouse or similar location leased by an ABL Loan Party, unless the Administrative Agent has received a Collateral Access Agreement with respect thereto; provided, that if such a Collateral Access Agreement is not obtained within thirty (30) days following the later of the Closing Date and the date on which the applicable ABL Loan Party has entered into the applicable lease arrangement with the applicable lessor (or such later date as the Administrative Agent may agree in its Permitted Discretion), the Administrative Agent shall deem the applicable Inventory to be Eligible Inventory (notwithstanding the requirements of this clause (e) but subject to all other requirements for such Inventory to be Eligible Inventory) so long as it has established a Reserve in such amount as the Administrative Agent in its Permitted Discretion deems appropriate;

(f)           Other than Inventory customarily sold at outlet locations in the ordinary course of business or otherwise in a manner consistent with past practice, Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete, or custom items, work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in an ABL Loan Party’s business, (iv) which have been packed away and stored for more than 12 months, (v) are not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g)          Inventory that is not insured in compliance with the provisions of Section 4.27 hereof;

(h)          Inventory that has been sold but not yet delivered or as to which an ABL Loan Party has accepted a deposit from a third party;

(i)           Inventory that exhibits, includes or is identified by any trademark, tradename or other Intellectual Property right which trademark, tradename or other Intellectual Property right (i) is subject to a restriction that could reasonably be expected to adversely affect the Administrative Agent’s ability to liquidate such Inventory or (ii) the relevant ABL Loan Party does not have the right to use in connection with the sale of such Inventory, either through direct ownership or through a written license or sublicense;

(j)           Inventory that is subject to any consumer lease or rental agreement or arrangement (including any Rental Agreement);

(k)          Inventory acquired through an acquisition (including, without limitation, acquisitions effected by mergers or consolidations) of all of or substantially all of the Capital Stock or assets of any Person, or of any division or line of business or other business unit of any Person, unless and until the Administrative Agent has completed or received (A) a satisfactory appraisal of such Inventory from appraisers reasonably acceptable to Administrative Agent and the Initial Lenders and establishes Reserves (if applicable) therefor, and (B) such other due diligence as Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to Administrative Agent; or

(l)           Inventory which does not meet such other reasonable eligibility criteria for Inventory as Administrative Agent may determine in its Permitted Discretion.

“Eligible Rental Agreement Portfolio” means, at the time of any determination thereof, the most recent portfolio, in form and detail reasonably acceptable to the Administrative Agent, of Eligible Rental Agreements of the ABL Loan Parties received by the Administrative Agent at such time.

“Eligible Rental Agreements” means, at the time of any determination thereof, Rental Agreements that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, conform to all representations, warranties or other provisions in the Loan Documents relating to Rental Agreements, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any information with respect to the ABL Loan Parties’ business or assets of which the Administrative Agent becomes aware after the Closing Date, including any field examination or appraisal performed by (or on behalf of) the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Rental Agreements shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Eligible Rental Agreements shall not include the following:

(a)          Rental Agreements that (i) that are not subject to the Administrative Agent’s duly perfected First Priority security interest or (ii) with respect to which such ABL Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Permitted Liens);

(b)          Rental Agreements with respect to which the remaining value of the Inventory in respect thereof has been written off the books of the applicable ABL Loan Party or otherwise designated as uncollectible;

(c)          Rental Agreements which do not arise from the rental of Inventory in the ordinary course of such ABL Loan Party’s business;

(d)          Rental Agreements for which the Inventory subject thereto has not been shipped to the applicable counterparty;

(e)          Rental Agreements with respect to which the amounts due thereunder remain unpaid after the original due date for a period to be determined by the Administrative Agent in its Permitted Discretion based on the most recently delivered Borrowing Base Certificate or the most recent Eligible Rental Agreement Portfolio appraisal received by the Administrative Agent;

(f)           Rental Agreements with respect to which the applicable counterparty is, to the knowledge of any ABL Loan Party, subject to an Insolvency Proceeding, or as to which any ABL Loan Party has received notice of an imminent Insolvency Proceeding;

(g)          Rental Agreements with respect to which rental payments are owed in any currency other than Dollars;

(h)          Rental Agreements which are not governed by the law of the United States (excluding territories or possessions of the United States) or any state thereof;

(i)           Rental Agreements which are not generated at a store located in the United States (including the District of Columbia and excluding all other territories or possessions of the United States);

(j)           Rental Agreements with respect to which the applicable counterparty is a Loan Party, a Subsidiary or Affiliate of a Loan Party, or an employee, officer or director of any Loan Party or any Subsidiary or Affiliate of a Loan Party;

(k)          Rental Agreements with respect to which the applicable counterparty is a Person to which a Loan Party or any of its Subsidiaries is indebted, but only to the extent of such indebtedness;

(l)           Rental Agreements with respect to which the payments thereunder are subject to any asserted counterclaim, deduction, defense, setoff or dispute but only to the extent of any such asserted counterclaim, deduction, defense, setoff or dispute;

(m)        Rental Agreements with respect to which the applicable ABL Loan Party has made any agreement with the applicable counterparty for any reduction in any rental payments or other amounts due thereunder, other than discounts and adjustments given in the ordinary course of business that are consistent with the treatment provided for in the most recently delivered Borrowing Base Certificate or the most recent Eligible Rental Agreement Portfolio appraisal received by the Administrative Agent;

(n)          Rental Agreements which (i) do not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, or (ii) are characterized or otherwise qualify as a credit or installment sale (as opposed to a rent-to-own agreement) under any such applicable laws and regulations;

(o)          Rental Agreements which are for Inventory that has been rented pursuant to the terms of a written contract or other written agreement that indicates or purports that any Person other than an ABL Loan Party has an ownership interest in such Inventory, or which indicates any party other than an ABL Loan Party as payee or remittance party; or

(p)          Rental Agreements which do not meet such other reasonable eligibility criteria for Rental Agreements as Administrative Agent may determine in its Permitted Discretion.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained, or contributed to, or required to be contributed, by any Loan Party or any of its ERISA Affiliates.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), or any of their respective predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), or any of their respective predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries (excluding the Excluded Entities), relating to protection of the environment, protection of employee health (from exposure to Hazardous Materials), or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” has the meaning ascribed to such term in the Security Agreement.

“Equity Grant” means Capital Stock issued within 365 days after May 1, 2020 by Liberty/Revolution Top Parent to Brent Turner; provided that no more than 5% of the Capital Stock issued by Liberty/Revolution Top Parent as of May 1, 2020 may be so issued.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member, and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above, or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Global Parent or any of its Subsidiaries (excluding the Excluded Entities) shall continue to be considered an ERISA Affiliate of Global Parent or any such Subsidiary (excluding the Excluded Entities) within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Global Parent or such Subsidiary and with respect to liabilities arising after such period for which Global Parent or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means: (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (b)the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code), the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan, or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (1) imposing withdrawal liability, (2) that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (3) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), or (4) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective ERISA Affiliates of fines, penalties, Taxes, or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i), or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan, (l) the existence with respect to any funded Employee Benefit Plan sponsored by Global Parent, any of its Subsidiaries (excluding the Excluded Entities), or any of their respective ERISA Affiliates of a non-exempt “Prohibited Transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code), (m) the filing, pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (n) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means Deposit Accounts, Securities Accounts and Commodity Accounts (1) specially and exclusively used for payroll, payroll Taxes, accrued and unpaid employee compensation payments and other employee wage and benefit payments to or for any Grantor’s employees and (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (2) that are zero balance accounts or other local operating accounts of individual retail locations that automatically sweep balances on an at least daily basis (other than days that are not business days for the applicable bank) (or, solely with respect to such accounts of AF Holdings and its Subsidiaries that individually have a daily balance of not more than $100,000 and collectively have a daily balance of not more than $2,500,000, weekly) to a concentration account that is subject to a Control Agreement (subject to the timing requirements set forth in Section 6.17), (3) that (x) individually have a daily balance of not more than $100,000 and (y) together with all other Deposit Accounts, Securities Accounts and Commodity Accounts constituting Excluded Accounts under this clause (3), have a daily balance of not more than $2,500,000 in the aggregate for all such Deposit Accounts, Securities Accounts or Commodity Accounts, (4) consisting solely of Cash or Cash Equivalents securing Permitted Indebtedness (other than the Secured Obligations or the Term Obligations) to the extent such security constitutes Permitted Liens (including, for avoidance of doubt, any account used solely in connection with cash collateralizing the Workers Comp L/C to the extent not in violation of clause (o) of the definition of “Permitted Liens”), (5) used solely for withholding and trust accounts, escrow and any other fiduciary accounts, and (6) subject to compliance with Section 6.17(b), Local Deposit Accounts.

“Excluded CEA Swap Obligation” means, with respect to any Guarantor, any CEA Swap Obligation if, and only to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant by such Guarantor of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Entities” means (a) Revolution Holdings and its direct and indirect subsidiaries and (b) Vitamin Holdings and its direct and indirect subsidiaries; provided that with respect to clause (b), to the extent not prohibited by law, regulation or the terms of such Person’s third party Indebtedness, each such Person and its respective direct and indirect subsidiaries shall immediately, and without further action by any Person, no longer constitute “Excluded Entities”.

“Excluded Subsidiary” means any Subsidiary (a) that is prohibited, but only so long as such Subsidiary would be prohibited, by applicable law, rule, or regulation binding upon such Subsidiary from providing a guaranty of the Guaranteed Obligations or granting a Lien on its assets to secure the Secured Obligations or that would require governmental (including regulatory) consent, approval, license or authorization to provide such a guaranty or grant such a Lien, unless such consent, approval, license or authorization has been received (it being understood that the Loan Parties shall not be obligated to seek any such consent, approval, license or authorization); provided that the exclusion in this clause (a) shall in no way be construed to (A) apply to the extent that any described prohibition is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (B) limit, impair, or otherwise affect any of the Administrative Agent’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with the Capital Stock of such Excluded Subsidiary, or (2) any proceeds from the sale, license, lease, or other dispositions of the Capital Stock of such Excluded Subsidiary; (b) to the extent the Administrative Agent, the Initial Lenders and the Lead Borrower mutually determine that the cost and/or burden of obtaining a guaranty of the Guaranteed Obligations and/or a grant of a Lien on its assets to secure the Secured Obligations by such Subsidiary outweighs the benefit to the Lenders, (c) that is, or if it were a Loan Party, would be, an “investment company” under the Investment Company Act of 1940, (d) that is a not-for-profit entity with a charitable purpose, (e) that is an Excluded Entity, (f) that is a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code) (or a Subsidiary that owns no material assets other than Capital Stock in one or more Subsidiaries that are controlled foreign corporations), to the extent the Lead Borrower reasonably determines, in consultation with the Administrative Agent and Initial Lenders, that such Subsidiary providing a guaranty of the Guaranteed Obligations and/or granting Liens on its assets to secure the Secured Obligations will result in material adverse tax consequences, (g) that is a direct or indirect Subsidiary of an entity described in clause (a), (b), (c) or (d) above, or (h) that is a Liberty Party, until the Liberty Trigger Date; provided that, in the case of this clause (h), from and after the Liberty Trigger Date, the Liberty Parties, to the extent they remain Subsidiaries of Global Parent on such date, shall immediately, and without further action by any Person, no longer constitute Excluded Subsidiaries (except to the extent that any Liberty Party constitutes an Excluded Subsidiary under another clause of this definition). For the avoidance of doubt, the only Excluded Subsidiaries as of the Closing Date are (i) the Excluded Entities and (ii) the Persons described in clause (h) of this definition.

“Excluded Taxes” has the meaning specified in Section 2.18(a).

“Existing Businesses” means each of the businesses owned or operated, directly or indirectly, as of the Closing Date by Global Parent and its Subsidiaries.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain ABL Credit Agreement, dated as of February 14, 2020, by and among the Loan Parties party thereto, the lenders party thereto, and GACP Finance Co., LLC, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Letter of Credit” means the letter of credit listed on Schedule 2.4.

“Extraordinary Receipts” means any cash received by Global Parent or any of its Subsidiaries (for the avoidance of doubt, this includes the Excluded Entities) not in the ordinary course of business (and not consisting of proceeds described in Section 2.08(a) or (b) hereof), including, without limitation, (a) foreign, United States, state, or local Tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (d) [reserved], (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement, excluding for the avoidance of doubt proceeds from (i) the issuance of Capital Stock of Global Parent or the issuance of Capital Stock of any of its Subsidiaries (so long as such issuance is to its direct parent company that owns 100% of the Capital Stock of such Subsidiary prior to such issuance) and (ii) the issuance of Indebtedness (it being understood and agreed that the issuance of Indebtedness not permitted to be incurred pursuant to Section 6.01 shall remain subject to Section 2.08(d)).

“Fair Share” has the meaning specified in Section 7.02.

“Fair Share Contribution Amount” has the meaning specified in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means, collectively, the Citizens Fee Letter and the Wingspire Capital Fee Letter.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief operating officer, chief financial officer, chief executive officer or other officer with similar responsibilities of the Lead Borrower that such financial statements fairly present, in all material respects, the financial condition of the Loan Parties (or Global Parent and its Subsidiaries, or Ultimate Parent and its Subsidiaries, as the case may be, in each case subject to Section 5.14) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning specified in Section 5.01(i).

“First Priority” means, with respect to any security interest or other Lien of the Administrative Agent purported to be created in any Collateral pursuant to any Collateral Document, (a) in the case of ABL Priority Collateral, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and that no such Permitted Lien has priority over such Lien of the Administrative Agent other than Permitted Liens having such priority by operation of applicable law or as may otherwise be expressly permitted to have such priority pursuant to the Loan Documents, and (b) in the case of Term Priority Collateral, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and that no such Permitted Lien has priority over such Lien of the Administrative Agent other than (i) Permitted Liens having such priority by operation of applicable law or as may otherwise be expressly permitted to have such priority pursuant to the Loan Documents and (ii) the Lien of the Term Agent to the extent permitted under clause (p) of the definition of “Permitted Liens”.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year, which quarters shall generally end on (a) with respect to the first fiscal quarter of any Fiscal Year, the Saturday of the thirteenth week of such Fiscal Year, (b) with respect to the second fiscal quarter of any Fiscal Year, the Saturday of the twenty-sixth week of such Fiscal Year, (c) with respect to the third fiscal quarter of any Fiscal Year, the Saturday of the thirty-ninth week of such Fiscal Year, and (d) with respect to the last fiscal quarter of any Fiscal Year, the last day of such Fiscal Year, as such Fiscal Quarters may be amended in accordance with the provisions of Section 6.16 hereof.

“Fiscal Year” means the fiscal year of the Lead Borrower ending on the Saturday closest to December 31 of each calendar year (or such other date as may be permitted by Section 6.16).

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Documents” has the meaning specified in Section 9.11.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under Flood Insurance Laws.

“Flow of Funds Agreement” means that certain Letter of Direction, dated as of the Closing Date, duly executed by Lead Borrower and any other parties thereto, in form and substance reasonably satisfactory to the Administrative Agent, in connection with the disbursement of the proceeds of the Loans to be made on the Closing Date in accordance with Section 4.35.

“Franchise Agreement” means a franchising agreement between any Loan Party or any Subsidiary (excluding the Excluded Entities) thereof, as franchisor, and any other Person, as franchisee, pertaining to the establishment and operation of a business with operations comparable to the operations of the Lead Borrower and its Subsidiaries (excluding the Excluded Entities).

“Franchise Disclosure Documents” means any uniform franchise offering circulars and franchise disclosure documents used by (and, to the extent required, filed by) any Loan Party or Subsidiary of a Loan Party (excluding the Excluded Entities) to comply with any applicable law, rule, regulation or order of any Governmental Authority.

“Franchise Fees” shall mean each Loan Party’s and/or any Subsidiary’s (excluding the Excluded Entities) right to payment under Franchise Agreements, including, without limitation, all fees, royalties, revenues, charges, penalties and/or interest; provided that Franchise Fees shall not include any Account or other rights to payment arising from the sale of Inventory by a Grantor or Liberty Party to a franchisee.

“Franchise Laws” means all applicable laws, rules, regulations, orders, binding guidance or other requirements of the United States Federal Trade Commission or any other Governmental Authority relating to the relationship between franchisor and franchisees or to the offer, sale, termination, non-renewal or transfer of a franchise.

“Franchisee Loan Program Agreement” means that certain Franchisee Loan Program Agreement, dated August 18, 2020, between JTH Tax, LLC and MetaBank, N.A., a copy of which has been provided to Administrative Agent, as in effect on the date hereof.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s L/C Exposure other than such Defaulting Lender’s L/C Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than such Defaulting Lender’s Swingline Exposure that has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Global Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Governmental Authority” means any federal, state, municipal, national, or other government, governmental department, commission, board, bureau, court, agency, or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order, or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means (a) each Borrower (other than with respect to its own Secured Obligations), (b) Global Parent and (c) each Guarantor Subsidiary.

“Guarantor Subsidiary” means each Subsidiary of Lead Borrower (other than a Borrower) that guarantees, pursuant to Article VII or otherwise, the Secured Obligations.

“Guaranty” means (a) the guaranty of each Guarantor from time to time party hereto set forth in Article VII, and (b) each other guaranty, in form and substance satisfactory to Administrative Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Secured Obligations.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (a) all audited financial statements included in the definition of “Historical Financial Statements” (as defined in the Term Credit Agreement as in effect on the Closing Date) and (b) the unaudited consolidated and consolidating financial statements of Global Parent, the Lead Borrower and its Subsidiaries as at the end of and for the Fiscal Quarter ended June 30, 2020.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Lead Borrower, among the Lead Borrower, the Administrative Agent and each existing or additional Revolving Lender party thereto; provided, that for avoidance of doubt, no Lender not providing Incremental Commitments pursuant to such Incremental Assumption Agreement shall be required to be a party thereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.12(a).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) all obligations of such Person evidenced by notes, bonds, or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any deferred payment obligations in connection with an acquisition to the extent such deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms), (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds, and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse, or sale with recourse by such Person of the obligation of another, (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase, or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions, or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income, or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above, (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties and claims (including Environmental Liabilities), and reasonable and documented out-of-pocket costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation, or other response action necessary to remove, remediate, clean up, or abate any Hazardous Materials), expenses, and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of counsel for Indemnitees in connection with any investigative, administrative, or judicial proceeding commenced or threatened in writing by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity (limited, in the case of legal expenses, to the reasonable, documented and invoiced fees and reasonable, documented and invoiced out-of-pocket disbursements of one primary counsel (to be retained by the Administrative Agent) to all Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs Lead Borrower of such conflict, in each case, of a single additional firm of counsel in each relevant material jurisdiction for all similarly situated affected Indemnitees)), whether direct, indirect, or consequential and whether based on any federal, state, or foreign laws, statutes, rules, or regulations (including securities and commercial laws, statutes, rules, or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (b) the statements contained in any commitment letter delivered by any Lender to Ultimate Parent with respect to the transactions contemplated by this Agreement, or (c) any Environmental Liabilities or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Loan Party or any of its Subsidiaries.

“Indemnified Taxes” has the meaning specified in Section 2.18(a).

“Indemnitee” has the meaning specified in Section 10.03(a).

“Initial Collateral Monitoring Period” means the period from the Closing Date through the date that is nine (9) months after the Closing Date (or such earlier date as may be agreed by each Initial Lender in its sole discretion).

“Initial Lenders” means, collectively, (a) Citizens Bank, until the first time (if ever) after the Closing Date that the Total Credit Exposures of Citizens Bank and its Affiliates represent less than 35% of the Total Credit Exposures of all Lenders (after which time Citizens Bank shall no longer constitute an Initial Lender), and (b) Wingspire Capital, until the first time (if ever) after the Closing Date that the Total Credit Exposures of Wingspire Capital and its Affiliates represent less than 35% of the Total Credit Exposures of all Lenders (after which time Wingspire Capital shall no longer constitute an Initial Lender); in each case of the foregoing clauses (a) and (b), so long as such Lender is not a Defaulting Lender at such time of determination.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning ascribed to such term in the Security Agreement.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the Closing Date, made by the Loan Parties and the other Persons party thereto in favor of the Administrative Agent, for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof between the Administrative Agent, Kayne Solutions Fund, L.P., and GACP Finance Co., LLC, as the same may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof and thereof.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each month, (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to all Loans, the Maturity Date and (d) with respect to any Swingline Loan, the earlier of the maturity date selected therefor pursuant to Section 2.03(b)(iii) and the Maturity Date.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all of the Appropriate Lenders, twelve months) thereafter, as the Lead Borrower may elect, provided that: (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period in respect of any Loan shall end after the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Internally Generated Cash” shall mean any Cash or Cash Equivalents of any Loan Party or Liberty Party that is not generated from an Asset Sale, a Casualty Event, an incurrence of Indebtedness, an issuance of Capital Stock or a capital contribution.

“Interpolated Screen Rate” means in relation to the LIBOR Rate for any Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as reasonably determined by the Administrative Agent from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the applicable Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Inventory” has the meaning ascribed to such term in the Security Agreement.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Loan Parties or any of their Subsidiaries (excluding the Excluded Entities) of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (or of any division or business line of such other Person), (b) any direct or indirect redemption, retirement, purchase, or other acquisition for value by any Subsidiary of Global Parent (excluding the Excluded Entities) from any Person, of any Capital Stock of such Person, (c) any direct or indirect loan, advance, or capital contributions by Global Parent or any of its Subsidiaries (excluding the Excluded Entities) to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, and (d) any direct or indirect Guaranty of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs, or write offs with respect to such Investment. For the avoidance of doubt, Investments do not include the acquisition, for no consideration, by JTH Tax, LLC, of loans due from franchisees under the Franchisee Loan Program Agreement.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance)

“Joinder” means a Joinder substantially in the form of Annex 1 to the Security Agreement delivered by a Loan Party pursuant to Section 5.10.

“Joint Venture” means a joint venture, partnership, or other similar arrangement, whether in corporate, partnership, or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“L/C Advance” has the meaning assigned to such term in Section 2.04(c)(iii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by any L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the L/C Obligations.

“L/C Fronting Fee” has the meaning assigned to such term in Section 2.14(b)(ii).

“L/C Honor Date” has the meaning assigned to such term in Section 2.04(c)(i).

“L/C Issuer” means Citizens Bank and each other Revolving Lender that becomes an L/C Issuer pursuant to Section 2.04(h), each in its capacity as issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any time, with respect to all of the Revolving Lenders, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Revolving Borrowing), including (without duplication) all L/C Borrowings.

“L/C Participation Fee” has the meaning assigned to such term in Section 2.14(b)(i).

“L/C Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Maximum Amount. The L/C Sublimit is a sublimit of the Revolving Commitments.

“Lead Arranger” means Citizens Bank, in its capacity as lead arranger and bookrunner of the credit facility established under this Agreement.

“Lead Borrower” has the meaning specified in the preamble hereto.

“Lenders” means (a) the financial institutions listed on Appendix A (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment Agreement) and (b) any financial institution that has become a party hereto pursuant to an Assignment Agreement or pursuant to an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Liberty Area Development Rights” means certain development rights allotted or sold, or able to be allotted or sold, to an area developer to market and sell territories within a specified geographic area to eligible franchisees.

“Liberty Buyer” means NextPoint Acquisition Corp., a special purpose acquisition corporation incorporated under the laws of British Columbia, Canada, and/or one or more of its Subsidiaries or Affiliates, as applicable.

“Liberty Franchise Rights” means the rights of a franchisee of any Liberty Party within any specified geographic area.

“Liberty Holdings” means Franchise Group Intermediate L 1, LLC, a Delaware limited liability company.

“Liberty Indebtedness” has the meaning specified in Section 6.22(a).

“Liberty Intercreditor Agreement” has the meaning specified in Section 6.22(a).

“Liberty Parties” means Liberty Holdings and each of its Subsidiaries.

“Liberty Sale” means the sale (including a sale consummated through one or more mergers) of all or any substantial portion of the Capital Stock or assets of the Liberty Parties to the Liberty Buyer.

“Liberty Trigger Date” means the earlier to occur of (a) the date that is six (6) months after the Closing Date and (b) the date upon which Ultimate Parent or one or more of its Subsidiaries, as applicable, or the Liberty Buyer cease pursuing in good faith the Liberty Sale or declare their intention to cease pursuing or not to consummate the Liberty Sale.

“Liberty/Revolution Top Parent” means Franchise Group Intermediate L, LLC, a Delaware limited liability company.

“LIBOR Borrowing” means, as to any Borrowing, the LIBOR Loans comprising such Borrowing.

“LIBOR Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“LIBOR Rate” means, with respect to each day during each Interest Period pertaining to any applicable Loan in Dollars, the rate per annum determined by the Administrative Agent to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be reasonably designated by the Administrative Agent from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Administrative Agent of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent manifest error. Notwithstanding the foregoing, for purposes of this Agreement, the LIBOR Rate shall at no time be less than 1.00% per annum.

“Licensed Trademarks” has the meaning specified in Section 4.26.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothecation, deed of trust, security interest, charge, or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Securities, any purchase option, call, or similar right of a third party with respect to such Securities.

“Line Cap” means, at any time, the lesser of (i) the Revolving Credit Maximum Amount and (ii) the Borrowing Base.

“Loan” means an extension of credit by a Lender to the Borrowers (or any of them) under Article II in the form of a Revolving Loan or a Swingline Loan.

“Loan Document” means any of this Agreement, the Intercreditor Agreement, any Liberty Intercreditor Agreement, the Notes, if any, the Collateral Documents, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, the Fee Letters, the Perfection Certificate, any other fee letter executed and delivered by any Loan Party to any Secured Party, each Incremental Assumption Agreement, each Letter of Credit Application, each Borrowing Base Certificate, and all other documents, instruments, certificates or agreements executed and delivered by a Loan Party for the benefit of Administrative Agent, any L/C Issuer or any Lender in connection herewith.

“Loan Party” means each Borrower and each Guarantor.

“Local Deposit Account” means a Deposit Account maintained by a Liberty Party with respect to (and used only for) one or more store locations.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material ABL IP Rights” means such rights with respect to Intellectual Property (i) that is owned by or licensed to a Grantor and material to the conduct of any Grantor’s business or material to the marketing, sale or other disposition of the ABL Priority Collateral, (ii) that is reasonably necessary or material to permit the Administrative Agent to enforce its rights and remedies under the Loan Documents with respect to the ABL Priority Collateral, or (iii) the disposition of which would otherwise materially adversely affect the Net Orderly Liquidation Value of the ABL Priority Collateral.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the applicable Loan Documents or (c) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents. Notwithstanding anything in the foregoing clause (a) to the contrary, any material adverse effect on and/or material adverse developments with respect to the business operations, properties, assets, condition (financial or otherwise) or liabilities of the Loan Parties taken as a whole substantially relating to the impacts of the COVID-19 Pandemic (including, without limitation, on account of (1) general business, industry or economic conditions or (2) local, regional, national or international political or social conditions, including the declaration of a national emergency, in each case, relating to the COVID-19 Pandemic) shall not be considered to be a Material Adverse Effect solely to the extent such effects and/or developments, as the case may be, occur prior to, but are no longer continuing as of, July 1, 2021.

“Material Intellectual Property” means Intellectual Property that is owned by a Grantor and the loss of which would reasonably be expected, either individually or in the aggregate, to have a material adverse effect on such Grantor’s business taken as a whole.

“Material Real Estate Asset” means any fee owned Real Estate Asset of a Loan Party (x) in the case of each Specified Real Estate Asset, having a net fair market value in excess of $1,000,000, as reasonably estimated by the Lead Borrower in good faith in consultation with Administrative Agent after taking into account existing mortgages to the extent permitted hereunder and (y) in the case of each other Real Estate Asset, having a fair market value in excess of $1,000,000, as reasonably estimated by the Lead Borrower in good faith in consultation with the Administrative Agent.

“Maturity Date” means the earlier to occur of (a) the Scheduled Maturity Date and (b) the “Maturity Date” (or equivalent term) as defined in the Term Credit Agreement; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Minimum Collateral Amount” means, with respect to any L/C Obligations at any time, an amount equal to 105% of such L/C Obligations at such time.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage, deed of trust, or other deed to secure debt, in form and substance reasonably satisfactory to the Administrative Agent, made by a Loan Party in favor of the Administrative Agent, for the benefit of the Secured Parties, granting a Lien on any Real Property securing the Secured Obligations and delivered to the Administrative Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, (a) a narrative report describing the operations of the Loan Parties in the form prepared for presentation to senior management thereof, and (b) a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable fiscal month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Orderly Liquidation Value” means, as of any date of determination, (a) with respect to Eligible Inventory, the net orderly liquidation value thereof, expressed as a percentage of book value, that is estimated to be realized in an orderly liquidation of such Inventory within a reasonable period of time, net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and as specified in the most recent appraisal of Inventory received by the Administrative Agent pursuant to this Agreement, or (b) with respect to Eligible Rental Agreements, the net orderly liquidation value thereof, expressed as a percentage of the “Remaining Contractual Revenue” corresponding to Eligible Rental Agreements that are “Active Lease Contracts” (as described in the Eligible Rental Agreement Portfolio), that is estimated to be realized in an orderly, negotiated sale within a reasonable time period, net of all associated costs and expenses of such sale, from the most recent Eligible Rental Agreement Portfolio appraisal received by the Administrative Agent pursuant to this Agreement.

“Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments received by the Global Parent or any of its Subsidiaries (for the avoidance of doubt, this includes the Excluded Entities) from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (A) income or gains Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the Tax period the sale occurs, (B) payment of the outstanding principal amount of, premium or penalty and interest on, any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question (including, for avoidance of doubt, in connection with the sale of any Specified Real Estate Assets, the existing mortgages thereon in favor of First Horizon Bank f/k/a First Tennessee Bank) and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (C) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Global Parent or any of its Subsidiaries (for the avoidance of doubt, this includes the Excluded Entities) in connection with such Asset Sale; provided, that upon release of any such reserve, the amount released shall be considered Net Proceeds, and (b) with respect to any insurance, condemnation, taking, or other casualty proceeds, an amount equal to: (i) any Cash payments or proceeds received by Global Parent or any of its Subsidiaries (for the avoidance of doubt, this includes the Excluded Entities) (A) under any casualty, business interruption, or “key man” insurance policies in respect of any covered loss thereunder or (B) as a result of the condemnation or taking of any assets of Global Parent or any of its Subsidiaries (for the avoidance of doubt, this includes the Excluded Entities) by any Person pursuant to the power of eminent domain, condemnation, or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and reasonable costs incurred by Global Parent or any of its Subsidiaries (for the avoidance of doubt, this includes the Excluded Entities) in connection with the adjustment or settlement of any claims of Global Parent or any of its Subsidiaries (for the avoidance of doubt, this includes the Excluded Entities) in respect thereof, and (B) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i)(B) of this definition to the extent paid or payable to non-Affiliates, including income Taxes payable as a result of any gain recognized in connection therewith (including, without limitation, Permitted Tax Payments).

“Non-ABL Loan Party” means each Loan Party that is not an ABL Loan Party.

“Non-ABL Subsidiary” means each Subsidiary of a Non-ABL Loan Party (other than a Subsidiary that is an ABL Loan Party or an ABL Subsidiary).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.05(b) and (b) has been approved by the Administrative Agent and the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.04(b)(iii).

“Non-US Lender” has the meaning specified in Section 2.18(d)(ii).

“Notes” means, collectively, the Revolving Loan Notes and the Swingline Loan Notes.

“Noticed Cash Management Obligations” means all Secured Cash Management Obligations that are (a) owed to the Administrative Agent or any of its Affiliates or (b) owed to a Lender or an Affiliate of a Lender and such Person has executed and delivered a Secured Obligation Designation Notice to the Administrative Agent.

“Noticed Swap Agreement Obligations” means all Secured Swap Agreement Obligations that are (a) with a counterparty that is the Administrative Agent or any of its Affiliates or (b) with a counterparty that is a Lender or an Affiliate of a Lender and such counterparty has executed and delivered a Secured Obligation Designation Notice to the Administrative Agent.

“Obligations” means the due and punctual payment and performance of (a) all debts, liabilities, obligations, fees, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and (b) subject to Section 10.02, and solely to the extent permitted to be incurred and charged to the Loan Parties (or any of them) pursuant to the Loan Documents, all costs and expenses incurred in connection therewith (including the costs of enforcement and collection of the foregoing, and including the fees, charges and disbursements of counsel), in the case of each of the foregoing clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” has the meaning specified in Section 2.18(a).

“Other Taxes” has the meaning specified in Section 2.18(b).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Borrowing) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overadvance” has the meaning assigned to such term Section 2.02(h).

“Owned Trademarks” has the meaning specified in Section 4.26.

“Parent Company” means each of Global Parent, Liberty/Revolution Top Parent, Vitamin Intermediate Parent and Vitamin Top Parent.

“Participant Register” has the meaning specified in Section 10.06(h)(ii).

“PATRIOT Act” has the meaning specified in Section 4.32.

“Payment Conditions” means, with respect to any applicable transaction,

(a)       after giving Pro Forma Effect to such transaction, (A) Availability on the date of such transaction, and for each Business Day on a projected basis for the six-month period thereafter, shall be greater than or equal to the greater of (1) $30,000,000 and (2) 25% of the Line Cap, and (B) the ABL Fixed Charge Coverage Ratio for the then most recent four-Fiscal Quarter period for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(b), and on a projected basis for the respective four-Fiscal Quarter periods ending as of the last day of each of the two Fiscal Quarters thereafter, in each case determined on a Pro Forma Basis for such transaction (and any prior transactions made in reliance on Payment Conditions and included in the calculation of the ABL Fixed Charge Coverage Ratio on a Pro Forma Basis for such periods), shall be greater than or equal to 1.25 to 1.00; provided, that Payment Conditions may not be satisfied with respect to any transaction until after the date upon which financial statements have been delivered pursuant to Section 5.01(b) for the first full Fiscal Quarter ending after the Closing Date,

(b)       no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof,

(c)       the Administrative Agent shall have received (i) at least five (5) Business Days’ prior written notice of such transaction (or such shorter period of prior notice as the Administrative Agent may agree to in its sole discretion) and (ii) a certificate of the chief operating officer, chief financial officer, chief executive officer or other officer with similar responsibilities of the Lead Borrower certifying as to compliance with the preceding clauses (a) and (b) and demonstrating (in reasonable detail) the calculations required thereby, and

(d)       except as otherwise approved in writing by each Initial Lender in its sole discretion, such transaction shall not occur during the Initial Collateral Monitoring Period.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate, in the form attached hereto as Exhibit B, reasonably satisfactory to the Administrative Agent that provides information with respect to the assets of each Loan Party.

“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Lead Borrower or any Subsidiary of any Capital Stock in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Capital Stock in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger or consolidation, (b) in the case of any purchase or other acquisition of Capital Stock in a Person made by an ABL Loan Party or ABL Subsidiary, (i) such Person, upon the consummation of such purchase or acquisition, will be an ABL Subsidiary (including as a result of a merger or consolidation between any ABL Subsidiary and such Person), or (ii) such Person is merged into or consolidated with an ABL Subsidiary and such ABL Subsidiary is the surviving entity of such merger or consolidation, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in Section 5.10, Section 5.11 or Section 5.13, as applicable, (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is an Excluded Entity or is otherwise an Excluded Subsidiary), (d) after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing or would immediately result therefrom, (e) such acquisition shall not be hostile and shall have been approved by the Board and/or the stockholders or other equity holders of such Person, as applicable, (f) the total consideration paid in connection with such purchase or acquisition shall not exceed $1,000,000 in any Fiscal Year, (g) Borrowers have shall have provided the Administrative Agent with written notice of the proposed acquisition at least 3 Business Days prior to the anticipated closing date of the proposed acquisition and substantially contemporaneously with the closing of the acquisition shall have provided the Administrative Agent copies of the acquisition agreement and other material documents and deliverable relative to the proposed acquisition, and (h) in the case of any such purchase or other acquisition made by an ABL Loan Party or ABL Subsidiary, the Payment Conditions shall have been satisfied with respect thereto.

“Permitted Discretion” means a good faith determination made by the Administrative Agent, exercising commercially reasonable business judgment from the perspective of a secured asset-based lender.

“Permitted Holders” means (a) Vintage Capital Management, LLC, (b) Brian Kahn, (c) Lauren Kahn, (d) Tributum, L.P., (e) Stefac LP, (f) Vintage Tributum, L.P., (g) Kahn Capital Management, LLC, (h) Vintage Vista GP, LLC, (i) Andrew Laurence, (j) B. Riley FBR, Inc., (k) Bryant R. Riley, (l) any direct or indirect current or former equity holders of Buddy’s Newco, LLC or Franchise Group New Holdco, LLC, (m) Samjor Family LP, (n) Vintage RTO, L.P. and (o) any Affiliates, general partners, limited partners, investment managers, investment advisors, investment funds or direct or indirect equity holders, successors or assigns of any of the foregoing.

“Permitted Indebtedness” means:

(a)       the Secured Obligations,

(b)       Indebtedness of (i) any ABL Loan Party or ABL Subsidiary to any other ABL Loan Party or ABL Subsidiary or (ii) any Non-ABL Loan Party or Non-ABL Subsidiary (other than the Excluded Entities) to any other Non-ABL Loan Party or Non-ABL Subsidiary (other than the Excluded Entities); provided, that (x) all such Indebtedness shall be evidenced by promissory notes and all such notes (to the extent evidencing Indebtedness owing to a Loan Party) shall be subject to a First Priority Lien pursuant to the Security Agreement, (y) all such Indebtedness shall be unsecured and subordinated in right of payment to the prior occurrence of the Termination Date pursuant to the terms of the Intercompany Subordination Agreement, and (z) all such Indebtedness owing by a Subsidiary that is not a Loan Party to a Loan Party shall be subject to Section 6.07,

(c)       Indebtedness incurred by the Loan Parties and their Subsidiaries arising from agreements providing for indemnification, adjustment of purchase or acquisition price, deferred purchase price or similar obligations, or from guaranties or letters of credit, surety bonds, or performance bonds securing the performance of such Loan Party or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions, the Acquisition or permitted dispositions of any business or assets of such Loan Party or such Subsidiary,

(d)       Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, and licensees of the Loan Parties and their Subsidiaries (including, without limitation, Indebtedness consisting of take or pay obligations contained in supply agreements in the ordinary course of business, and including, without limitation, Indebtedness consisting of obligations contained in non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary),

(e)       Indebtedness in respect of Cash Management Services, netting services, automated clearinghouse arrangements, overdraft protections, and otherwise in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business,

(f)       Indebtedness existing as of the Closing Date and described in Schedule 6.1, but not any extensions, renewals, or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended (except that the interest rate on such Indebtedness shall be at the then prevailing market rate), and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, that such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed, or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended, or refinanced (together with any premium, penalty, interest, fees and expenses), or (C) be incurred, created, or assumed if any Event of Default has occurred and is continuing or would result therefrom.

(g)       Permitted Purchase Money Indebtedness,

(h)       Indebtedness owing to insurance carriers and incurred to finance insurance premiums of Global Parent or any of its Subsidiaries in the ordinary course of business,

(i)       guarantees by (a) any ABL Loan Party or ABL Subsidiary of any Indebtedness or other obligations of any other ABL Loan Party or ABL Subsidiary permitted to be incurred hereunder or (b) any Non-ABL Loan Party or Non-ABL Subsidiary of any Indebtedness or other obligations of any Loan Party or Subsidiary (other than the Excluded Entities) permitted to be incurred hereunder,

(j)        Indebtedness (1) incurred by Sears Top Parent or any of its Subsidiaries arising under the Workers Comp L/C so long as the face amount thereof does not exceed $5,565,000, together with any additional amounts (in an aggregate additional face amount not exceeding $5,565,000) temporarily outstanding for no longer than ten (10) Business Days (or such later date as the Administrative Agent may approve) during the replacement process of the Workers Comp L/C as permitted by the definition of Workers Comp L/C and (2) incurred by the Lead Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims,

(k)        Indebtedness under the Term Credit Agreement and the Term Documents so long as it remains subject to the terms of the Intercreditor Agreement and such Term Obligations in aggregate principal amount do not exceed the Maximum Term Principal Obligations (as defined in the Intercreditor Agreement),

(l)       Indebtedness in connection with Permitted Tax Payments made pursuant to clause (q) of the definition of Permitted Investments,

(m)       Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of Global Parent or its Subsidiaries incurred in the ordinary course of business or consistent with past practice,

(n)       Indebtedness assumed after the Closing Date in connection with any Permitted Acquisition or other Investment permitted under Section 6.07; provided that such Indebtedness was not incurred in contemplation of such Permitted Acquisition or other Investment or any Person becoming a Loan Party; provided that any Indebtedness assumed pursuant to this clause (n) (other than, to the extent constituting Indebtedness, motor vehicle leases) shall not exceed in an aggregate principal amount of $2,500,000 at any time outstanding,

(o)       to the extent constituting Indebtedness, motor vehicle leases in the ordinary course of business, subject to Section 6.13,

(p)        Indebtedness of any Loan Party or its Subsidiaries entered into in the ordinary course of business pursuant to a Swap Agreement; provided that (i) such arrangements are not for speculative purposes and (ii) such Indebtedness shall be unsecured, except to the extent secured by a Permitted Lien,

(q)       Indebtedness of the Liberty Parties not to exceed $1,000,000 owing to First Horizon Bank (formerly First Tennessee Bank) in connection with a credit card program provided by such lender to the Liberty Parties from time to time,

(r)       [reserved],

(s)       unsecured Indebtedness owing to area developers and/or franchisees incurred by the Liberty Parties solely for the purpose of repurchasing Liberty Area Development Rights and/or Liberty Franchise Rights as permitted under clauses (n) and (o) of the definition of “Permitted Investments”; provided that (i) such Indebtedness shall not bear interest, and (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $18,000,000 at any time,

(t)       (i) other Indebtedness of the Liberty Parties in an aggregate principal amount not exceeding $5,000,000 at any time outstanding and (ii) other Indebtedness in an aggregate principal amount not exceeding $1,250,000 at any time outstanding, and

(u)       all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above;

provided that, notwithstanding clauses (a) through (t) above to the contrary, no ABL Loan Party or ABL Subsidiary shall guaranty, or be jointly and severally liable for, any Indebtedness or other obligations (other than the Guaranteed Obligations and the Term Obligations) of (i) any Non-ABL Loan Party or Non-ABL Subsidiary, (ii) any Excluded Entity or (iii) any of the Liberty Parties.

“Permitted Investments” means:

(a)       Investments in Cash and Cash Equivalents,

(b)       equity Investments owned as of the Closing Date in any Subsidiary of Global Parent and Investments made after the Closing Date (i) by any ABL Loan Party in any other ABL Loan Party (other than Lead Borrower), (ii) by any Non-ABL Loan Party in any other Non-ABL Loan Party, (iii) by any ABL Subsidiary that is not a Loan Party in any ABL Loan Party (other than Lead Borrower) or ABL Subsidiary, (iv) by any Non-ABL Subsidiary that is not a Loan Party in any Non-ABL Loan Party or Non-ABL Subsidiary, or (v) by Lead Borrower in any Non-ABL Loan Party to the extent funded with the proceeds of a concurrent capital contribution from Global Parent,

(c)       Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments, and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Loan Parties and their Subsidiaries,

(d)       to the extent constituting an Investment, (1) Permitted Indebtedness and (2) purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, non-exclusive licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business,

(e)       Consolidated Capital Expenditures of Global Parent, the Lead Borrower and their Subsidiaries (other than the Excluded Entities),

(f)       Permitted Acquisitions,

(g)       Investments existing as of the Closing Date and described in Schedule 6.7,

(h)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business,

(i)       advances in the form of prepayment of expenses that are expected to be due and payable in connection with operations of the Loan Parties and their Subsidiaries in the ordinary course of business, so long as such expenses are being paid in accordance with customary trade terms of the applicable Person,

(j)       the A Team Secured Note,

(k)       Investments consisting of non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary,

(l)       promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 6.09,

(m)        advances of payroll payments to employees in the ordinary course of business, and

(n)       so long as (x) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (y) both prior and after giving effect to such repurchase, the Fixed Charge Coverage Ratio (as defined in the Term Credit Agreement as in effect on the Closing Date) is at least 0.20x greater than the then applicable level set forth in Section 6.08(a) of the Term Credit Agreement (as in effect on the Closing Date), repurchases made by the Liberty Parties of Liberty Area Development Rights; provided that (i) any such repurchase shall be made at a purchase price not to exceed four times the net revenue (i.e. the actual amount received by the area developer from franchise owners related to tax preparation royalties) for the applicable geographic area covered by such Liberty Area Development Rights for the most-recent trailing twelve-month period, (ii) the purchase price for any such repurchase will be paid only from Internally Generated Cash, direct or indirect capital contributions from Ultimate Parent, Indebtedness incurred in accordance with clause (s) of the definition of “Permitted Indebtedness” and/or forgiveness of loans and other advances made by the Liberty Parties to the applicable area developer, and (iii) the aggregate purchase price for repurchases of Liberty Area Development Rights shall not exceed $12,000,000 during any Fiscal Year,

(o)       so long as (x) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (y) both prior and after giving effect to such repurchase, the Fixed Charge Coverage Ratio (as defined in the Term Credit Agreement as in effect on the Closing Date) is at least 0.20x greater than the then applicable level set forth in Section 6.08(a) of the Term Credit Agreement (as in effect on the Closing Date), repurchases made by the Liberty Parties of Liberty Franchise Rights; provided that (i) any such repurchase shall be made at a purchase price not to exceed the net tax return preparation revenue for the applicable franchise included in such Liberty Franchise Rights for the most-recent trailing twelve-month period, (ii) the purchase price for any such repurchase will be paid only from Internally Generated Cash, direct or indirect capital contributions from Ultimate Parent, Indebtedness incurred in accordance with clause (s) of the definition of “Permitted Indebtedness” and/or forgiveness of loans and other advances made by the Liberty Parties to the applicable franchisee, and (iii) the aggregate purchase price for repurchases of Liberty Franchise Rights shall not exceed $6,000,000 during any Fiscal Year,

(p)       loans and advances to franchisees made by the Liberty Parties in the ordinary course of business and consistent with past practice in connection with the sale of Liberty Franchise Rights; provided that (i) such loans and advances shall be evidenced by promissory notes and any such promissory notes with an individual value or more than $250,000 shall be pledged to the Administrative Agent, for the benefit of the Secured Parties, in accordance with the Loan Documents and (ii) the aggregate outstanding principal amount of such loans and advances made in reliance on this clause (q) shall not exceed $7,000,000 at any time,

(q)       the making of Permitted Tax Payments in the form of loans or advances,

(r)       Investments in any Subsidiary of Global Parent made with the proceeds of a substantially concurrent capital contribution (in respect of Qualified Capital Stock) by any direct or indirect parent of Global Parent (including Ultimate Parent),

(s)       other Investments made by the Non-ABL Loan Parties and Non-ABL Subsidiaries and not otherwise described above in an aggregate amount not to exceed at any time $2,500,000 and at the time of making any such Investment no Event of Default shall have occurred and be continuing or would immediately result therefrom, and

(t)       so long as the Payment Conditions shall have been satisfied, other Investments made by the ABL Loan Parties and ABL Subsidiaries and not otherwise described above.

“Permitted Liens” means:

(a)       Liens in favor of the Administrative Agent for the benefit of the Secured Parties granted pursuant to any Loan Document,

(b)       Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made,

(c)       statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by Section 303(k) of ERISA), in each case incurred in the ordinary course of business for amounts not overdue by more than thirty (30) days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made,

(d)       Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, or to secure appeal bonds or the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale, or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof,

(e)       easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Loan Parties and their Subsidiaries,

(f)       any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder,

(g)       Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder,

(h)       purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business,

(i)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(j)       any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property,

(k)       non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary,

(l)       Liens in favor of banking or other financial institutions arising as a matter of law or relating exclusively to Cash Management Services,

(m)       Liens existing as of the Closing Date and described in Schedule 6.2,

(n)       Liens securing Permitted Purchase Money Indebtedness; provided, that any such Lien shall encumber only the asset subject to such Capital Lease or the asset acquired with the proceeds of such Indebtedness,

(o)       cash collateral in an aggregate amount at any time not exceeding 105% multiplied the face amount of the Workers Comp L/C, together with any additional cash collateral (in an aggregate additional amount not exceeding 105% off the face amount of any replacement Workers Comp L/C) temporarily outstanding for no longer than ten (10) Business Days (or such later date as Administrative Agent may approve) during the replacement process of the Workers Comp L/C as permitted by the definition of Workers Comp L/C,

(p)       Liens securing the Term Obligations to the extent permitted to be incurred pursuant to clause (k) of the definition of Permitted Indebtedness; provided that such Liens are at all times subject to the Intercreditor Agreement,

(q)       [reserved],

(r)       Liens in favor of Credit Card Issuers and Credit Card Processors arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements,

(s)       Liens in respect of any judgments that, individually or in the aggregate, would not constitute an Event of Default hereunder,

(t)       possessory Liens in favor of brokers and dealers in connection with the acquisition or dispositions of Permitted Investments, provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with Margin Stock,

(u)       any interest of, and Liens granted to, consignors in the ordinary course of business with respect to the consignment of goods to a Loan Party,

(v)       Liens constituting premium rebates securing financing arrangements with respect to insurance premiums,

(w)       Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Loan Party, in each case after the Closing Date, and any modifications, replacements, renewals or extensions thereof; provided that (A) any such Lien was not created in contemplation of such acquisition or such Person becoming a Loan Party, (B) any such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) any such Lien secures Indebtedness and other obligations are permitted under clause (g), clause (n) or clause (o) of the “Permitted Indebtedness” definition,

(x)       Liens on motor vehicles securing Indebtedness permitted by clause (o) of the definition of “Permitted Indebtedness”,

(y)       Liens on real property owned by JTH Court Plaza, LLC located at 2387 Liberty Way, Virginia Beach, VA 23456, to secure the obligations of the Liberty Parties under the credit card program referenced in clause (q) of the definition of “Permitted Indebtedness”,

(z)       Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U, and

(aa) other Liens securing obligations in an aggregate principal amount not exceeding $1,250,000 at any time outstanding.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, (A) Indebtedness (other than the Obligations, but otherwise including Capital Leases and purchase money Indebtedness) incurred after the Closing Date and at the time of, or within 180 days after, the acquisition, purchase, lease, construction, repair, replacement or improvement of any fixed assets for the purpose of financing all or any part of the acquisition, purchase, lease, construction, repair, replacement or improvement cost thereof and (B) any refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive refinancings thereof), in each case, in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

“Permitted Tax Payments” means dividends, distributions, loans or advances from any Loan Party or Subsidiary to Global Parent or Ultimate Parent or any equity interest holders thereof (which may be by way of any applicable intermediate Loan Parties in between Global Parent and such other Loan Party or Subsidiary, if applicable) in the amounts required (or any lesser amount) for Global Parent, Ultimate Parent or such equity interest holders to pay, in each case without duplication, (a) franchise Taxes (and other fees and expenses) required to maintain their existence (or the existence of any of their Subsidiaries) to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Ultimate Parent, Global Parent, Lead Borrower and its Subsidiaries, (b) with respect to any period where Global Parent, Lead Borrower or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of Global Parent or Lead Borrower is the common parent, the portion of any U.S. federal, state, local and/or foreign income taxes (including any alternative minimum taxes) of such tax group for which such common parent is liable that is attributable to the taxable income of Global Parent, Lead Borrower and Lead Borrower’s Subsidiaries, which payments by the ABL Loan Parties and ABL Subsidiaries are not in excess of the income tax liability that would have been payable by the ABL Loan Parties and the ABL Subsidiaries on a separate group basis if the ABL Loan Parties and the ABL Subsidiaries had paid income tax on a consolidated, combined or similar income tax group basis on behalf of a group consisting of only the ABL Loan Parties and the ABL Subsidiaries, reduced by any such taxes directly paid by Lead Borrower or Lead Borrower’s Subsidiaries (with respect to each such entity’s taxable income, on a stand-alone basis), and (c) the obligations of Ultimate Parent pursuant to the Income Tax Receivable Agreement, dated as of July 10, 2019, by and among Ultimate Parent and each of the TRA Holders (as defined in such agreement), which payments by the ABL Loan Parties and the ABL Subsidiaries shall be limited to the Tax Benefit Payment (as defined in such agreement) and any additional amounts related thereto, that correspond to the related Realized Tax Benefit (as defined in such agreement) attributable to the ABL Loan Parties and ABL Subsidiaries, as determined by Ultimate Parent in its reasonable discretion.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Real Property, a report that (a) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (b) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to the Administrative Agent, (c) includes an assessment of asbestos containing materials at such Real Property, and (d) is accompanied by an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Action.

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Administrative Agent or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-Fiscal Quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(b) (or, prior to the first date on which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(b), as of the first day of the four-Fiscal Quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction that were included in the Historical Financial Statements). Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Projections” has the meaning specified in Section 4.08.

“Protective Advance” has the meaning assigned to such term Section 2.02(h).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” means and refers to any Capital Stock issued by Global Parent or Lead Borrower (and not by any other Person) that is not Disqualified Capital Stock.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, which such Deposit Account or Securities Account is subject to a Control Agreement (subject to the timing requirements set forth in Section 6.17) and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Quotation Day” means, with respect to any LIBOR Borrowing and any Interest Period, the day that is two (2) Business Days prior to the first day of such Interest Period.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold, or otherwise) then owned by any Loan Party in any real property.

“Real Property” means any real property (including all buildings, fixtures, or other improvements located thereon) now, hereafter, or heretofore owned or leased by any Loan Party or any of their respective predecessors or Affiliates.

“Refranchising Activity” means the sale of any retail locations owned or operated by a Loan Party to franchisee(s) to be owned and operated by such franchisee(s), with such franchisee(s) to provide royalties to a Loan Party in connection with the operation of such retail locations.

“Register” has the meaning specified in Section 10.06(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Amounts” has the meaning specified in Section 2.08(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Rental Agreements” means each rental agreement entered into by Buddy Top Parent or any of its Subsidiaries that are ABL Loan Parties with a customer of such ABL Loan Party in the ordinary course of business.

“Reporting Trigger Event” means either of (a) the occurrence of an Event of Default, or (b) Availability being less than the greater of (i) $22,000,000 and (ii) 20% of the Line Cap at any time.

“Reporting Trigger Period” means the period commencing on the occurrence of a Reporting Trigger Event, and continuing until the date that (a) no Event of Default shall be continuing and (b) Availability is greater than or equal to the greater of (i) $22,000,000 and (ii) 20% of the Line Cap for a period of at least thirty (30) consecutive calendar days.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swingline Loans), a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means one or more Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that (i) if there are only two Lenders that are not Defaulting Lenders (with Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso), then Required Lenders means both such Lenders, and (ii) Required Lenders shall in any event include each Initial Lender. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, (1) without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or the definition of “Borrowing Base” or “Net Orderly Liquidation Value”, such reserves as Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to Administrative Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists; provided that, without limiting the generality of the foregoing, such Reserves may include, in Administrative Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of Administrative Agent in the Collateral; (iv) the aggregate remaining value at such time of outstanding merchandise credits of the Loan Parties, (v) deposits made by customers with respect to the purchase of goods or the performance of services and layaway obligations of the Loan Parties, (vi) reserves for reasonably anticipated changes in the Net Orderly Liquidation Value of Eligible Inventory and Eligible Rental Agreements between appraisals, (vii) warehousemen’s or bailee’s charges and other Permitted Liens which may have priority over the interests of Administrative Agent in the Collateral, (viii) commissions and other amounts due to Third Party Franchisees, (ix) rebates, discounts, warranty claims and returns, and (x) reserves as Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Secured Cash Management Obligations or Secured Swap Agreement Obligations then provided or outstanding, and (2) such reserves as may be established from time to time by Administrative Agent in its Permitted Discretion, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or the definition of “Borrowing Base” or “Net Orderly Liquidation Value”, with respect to the determination of the (a) saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that Administrative Agent determines will need to be satisfied in connection with the realization upon the Inventory and (b) collectability of the Eligible Rental Agreements, which reflect claims and liabilities that Administrative Agent determines will need to be satisfied in connection with the realization upon the Eligible Rental Agreements; provided that, without limiting the generality of the foregoing, such Reserves under this clause (2) may, in Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on: (I) obsolescence; (II) seasonality; (III) Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for; (IV) imbalance; (V) change in Inventory character; (VI) change in Inventory composition; (VII) change in Inventory mix; (VIII) mark-downs (both permanent and point of sale); (IX) retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events and (X) discounts, reductions and other adjustments of amounts due under Rental Agreements consistent with the treatment provided for in the most recently delivered Borrowing Base Certificate or the most recent Eligible Rental Agreement Portfolio appraisal received by the Administrative Agent.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Global Parent or any of its Subsidiaries (other than the Excluded Entities) now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase, or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Global Parent or any of its Subsidiaries (other than the Excluded Entities), (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of Capital Stock of Global Parent or any of its Subsidiaries (other than the Excluded Entities), (d) management or similar fees (and related expenses) payable to any Permitted Holder or any of its Affiliates or any other Affiliates of any Loan Party, and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund, or similar payment with respect to, any subordinated Indebtedness (excluding, to the extent considered subordinated, the Term Obligations), in each case, whether such dividend, distribution or other payment is made in cash or other assets.

“Revolution Holdings” means Franchise Group Intermediate R, LLC, a Delaware limited liability company.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment hereunder of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans in an aggregate outstanding amount not exceeding the amount of such Lender’s Revolving Commitment as set forth on Appendix A or in the Assignment Agreement pursuant to which such Lender shall have assumed its Revolving Commitment in accordance with Section 10.06, as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.05 or Section 2.12 or pursuant to assignments by or to such Lender pursuant to Section 10.06.

“Revolving Credit Maximum Amount” means the aggregate amount of the Revolving Commitments at any time, as such amount may be increased or reduced from time to time pursuant to the terms hereof. The initial Revolving Credit Maximum Amount on the Closing Date is $125,000,000.

“Revolving Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Revolving Loans, plus (b) its L/C Exposure, plus (c) its Swingline Exposure.

“Revolving Facility” means the credit facility established hereunder with respect to the Revolving Commitments.

“Revolving Lender” means a Lender having a Revolving Commitment or, if the Revolving Commitments have expired or terminated, having Revolving Exposure.

“Revolving Loan” means a loan referred to in Section 2.01 and made pursuant to Section 2.02.

“Revolving Loan Note” means, with respect to a Revolving Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit J-1.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any comprehensive country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized, or resident in a country that is a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic, trade, financial, or other sanctions laws, regulations, or embargoes imposed, administered, or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, or (c) any other governmental authority in any jurisdiction in which any Loan Party or any of their respective Subsidiaries is located or doing business.

“Scheduled Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Scheduled Maturity Date shall be the Business Day immediately preceding such day.

“Sears Top Parent” means Franchise Group Intermediate S, LLC, a Delaware limited liability company.

“Secured Cash Management Obligations” means all obligations of the Loan Parties and their Subsidiaries in respect of any Cash Management Services provided to any Loan Party or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates or (b) owed to a Lender or an Affiliate of a Lender.

“Secured Obligation Designation Notice” means a notice substantially in the form of Exhibit L executed and delivered to the Administrative Agent by a counterparty (other than the Administrative Agent and its Affiliates) to a Swap Agreement or an agreement to provide Cash Management Services in order that the obligations in respect thereof constitute Noticed Swap Agreement Obligations or Noticed Cash Management Obligations.

“Secured Obligations” means, collectively, (a) the Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Agreement Obligations.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) each Lender, (c) each L/C Issuer, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Agreement Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Agreement Obligations” means all obligations of the Loan Parties and their Subsidiaries under each Swap Agreement to which any Loan Party or its Subsidiary is a party and that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates or (b) is with a counterparty that is a Lender or an Affiliate of a Lender, provided that Secured Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded CEA Swap Obligations of such Guarantor.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase, or acquire, any of the foregoing.

“Securities Account” means a securities account (as defined in the UCC).

“Security Agreement” means the Security Agreement executed by the Loan Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit G, as it may be amended, supplemented, or otherwise modified from time to time.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person disposed of in a transaction permitted hereunder.

“Solvent” means, with respect to any Person and its Subsidiaries (on a consolidated basis), that as of the date of determination, both (a)(i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries (on a consolidated basis) does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries (on a consolidated basis), (ii) the capital of such Person and its Subsidiaries (on a consolidated basis) is not unreasonably small in relation to its business as contemplated on the date of determination, and (iii) such Person and its Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise), and (b) such Person and its Subsidiaries (on a consolidated basis) are “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means an Event of Default described under Section 8.01(a), (c) (solely with respect to Section 5.01(a), (b), (c), (d) and (q) and Section 6.08), (f) or (g); provided, that, solely for purposes of Section 9.05, Section 10.06, and the definition of “Eligible Assignee”, any Event of Default pursuant to Section 8.01(c) shall constitute a Specified Event of Default only if such Event of Default occurs in (x) two consecutive Fiscal Quarters or (y) two Fiscal Quarters in any four-Fiscal Quarter period.

“Specified Real Estate Assets” means the Real Estate Assets located at 1716 Corporate Landing Parkway and 2387 Liberty Way, each located in Virginia Beach, Virginia.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees, or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Except as otherwise specified or as the context otherwise clearly requires, references to a Subsidiary shall be deemed to mean a Subsidiary of Global Parent.

“Supermajority Lenders” means one or more Lenders having Total Credit Exposures representing at least 66 2/3% of the Total Credit Exposures of all Lenders; provided that (i) if there are only two Lenders that are not Defaulting Lenders (with Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso), then Supermajority Lenders means both such Lenders, and (ii) Supermajority Lenders shall in any event include each Initial Lender. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swingline Borrowing” means a Borrowing consisting of Swingline Loans made on the same date.

“Swingline Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the Outstanding Amount of the Swingline Loans.

“Swingline Lender” means Citizens Bank in its capacity as lender of Swingline Loans.

“Swingline Loan” means a loan referred to and made pursuant to Section 2.03.

“Swingline Loan Note” means with respect to the Swingline Lender, a promissory note evidencing the Swingline Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit J-2.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Swingline Sublimit” means $15,000,000. The Swingline Sublimit is a sublimit of the Revolving Commitments.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction, or withholding (including backup withholding) imposed, levied, collected, withheld, or assessed by any Governmental Authority and all interest, penalties and additions to tax with respect thereto.

“Term Agent” means (1) the Term Administrative Agent (as defined in the Intercreditor Agreement) and/or (2) the Term Collateral Agent (as defined in the Intercreditor Agreement), as the context may require.

“Term Credit Agreement” shall have the meaning ascribed to such term in the Intercreditor Agreement.

“Term Documents” shall have the meaning ascribed to such term in the Intercreditor Agreement.

“Term Lenders” means the lenders under the Term Credit Agreement.

“Term Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement; provided that all Term Obligations are subject to the Intercreditor Agreement.

“Term Priority Collateral” shall have the meaning ascribed to such term in the Intercreditor Agreement.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been paid in full in cash.

“Third Party Franchisee Eligibility Requirements” means, collectively, each of the following:

(a)        The applicable ABL Loan Party has executed an agreement with the applicable Third Party Franchisee to operate a franchise under one of the brands as listed on Schedule 7.1 hereto, or any subsequent rebranding of such franchise, at a location owned or leased and operated by such Third Party Franchisee, substantially on the standard form agreements containing terms and conditions established by the ABL Loan Parties from time to time, which shall include (A) an acknowledgement from such Third Party Franchisee that the ABL Loan Parties, or Administrative Agent, acting on behalf of the ABL Loan Parties, are authorized to transfer proceeds of the Inventory consigned by such ABL Loan Party to such Third Party Franchisee from the bank account maintained by such Third Party Franchisee to an account in the name of a ABL Loan Party, and (B) an acknowledgement by the Third Party Franchisee that the applicable ABL Loan Party has granted a Lien to the Administrative Agent on the Inventory consigned by such ABL Loan Party to the Third Party Franchisee and an agreement by the Third Party Franchisee to reasonably cooperate with the Administrative Agent in the event of the exercise by the Administrative Agent of its rights and remedies with respect to such Lien;

(b)       The applicable ABL Loan Party has provided Administrative Agent with evidence that such ABL Loan Party has filed appropriate UCC financing statements against the applicable Third Party Franchisee evidencing the consignment arrangement between such ABL Loan Party and the applicable Third Party Franchisee with respect to the Inventory consigned by the such ABL Loan Party to the applicable Third Party Franchisee, and has taken all other action required under applicable Requirements of Law to obtain a valid, first priority perfected security interest in such Inventory (including, without limitation, providing notification to other secured parties of the applicable Third Party Franchisee as required by the UCC);

(c)       If requested by Administrative Agent, the applicable ABL Loan Party has provided the Administrative Agent with an assignment of the UCC financing statements set forth in clause (b) above;

(d)       The applicable ABL Loan Party has complied with all representations, warranties and covenants set forth herein and in the other Loan Documents relating to federal and state franchise and other regulatory Requirements of Law in connection with the operation of a franchise under one of the brands as listed on Schedule 7.1 (or any subsequent rebranding of such franchises) by the applicable Third Party Franchisee; and

(e)       The agreements between the applicable ABL Loan Party and the applicable Third Party Franchisee provide that all amounts owed by such Third Party Franchisee to such ABL Loan Party shall be swept at least daily into an account of a ABL Loan Party which is subject to a Control Agreement.

For the purposes of paragraph (a) above, “reasonably cooperate with the Administrative Agent” means that the Third Party Franchisee will, at the Administrative Agent’s expense, (i) give the Administrative Agent and its representatives access during normal business hours to all Inventory consigned by the applicable ABL Loan Party to the Third Party Franchisee, (ii) permit the Administrative Agent and its representatives to take possession and control of the Inventory consigned by the applicable ABL Loan Party to the Third Party Franchisee, and to remove the Inventory from the premises of the Third Party Franchisee, (iii) to the extent not prohibited by applicable location occupancy agreements (such as leases), conduct “going out of business sales” and engage in similar activities with respect to the Inventory consigned by the applicable ABL Loan Party to the Third Party Franchisee, and (iv) take all other commercially reasonable actions with respect to the Inventory consigned by the applicable ABL Loan Party to the Third Party Franchisee that, upon Administrative Agent’s request, may be reasonably necessary to permit the Administrative Agent to exercise all of its rights and remedies with respect to the Lien on the Inventory consigned by such ABL Loan Party to the Third Party Franchisee.

“Third Party Franchisees” means, as of the Closing Date, the individuals and entities listed in Schedule 1.1 as “third party franchisees”, and thereafter, such entities and any additional individual or entity that meets the Third Party Franchisee Eligibility Requirements.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure of such Lender at such time.

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (a) Consolidated Total Debt as of such day, to (b) Consolidated EBITDA of the ABL Loan Parties and ABL Subsidiaries (excluding, for avoidance of doubt, the Non-ABL Loan Parties and Non-ABL Subsidiaries) for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter).

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations at such time.

“Trade Announcements” has the meaning specified in Section 10.17.

“Transaction Costs” means the fees, costs, and expenses payable by the Loan Parties in connection with the transactions contemplated by the Loan Documents and the repayment of Existing Indebtedness.

“Transactions” means the transactions contemplated by the Loan Documents, including without limitation, (i) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Collateral Documents and the initial Credit Extensions on the Closing Date, (ii) the repayment of Existing Indebtedness, and (iii) the payment of Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Ultimate Parent” means Franchise Group, Inc., a Delaware corporation.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.04(c)(i).

“Vitamin Holdings” means Valor Acquisition, LLC, a Delaware limited liability company.

“Vitamin Intermediate Parent” means Franchise Group Newco V, LLC, a Delaware limited liability company.

“Vitamin Top Parent” means Franchise Group Intermediate V, LLC, a Delaware limited liability company.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time. Notwithstanding the foregoing, Liberty/Revolution Top Parent shall be deemed a Wholly Owned Subsidiary of the Borrower so long as the only equity interests of Liberty/Revolution Top Parent that are not owned by the Borrower (or another Wholly Owned Subsidiary of the Borrower) are the Equity Grant.

“Wingspire Capital” means Wingspire Capital LLC.

“Wingspire Capital Fee Letter” means the fee letter, dated as of the Closing Date, by and between the Lead Borrower and Wingspire Capital, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Workers Comp L/C” means that certain letter of credit number 777020160611-L issued on May 28, 2020 (as amended or replaced by a new or additional letter of credit from time to time) by Standard Chartered Bank for the benefit of ACE American Insurance Company and certain other beneficiaries thereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02            Accounting and Other Terms.

(a)                All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Lead Borrower notifies Administrative Agent that Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Administrative Agent notifies Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Administrative Agent and Lead Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lenders and Lead Borrower after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

(b)                Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC as in effect from time to time in the State of New York unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c)                All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided, that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine.

Section 1.03            Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Notwithstanding anything in the Agreement to the contrary, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (z) all requests, rules, guidelines, or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in, or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in, or effective.

Section 1.04            Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including;” provided, that with respect to computation of fees or interest payable to any Credit Party, such period shall in any event consist of at least one full day.

Section 1.05            Fiscal Periods. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to a fiscal month, Fiscal Quarter or Fiscal Year ending on a certain date shall be deemed to refer to the fiscal month, Fiscal Quarter or Fiscal Year, respectively, ending on or closest to such date; provided that this Section 1.05 shall not apply to any references to fiscal months, fiscal quarters or fiscal years that are expressly stated to relate to any Person other than a Loan Party.

Section 1.06            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

Section 1.07            Interest; LIBOR Notification. The interest rate on LIBOR Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that, in the future, the London interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.15, an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section. The Administrative Agent does not warrant or accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.15, will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.08            Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

LOANS

Section 2.01            Revolving Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment (except to the extent consented to by all Lenders in accordance with the express provisions of Section 2.02(h)), (ii) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) exceeding the Line Cap, or (iii) the Total Revolving Outstandings exceeding the Revolving Credit Maximum Amount (except to the extent consented to by all Lenders in accordance with the express provisions of Section 2.02(h)). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be ABR Loans or LIBOR Loans, as further provided herein.

Section 2.02            Borrowings, Conversions and Continuations of Loans.

(a)                Each Borrowing (other than a Swingline Borrowing which shall be made in accordance with Section 2.03, an L/C Borrowing which shall be made in accordance with Section 2.04 and an Overadvance or Protective Advance which shall be made in accordance with Section 2.02(h)), each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Lead Borrower’s irrevocable notice, to the Administrative Agent, which may be given by telephone. Each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing) substantially in the form of a Committed Loan Notice appropriately completed and signed by an Authorized Officer of the Borrower and received by the Administrative Agent (i) in the case of an ABR Borrowing, not later than 11:00 a.m. on the date of the proposed Borrowing, or (ii) in the case of any other Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of the proposed Borrowing (or in each case, such later date or time as each of the Administrative Agent and each Lender may agree to in its sole discretion).

(b)                Each Borrowing (other than an Overadvance or Protective Advance) or conversion of LIBOR Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Lead Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the Class and principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (F) the location and number of the Borrowers’ (or any Borrower’s) account to which funds are to be disbursed, which shall comply with the requirements of this Section 2.02. Notwithstanding anything in this Agreement to the contrary, if the Lead Borrower:

(i)                 requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month; and

(ii)               fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, continued as, or converted to, ABR Loans.

For avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.

(c)                Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.02(b). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent, by transfer in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Credit Extension, Section 3.01), the Administrative Agent shall make all funds so received available to the Borrowers (or any of them) in like funds as received by transfer to the account of the Borrowers (or any of them) designated in the Committed Loan Notice the amount of such funds; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are Swingline Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swingline Loans, and third, to the Borrowers as provided above.

(d)                Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrowers pay the amount due, if any, under Section 2.17 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that (i) no Loans may be requested as, converted to or continued as LIBOR Loans and (ii) unless repaid, each LIBOR Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto.

(e)                The Administrative Agent shall promptly notify the Lead Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of the Adjusted LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(f)                 Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any time for all Borrowings of LIBOR Loans.

(g)                The failure of any Appropriate Lender to make any Loan required to be made by it shall not relieve any other Appropriate Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required. All Borrowings made on the Closing Date must be made as ABR Borrowings unless the Lead Borrower shall have given a Committed Loan Notice requesting a LIBOR Borrowing and provided an indemnity letter in form and substance satisfactory to the Administrative Agent extending the benefits of Section 2.17 to the Appropriate Lenders in respect of such Borrowings.

(h)                Notwithstanding anything herein to the contrary, the Administrative Agent (acting in its capacity as the Swingline Lender, whether or not the Administrative Agent is otherwise the Swingline Lender) may, in its sole discretion and without any obligation to do so, make Swingline Loans to or on behalf of the Borrowers (or any of them) in Dollars from time to time through the Maturity Date (i) at the request of Lead Borrower (such Swingline Loan or Swingline Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”) and/or (ii) at any time if, in the case of this clause (ii), the Administrative Agent, in its Permitted Discretion, deems that such Loans are necessary or desirable (A) to protect all or any portion of the Collateral, (B) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Secured Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to this Agreement (such Swingline Loan or Swingline Loans being herein referred to individually as a “Protective Advance” and collectively, as “Protective Advances”), in each case of the foregoing clauses (i) and (ii) regardless of whether the conditions precedent set forth in Section 3.02 may be satisfied with respect to such Borrowing; provided, however, that (w) the aggregate amount of Overadvances and Protective Advances outstanding at any time shall not exceed the lesser of (1) 10% of the Borrowing Base or (2) $12,500,000, (x) unless otherwise consented to by Required Lenders, and notwithstanding anything in Section 2.03 to the contrary, each Overadvance or Protective Advance shall not individually be outstanding for more than sixty (60) consecutive days, (y) unless otherwise consented to by all Lenders, no Overadvances or Protective Advances shall be permitted to the extent that Overadvances or Protective Advances would cause the Total Revolving Outstandings to exceed the Revolving Credit Maximum Amount, and (z) any Initial Lender or the Required Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvances (but not Protective Advances) by written notice to the Administrative Agent (with a copy to Lead Borrower), which revocation shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent may, in its sole discretion, require any permitted Overadvance or Protective Advance to be made as Revolving Loans directly by the Revolving Lenders in accordance with their respective Applicable Percentages. All Overadvances and Protective Advances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Swingline Loans or Revolving Loans, as the case may be, generally. For the avoidance of doubt, each Revolving Lender shall automatically acquire a risk participation in each such Overadvance and Protective Advance that is made as a Swingline Loan to the same extent as each other Swingline Loan, and the Administrative Agent (acting in its capacity as the Swingline Lender, whether or not the Administrative Agent is otherwise the Swingline Lender) shall have the right to refinance any such Overadvance or Protective Advance (by a Revolving Borrowing or by requiring the funding of such risk participations) in accordance with Section 2.03(c).

Section 2.03            Swingline Loans.

(a)                The Swingline. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth and upon the agreements of the Revolving Lenders set forth in this Section 2.03, the Swingline Lender may in its sole discretion and without any obligation to do so make Swingline Loans to the Borrowers in Dollars from time to time on any Business Day after the Closing Date through the seventh (7th) Business Day preceding the Maturity Date; provided that after giving effect to each Swingline Loan, (i) the aggregate Outstanding Amount of Swingline Loans (other than any Overadvances and Protective Advances to the extent permitted hereunder) shall not exceed the Swingline Sublimit, (ii) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) shall not exceed the Line Cap, and (iii) the Total Revolving Outstandings shall not exceed the Revolving Credit Maximum Amount (except to the extent consented to by all Lenders in accordance with Section 2.02(h)); provided, further, that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.03, prepay under Section 2.07, and reborrow under this Section 2.03.

(b)                Borrowing Procedures. Each Swingline Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, (ii) the requested borrowing date, which shall be a Business Day and (iii) the maturity date of the requested Swingline Loan which shall be not later than seven (7) Business Days after the making of such Swingline Loan. Each such telephonic notice must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Swingline Lender and the Administrative Agent) of a written Swingline Loan Notice to the Swingline Lender and the Administrative Agent, appropriately completed and signed by an Authorized Officer of the Lead Borrower. Promptly after receipt by the Swingline Lender of any telephonic, hand delivered or facsimiled (or electronically communicated, if arrangements for doing so have been approved by the Swingline Lender and the Administrative Agent) Swingline Loan Notice, the Swingline Lender will, if it is willing to make the requested Swingline Loan and provided that all applicable conditions in Section 3.02 are satisfied or waived, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrowers (or any of them) by crediting the account of the Borrowers (or any of them) maintained with the Swingline Lender and notify the Administrative Agent thereof in writing.

(c)                Refinancing of Swingline Loans.

(i)                 The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding (or any portion thereof proposed to be refinanced as an ABR Revolving Loan). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans. The Swingline Lender shall furnish the Lead Borrower with a copy of such Committed Loan Notice promptly after delivery thereof to the Administrative Agent or the Revolving Lenders. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds in Dollars for the account of the Swingline Lender at the Administrative Agent’s Payment Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrowers in such amount and the Swingline Loans shall be deemed to have been repaid in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)               If for any reason any Swingline Loan cannot be refinanced by a Revolving Borrowing in accordance with Section 2.03(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth therein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders purchase for cash a risk participation in the relevant Swingline Loan in Dollars, and each Revolving Lender hereby irrevocably and unconditionally agrees to make such purchase in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swingline Loan. Each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii)             If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, provided that each Revolving Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 3.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d)                Repayment of Participations.

(i)                 At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will promptly distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded).

(ii)               If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.25 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand by the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender.

(e)                Interest for Account of Swingline Lender. Until each Revolving Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.03 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)                 Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender and the Swingline Lender shall notify the Administrative Agent thereof.

Section 2.04            Letters of Credit.

(a)                The Letter of Credit Commitment.

(i)                 Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the applicable L/C Issuer and relying upon the representations and warranties herein set forth (A) based upon the agreements of the Revolving Lenders set forth in this Section 2.04, each L/C Issuer agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of the Borrowers (provided that any Letter of Credit may be for the joint account of the Borrowers and any Subsidiary of the Borrowers) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.04(b), and (2) to honor conforming drafts under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.04; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any such Letter of Credit, if immediately after giving effect to such L/C Credit Extension, (w) the aggregate L/C Obligations would exceed the L/C Sublimit, (x) the Revolving Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment (except to the extent consented to by all Lenders in accordance with the express provisions of Section 2.02(h)), (y) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) would exceed the Line Cap, or (z) the Total Revolving Outstandings would exceed the Revolving Credit Maximum Amount (except to the extent consented to by all Lenders in accordance with the express provisions of Section 2.02(h)).

(ii)               Each L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A)             any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement (for which such L/C Issuer is not otherwise compensated hereunder);

(B)              subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C)              the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless arrangements satisfactory to the L/C Issuer for the Backstopping of such Letter of Credit have been made prior to the issuance thereof;

(D)             the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country that is a Sanctioned Entity or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement;

(E)              the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit or any laws binding upon such L/C Issuer;

(F)              the Letter of Credit is to be denominated in a currency other than Dollars;

(G)             any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.11(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(H)             the Letter of Credit is in an initial amount less than $25,000 (or such lesser amount as agreed to by such L/C Issuer and the Administrative Agent).

(iii)             No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)                 Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Lead Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii)               Subject to the terms and conditions set forth herein, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to have, and hereby irrevocably and unconditionally agrees to, acquire from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire risk participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(iii)             If the Lead Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Auto-Renewal Letter of Credit from time to time to an expiry date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.04(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the applicable Nonrenewal Notice Date from the Administrative Agent or any Revolving Lender, as applicable, or the Lead Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied.

(iv)              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                Drawings and Reimbursements; Funding of Participations.

(i)                 Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify promptly the Lead Borrower and the Administrative Agent thereof. On the Business Day on which the Lead Borrower shall have received notice of any payment by the applicable L/C Issuer under a Letter of Credit or, if the Lead Borrower shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), the Borrowers shall (regardless of whether or not such Letter of Credit shall be for the sole account of a Borrower or for the joint account of more than one of the Borrowers or the Subsidiaries of the Borrowers) reimburse such L/C Issuer through the Administrative Agent in an amount equal to such drawing in Dollars. If the Borrowers fail to so reimburse the applicable L/C Issuer on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to any Borrower for any reason), then (x) the Borrowers shall be deemed to have requested a Borrowing of ABR Revolving Loans in the amount of the unreimbursed portion of such drawing, and (y) the Administrative Agent shall promptly notify each Revolving Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third (3rd) Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of ABR Revolving Loans pursuant to Section 2.13(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of ABR Revolving Loans.

(ii)               Each Revolving Lender (including the Revolving Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Payment Office in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit in Dollars not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer, and may apply Cash Collateral provided for this purpose to such Unreimbursed Amount.

(iii)             Each Revolving Lender that makes funds available pursuant to Section 2.04(c)(ii) shall be deemed to have made an ABR Revolving Loan in Dollars to the Borrowers in such amount, provided that in the event the conditions for Revolving Borrowings set forth in Section 3.02 cannot be satisfied (and have not been waived) (provided, that the Lead Borrower shall not be required to deliver a Committed Loan Notice), then (A) the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in Dollars in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate, and (B) such Lender shall be deemed to have purchased a participation in such L/C Borrowing in an amount equal to its Applicable Percentage thereof (a “L/C Advance”).

(iv)              Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)                Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Revolving Lender’s obligation to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Lead Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit pursuant to the terms of this Agreement, together with interest as provided herein.

(vi)              If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the greater of the Federal Funds Effective Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(vi) shall be conclusive absent manifest error.

(vii)            If, at any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.04(c), the Administrative Agent receives for the account of such Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)          If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to this Section 2.04(c) is required to be returned under any of the circumstances described in Section 10.25, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate.

(d)                Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                 any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)               the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)             any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)              any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v)                any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Secured Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the applicable L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)                Role of L/C Issuer. The Lenders and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law, in equity, or under any other agreement. None of the applicable L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.04(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)                 Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g)                Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to the Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to any Loan Party for, and the applicable L/C Issuer’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                Addition of L/C Issuer. A Revolving Lender acceptable to the Lead Borrower and the Administrative Agent may become an additional L/C Issuer hereunder pursuant to a written agreement among the Lead Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional L/C Issuer.

(i)                 Existing Letter of Credit. On the Closing Date, (i) the Existing Letter of Credit shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under this Agreement and subject to the provisions hereof as if such Existing Letter of Credit had been issued on the Closing Date by the applicable L/C Issuer, (ii) such Existing Letter of Credit shall be included in the calculation of L/C Obligations and Revolving Exposure, (iii) the issuer thereof shall be deemed to be the L/C Issuer with respect to such Existing Letter of Credit and (iv) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letter of Credit shall constitute Obligations.

Section 2.05            Termination and Reduction of Commitments.

(a)                Unless previously terminated, the Revolving Commitments shall terminate on the last day of the Availability Period.

(b)                The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrowers may not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of Loans permitted or required under this Agreement, the Total Revolving Outstandings would exceed the Line Cap, (ii) each such reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, if less, the remaining amount of such Commitments), and (iii) any reduction of the Revolving Commitments to an amount below the L/C Sublimit or the Swingline Sublimit shall automatically reduce the L/C Sublimit or the Swingline Sublimit, as applicable, on a Dollar for Dollar basis.

(c)                The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.05 at least three (3) Business Days prior to the effective date of such termination or reduction (or in each case, such later date as each of the Administrative Agent and each Lender may agree to in its sole discretion), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.05 shall be irrevocable, provided that a notice of termination of such Commitments may state that such notice is conditioned upon the effectiveness of any other transaction, in which case such notice may be revoked or the effective date of the termination or reduction of the Commitments specified in such notice may be delayed by the Lead Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 2.17. Each reduction, and any termination, of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.06            Repayment of Loans; Evidence of Debt.

(a)                Payment at Maturity. The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Agreement, and (ii) to the Swingline Lender the then unpaid (provided, for avoidance of doubt, that any Swingline Loans that shall have been refinanced as ABR Revolving Loans shall not be considered unpaid Swingline Loans for purposes hereof) principal amount of each Swingline Loan together with all accrued interest thereon on the earliest of (A) the maturity date selected by the Lead Borrower for such Swingline Loan, (B) the Maturity Date and (C) the date of the termination of the Revolving Commitments in accordance with the provisions of this Agreement.

(b)                Notes. Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver (i) in the case of a Revolving Lender, a Revolving Loan Note, and (ii) in the case of the Swingline Lender, a Swingline Loan Note. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

(c)                Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                Register. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.06, and by each Lender in its account or accounts pursuant to Section 2.06(c), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

Section 2.07            Voluntary Prepayments.

(a)                The Borrowers may, upon written notice from the Lead Borrower to the Administrative Agent, at any time and from time to time, voluntarily prepay any Borrowing of any Class (other than Swingline Loans, the prepayment of which is governed by clause (b) of this Section 2.07) in whole or in part without premium or penalty (except as set forth in Section 2.17)), provided that such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three (3) Business Days prior to any date of prepayment of a LIBOR Borrowing and (2) on the date of prepayment of an ABR Borrowing (or in each case, on such later date or time as each of the Administrative Agent and each Lender may agree to in its sole discretion). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of any other transaction, in which case such notice may be revoked or the effective date of the prepayment date specified in such notice may be delayed by the Lead Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 2.17.

(b)                The Borrowers may, upon written notice from the Lead Borrower to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

Section 2.08            Mandatory Prepayments.

(a)                Asset Sales. No later than the fifth Business Day following the date of receipt by any Loan Party or any of its Subsidiaries of any Net Proceeds from Asset Sales (other than (x) any Asset Sale of the type described in Section 6.09(a) through Section 6.09(d) or Section 6.09(f) through Section 6.09(p) and (y) any Net Proceeds that constitute Term Priority Collateral to the extent such Net Proceeds are required to be applied, and are actually applied, to prepay the Term Obligations pursuant to the Term Credit Agreement), the Borrowers shall prepay the Obligations as set forth in Section 2.08(h) in an aggregate amount equal to such Net Proceeds; provided, that so long as (i) no Default or Event of Default shall have occurred and be continuing as of the date of such Asset Sale, (ii) Lead Borrower has delivered Administrative Agent prior written notice of Lead Borrower’s intention to apply such monies (the “Reinvestment Amounts”) to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of the Loan Parties or their Subsidiaries reinvested within twelve (12) months (or within eighteen (18) months following receipt thereof if a contractual commitment to reinvest is entered into within twelve (12) months following receipt thereof), following the date of such Asset Sale, (iii) the monies are held in a Deposit Account in which Administrative Agent has a perfected First Priority security interest, and (iv) the Loan Parties and their Subsidiaries complete such replacement, purchase, or construction within 12 months after the initial receipt of such monies (or within eighteen (18) months following receipt thereof if a contractual commitment to reinvest is entered into within twelve (12) months following receipt thereof), the Loan Parties and their Subsidiaries shall have the option to apply such monies, in an aggregate amount not to exceed $1,250,000 in any Fiscal Year, so long as no Default or Event of Default shall have occurred and be continuing, to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of the Loan Parties and their Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent and applied in accordance with Section 2.08(h); provided further that, notwithstanding the foregoing proviso, all Net Proceeds from Refranchising Activity, any disposition of any of the Existing Businesses or a majority of the Capital Stock of any of the Existing Businesses or any store liquidation (other than any Net Proceeds that constitute Term Priority Collateral to the extent such Net Proceeds are required to be applied, and are actually applied, to prepay the Term Obligations pursuant to the Term Credit Agreement) shall be applied in accordance with Section 2.08(h). Nothing contained in this Section 2.08(a) shall permit the Loan Parties or any of their Subsidiaries (other than the Excluded Entities) to sell or otherwise dispose of any assets other than in accordance with Section 6.09.

(b)                Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by any Loan Party or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking, or other casualty (other than any Net Proceeds that constitute Term Priority Collateral to the extent such Net Proceeds are required to be applied, and are actually applied, to prepay the Term Obligations pursuant to the Term Credit Agreement), the Borrowers shall prepay the Obligations as set forth in Section 2.08(h) in an aggregate amount equal to such Net Proceeds; provided, that (i) so long as no Default or Event of Default shall have occurred and be continuing, (ii) Lead Borrower has delivered Administrative Agent prior written notice of Lead Borrower’s intention to apply the Reinvestment Amounts to the costs of replacement of the properties or assets that are the subject of such condemnation, taking, or other casualty or the cost of purchase or construction of other assets useful in the business of the Loan Parties or their Subsidiaries reinvested within twelve (12) months (or within 18 (eighteen) months following receipt thereof if a contractual commitment to reinvest is entered into within twelve (12) months following receipt thereof) following the date of the receipt of such Net Proceeds, (iii) the monies are held in a Deposit Account in which Administrative Agent has a perfected First Priority security interest, and (iv) the Loan Parties and their Subsidiaries complete such replacement, purchase, or construction within twelve (12) months after the initial receipt of such monies (or within eighteen (18) months following receipt thereof if a contractual commitment to reinvest is entered into within twelve (12) months following receipt thereof), the Loan Parties and their Subsidiaries shall have the option to apply such monies, in an aggregate amount not to exceed $2,500,000 in any Fiscal Year, to the costs of replacement of the assets that are the subject of such condemnation, taking, or other casualty or the costs of purchase or construction of other assets useful in the business of the Loan Parties and their Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent and applied in accordance with Section 2.08(h).

(c)                [Reserved].

(d)                Issuance of Debt. On the date of receipt by any Loan Party of any Cash proceeds from the incurrence of any Indebtedness of any Loan Party (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), the Borrowers shall prepay the Obligations as set forth in Section 2.08(h) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)                Extraordinary Receipts and Refranchising. On the date of receipt by any Loan Party or any of its Subsidiaries of (i) any Extraordinary Receipts (other than any Extraordinary Receipts that constitute Term Priority Collateral to the extent such Extraordinary Receipts are required to be applied, and are actually applied, to prepay the Term Obligations pursuant to the Term Credit Agreement) or (ii) any Net Proceeds attributable to any Refranchising Activity by a Loan Party or any of its Subsidiaries (other than any Net Proceeds that constitute Term Priority Collateral to the extent such Net Proceeds are required to be applied, and are actually applied, to prepay the Term Obligations pursuant to the Term Credit Agreement), the Borrowers shall prepay the Obligations as set forth in Section 2.08(h) in the amount of such Extraordinary Receipts or Net Proceeds, as applicable.

(f)                 Excluded Entity Limitations. Notwithstanding anything to the contrary in this Agreement, mandatory prepayments from Excluded Entities’ Net Proceeds or Extraordinary Receipts shall not be required to the extent the loan documentation governing Indebtedness for borrowed money of such Excluded Entities restricts either the prepayment of the Obligations with such Net Proceeds or Extraordinary Receipts or the distribution or transfer of such Net Proceeds or Extraordinary Receipts to Loan Parties to enable the Loan Parties to prepay the Obligations, and any such restriction was not entered into in contemplation of the relevant transaction.

(g)                Notice of Mandatory Prepayments; Prepayment Certificate. Lead Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Sections 2.08(a) through 2.08(e) (or, to the extent practicable, at least two (2) Business Days in advance of such prepayment), a certificate of an Authorized Officer of the Lead Borrower demonstrating the calculation of the amount of the applicable net proceeds and the prepayment to be made with respect thereto. In the event that the actual amount received exceeded the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Obligations, and Lead Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer of the Lead Borrower demonstrating the derivation of such excess.

(h)                Application of Prepayments of Obligations. Each mandatory prepayment required to be made pursuant to Sections 2.08(a) through 2.08(e) shall be applied first, to the prepayment of the Revolving Loans and Swingline Loans until paid in full, and second, to Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto, in each case, without a permanent reduction of the Commitments. If all such amounts shall have been prepaid or funded in full, and all accrued and unpaid Secured Obligations (other than any Secured Obligations not yet due) constituting fees, indemnities, expenses and other amounts payable to the Credit Parties have been paid in full, then any excess may be retained by, or otherwise shall be returned to, the Borrowers.

(i)                 Excess Borrowings. If, at any time, for any reason (i) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) at such time exceed the Line Cap then in effect, (ii) the Total Revolving Outstandings at such time exceed the Revolving Credit Maximum Amount at such time (except to the extent consented to by all Lenders in accordance with Section 2.02(h)), or (iii) the Total Revolving Outstandings at such time exceed the amount then permitted to be outstanding under Section 6.08, then in any such case the Borrowers shall immediately prepay Revolving Loans and Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(j)                 Excess Cash Balance. In the event that the aggregate balance of the ABL Loan Parties’ disbursement and operating deposit accounts (other than Excluded Accounts) exceeds $50,000,000 on any Business Day, then the Borrowers shall immediately prepay Revolving Loans and Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

Section 2.09            Payments Generally; Administrative Agent’s Clawback.

(a)                General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Borrowings, interest or fees, or of amounts payable under Sections 2.16, 2.17, 2.18, 10.02 or 10.03, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds. In furtherance of the foregoing, during the continuance of an Event of Default, the Borrowers hereby irrevocably authorize the Administrative Agent, in the Administrative Agent’s sole discretion, to request on behalf of the Borrowers (or any of them), Revolving Loans (which shall be ABR Loans) or Swingline Loans, in an amount sufficient to pay all principal, L/C Borrowings, interest, fees, or other amounts from time to time due and payable by any Loan Party to any Credit Party hereunder or under any other Loan Document that are not paid when due (after giving effect to any grace and cure periods). All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Payment Office, except payments to be made to any L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18, 10.02 or 10.03, shall be made directly to the Persons entitled thereto (except as otherwise set forth in such Sections). The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)                Pro Rata Treatment. Except as otherwise provided in this Section 2.09 and as otherwise required under Section 2.16(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Appropriate Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(c)                Administrative Agent’s Clawback

(i)                 Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Borrowings, two hours prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Appropriate Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)               Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)             Notice by Administrative Agent. A notice from the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d)                Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and purchase participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.03(b) are several and not joint. The failure of any Lender to make any Loan or purchase participations in Letters of Credit and Swingline Loans or make any payment under Section 10.03(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Letters of Credit and Swingline Loans or to make its payment under Section 10.03(b).

(e)                Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)                 Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                Insufficient Payment. Subject to the provisions of Article VIII, whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed L/C Borrowings then due to such parties.

(h)                Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                 if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)               the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.10            Defaulting Lenders.

(a)                Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                 Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)               Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as the Lead Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers (or any of them) as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers (or any of them) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.10(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees.

(A)             No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)              Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11.

(C)              With respect to any L/C Participation Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to any L/C Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)              Reallocation of Participations to Reduce Fronting Exposure. If any L/C Obligations or Swingline Loans are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.11.

(b)                Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Credit Facility (without giving effect to Section 2.10(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.11            Cash Collateral.

(a)                Certain Credit Support Events. The Borrowers shall provide Cash Collateral to any applicable L/C Issuer:

(i)                 if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, within two (2) Business Days following any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of such L/C Borrowing,

(ii)               if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Amount of such L/C Obligation,

(iii)             if the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.01, immediately upon any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of all L/C Obligations, and

(iv)              if there shall exist a Defaulting Lender, within two (2) Business Days following any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of the Fronting Exposure of such L/C Issuer with respect to such Defaulting Lender.

(b)                Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.11(c), (i) the Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a First Priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a First Priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. Borrower shall enter into documentation reasonably satisfactory to the Administrative Agent as may be requested in connection with the above described grant of security. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts (which shall not be required to be interest-bearing) at Citizens Bank. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.11 or Sections 2.04, 2.08 or 8.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(c)(vii))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.11, the Person providing Cash Collateral and such L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.12            Incremental Commitments.

(a)                The Borrowers may, from time to time, request additional Revolving Commitments (collectively, “Incremental Commitments”) from the Lenders (in the sole discretion of such Lenders) or, if such Lenders have declined to issue the full amount of the requested Incremental Commitments pursuant to the provisions set forth in this clause (a), one or more Eligible Assignees who will become Lenders, in an aggregate principal amount of up to $30,000,000 provided that at the time of the incurrence of such Incremental Commitments and immediately after giving effect thereto and to the use of the proceeds thereof, no Default shall have occurred and be continuing or would result therefrom; provided, further, that (1) each such person, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, the L/C Issuers and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed) and (2) during the term of this Agreement, Incremental Commitments shall only be provided on two (2) occasions. To request Incremental Commitments, the Lead Borrower shall first submit a notice to the Administrative Agent (to be promptly distributed by the Administrative Agent to the Lenders) setting forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $2,500,000 and a minimum amount of $10,000,000), and (ii) the date on which such Incremental Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than sixty (60) calendar days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Each Lender shall have ten (10) Business Days to notify the Administrative Agent of up to what amount (if any) of Incremental Commitments it would be willing to provide (including any amounts it would be willing to provide above the portion of the Incremental Commitments that is proportional to its Applicable Percentage of the Revolving Commitments) (provided, that any Lender may elect to provide such Incremental Commitments through one or more Affiliates and Approved Funds of such Lender, subject to, if such Affiliates or Approved Funds are not already Lenders hereunder, the approval of the Administrative Agent, the L/C Issuers and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed)) (provided, further, that a failure by a Lender to provide such a notice to the Administrative Agent within such ten (10) Business Day period shall be deemed to mean that such Lender does not agree to provide Incremental Commitments). Promptly (and in any event within one (1) Business Day) after such ten (10) Business Day period (or earlier, in the Administrative Agent’s discretion, if responses from all Lenders have been received by the Administrative Agent), the Administrative Agent shall notify the Lead Borrower of the aggregate amount of Incremental Commitments that the Lenders have agreed to provide (capped at the maximum amount of Incremental Commitments requested by the Lead Borrower). If there is any shortfall between the amount of Incremental Commitments requested by the Lead Borrower and the aggregate amount of Incremental Commitments the Lenders agreed to provide, the Lead Borrower may (x) reduce the amount of Incremental Commitments requested by it by notice to the Administrative Agent (subject to the minimum amount and minimum increments set forth above) and/or (y) after allocating additional Incremental Commitments to those Lenders who have offered to provide such additional amounts pursuant to the preceding sentence, seek out one or more Eligible Assignees (or one or more existing Lenders) to provide the shortfall amount of such Incremental Commitments and notify the Administrative Agent thereof (provided, that the approval of the Administrative Agent, the L/C Issuers and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed) shall be required with respect to such Eligible Assignees that are not existing Lenders) (provided, further, that the Lead Borrower may, by notice to the Administrative Agent, extend the proposed effective date for such Incremental Commitments as may be reasonably appropriate to accommodate the Lead Borrower’s search for, and the Administrative Agent’s, L/C Issuers’ and Swingline Lender’s approval of, providers of the Incremental Commitments). To the extent that more than one Lender has agreed to provide Incremental Commitments and the aggregate Incremental Commitments such Lenders have agreed to provide exceeds the amount of Incremental Commitments requested by the Lead Borrower, each such Lender shall provide Incremental Commitments in proportion to its Applicable Percentage relative to the Applicable Percentages of all such Lenders that have agreed to provide Incremental Commitments; provided, that if any Lender has not agreed to provide Incremental Commitments in an amount at least equal to such pro rata share (“underproviding lender”), the other Lenders agreeing to provide Incremental Commitments in an amount in excess of their respective Applicable Percentages (“overproviding lenders”) shall provide the Incremental Commitments that would otherwise be provided by the underproviding lender in proportion to their respective Applicable Percentages relative to the Applicable Percentages of all overproviding lenders.

(b)                The Administrative Agent, the Borrowers and each Lender or other Person providing an Incremental Commitment shall enter into an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitments, in each case on terms and conditions consistent with this Section 2.12. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended, without requiring the consent of any Person other than the Administrative Agent, the Borrowers and each Lender or other Person providing an Incremental Commitment pursuant to such Incremental Assumption Agreement, to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Lead Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(c)                The terms of each Incremental Commitment shall be reasonably satisfactory to the Administrative Agent and in all events:

(i)                 any Revolving Loans under any Incremental Commitments shall rank pari passu in right of payment and of security with the existing Revolving Loans; and

(ii)               all material terms of any Incremental Commitments and Revolving Loans under such Incremental Commitments shall be identical to the existing Revolving Commitments and Revolving Loans.

(d)                No Incremental Commitments shall become effective under this Section 2.12 unless, on the date of such effectiveness, (i) the conditions set forth in paragraphs (a) and (b) of Section 3.02 shall be satisfied as if it was a borrowing date and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Lead Borrower; and (ii) the Administrative Agent shall have received closing certificates, opinions of counsel and other customary documentation reasonably requested by the Administrative Agent.

(e)                Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that, following the establishment of any Incremental Commitments, the outstanding Revolving Loans are held by the Revolving Lenders in accordance with their new Applicable Percentages. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding LIBOR Revolving Borrowing to be converted into an ABR Borrowing on the date of each Incremental Commitment, or requiring a prepayment and reborrowing of Revolving Loans. Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 2.17 (it being understood that, the Administrative Agent shall consult with the Lead Borrower regarding the foregoing and, to the extent practicable, will attempt to pursue options that minimize breakage costs).

Section 2.13            Interest.

(a)                Interest Rate Generally. All ABR Loans shall bear interest at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin. Each LIBOR Loan shall bear interest at a rate per annum equal to the sum of the Adjusted LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin. Each Swingline Loan shall bear interest at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin.

(b)                Default Rate.

(i)                 Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)               Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent, upon the direction of the Required Lenders or any Initial Lender, so notifies the Lead Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.01(a), (f) or (g)) then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Borrowings) shall, without duplication of amounts payable under clause (i) above, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)             Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)                Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate, Daily LIBOR Rate and LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14            Fees.

(a)                Commitment Fees. The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”) which shall accrue at a rate per annum equal to the Commitment Fee Margin on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the date on which this Agreement becomes effective pursuant to Section 10.20 to but excluding the date on which such Revolving Commitment terminates. For purposes of computing Commitment Fees only, (x) the Revolving Commitment of any Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s L/C Exposure and (y) Swingline Loans will not be deemed to be a utilization of the Revolving Facility. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and each date on which any Commitments are permanently reduced or terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                L/C Fees. The Borrowers agree to pay (i) to the Administrative Agent, for the account of the Revolving Lenders, a fee (the “L/C Participation Fee”) in Dollars for each Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, and (ii) to each applicable L/C Issuer for its own account a fee (the “L/C Fronting Fee”), which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and such L/C Issuer on the average daily amount of the L/C Obligations attributable to Letters of Credit issued by such L/C Issuer (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Obligations, as well as such L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued L/C Participation Fees and L/C Fronting Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any L/C Issuer pursuant to this paragraph shall be payable within ten (10) days after demand. All L/C Participation Fees and L/C Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent, upon the direction of the Required Lenders or any Initial Lender, so notifies the Lead Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.01(a), (f) or (g)) then, so long as such Event of Default is continuing, past due L/C Participation Fees and L/C Fronting Fees, as applicable, shall accrue interest at a rate per annum equal to the Default Rate.

(c)                Other Fees. The Borrowers agree to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrowers and such Credit Party.

(d)                Payment of Fees Generally. Subject to Section 2.09(a), all fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 2.15            Alternate Rate of Interest.

(a)                Temporary Unavailability of LIBOR Rate. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i)                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii)               the Administrative Agent is advised by Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders (or the Swingline Lender, as the case may be) as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders (or the Swingline Lender, as the case may be) that the circumstances giving rise to such notice no longer exist, (x) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective, and (y) if any Request for Credit Extension requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing (determined without reference to the component of the Alternate Base Rate that is based on the Daily LIBOR Rate).

(b)                Successor LIBOR Rate.

(i)                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and Lead Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.15(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)               Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)             Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Lead Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (D) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.15(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.15(b).

(iv)              Benchmark Unavailability Period. Upon Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during such Benchmark Unavailability Period and, failing that, Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, (A) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (B) any request for a Borrowing of, conversion to or continuation of LIBOR Loans shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Loans, and (C) the component of the Alternate Base Rate based upon the Daily LIBOR Rate will not be used in any determination of the Alternate Base Rate.

Section 2.16            Increased Costs; Illegality.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any L/C Issuer;

(ii)               subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)             impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Credit Party, the Borrowers will pay to such Lender, L/C Issuer or other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Applicable Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth in reasonable detail a calculation of the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.16 and delivered to the Lead Borrower, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 2.16 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                Illegality. Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Lead Borrower and to the Administrative Agent:

(i)                 such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into LIBOR Loans, whereupon any request for a LIBOR Borrowing or to convert an ABR Borrowing to a LIBOR Borrowing or to continue a LIBOR Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a LIBOR Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn, and any Borrowing Minimums or Borrowing Multiples for a LIBOR Loan that would be impacted by the foregoing shall be disregarded; and

(ii)               such Lender may require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans, as applicable. For purposes of this paragraph, a notice to the Lead Borrower by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Lead Borrower.

Section 2.17            Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing), or otherwise), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07 and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.19(b), then, in any such event, the Borrowers shall compensate each applicable Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.17 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.18            Taxes; Withholding, etc.

(a)                Withholding of Taxes. All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, other than (i) Taxes imposed on or measured by the recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, imposed on the recipient, in each case, (A) as a result of such recipient being organized under the laws of, having its principal office in, or, in the case of any Lender, its Applicable Lending Office is located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) as the result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced any, Loan Document, or sold or assigned an interest in any Loan or Loan Document) (Taxes described in this clause (i)(B), “Other Connection Taxes”), (ii) in the case of a Lender, United States federal income withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (x) such Lender becomes a party hereto or acquires an interest in the Loan (other than pursuant to an assignment request by a Loan Party under Section 2.19(b)), or (y) such Lender changes its Applicable Lending Office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.18(d), and (iv) withholding Taxes imposed under FATCA (all such excluded Taxes, collectively or individually, “Excluded Taxes” and all such non-excluded Taxes, collectively or individually, “Indemnified Taxes”). If any Loan Party or any other Person is required by applicable law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents: (1) Lead Borrower shall notify Administrative Agent of any such requirement as soon as reasonably practicable after Lead Borrower becomes aware of it, (2) the Loan Parties shall timely pay any such Tax, (3) the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding, or payment (including any deductions and withholdings applicable to additional sums payable under this Section 2.18), the Administrative Agent or such Lender, as the case may be, receives on the due date an amount equal to what it would have received had no such deduction, withholding, or payment been required or made, and (4) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, Lead Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by the applicable Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)                Other Taxes. The Loan Parties shall pay to the relevant Governmental Authorities any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)) (“Other Taxes”). Within thirty days after paying any such Other Taxes, each Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)                Tax Indemnification.

(i)                 Indemnification by the Loan Parties. The Loan Parties hereby jointly and severally indemnify and agree to hold the Administrative Agent and each Lender harmless from and against all Indemnified Taxes and (without duplication) Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.18) payable or paid by such Person or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which the Administrative Agent or any Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)               Indemnification by the Lenders. Each Lender shall severally indemnify and agree to hold the Administrative Agent harmless from and against (A) all Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(h) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, whether or not such Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which the Administrative Agent makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(d)                Evidence of Exemption From or Reduction of U.S. Withholding Tax.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii), (iv) and (v) of this Section 2.18(d)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)               Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income Tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent (for transmission to the Lead Borrower upon the Lead Borrower’s written request), on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion) or upon the reasonable request of the Lead Borrower, (i) two original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN or W-8BEN-E, or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is not subject to, or is subject to a reduced rate of, deduction or withholding of United States federal income Tax with respect to any payments to such Lender of principal, interest, fees, or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income Tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender. Each Lender required to deliver any forms or certificates with respect to United States federal income Tax withholding matters pursuant to this Section 2.18(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent (for transmission to the Lead Borrower) two new original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN or W-8BEN-E, or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or promptly notify Administrative Agent and the Lead Borrower of its inability to deliver any such forms or certificates. Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to this Section 2.18(d)(ii) that such Non-US Lender is not legally able to deliver.

(iii)             Any Non-US Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)              If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Lead Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Lead Borrower or Administrative Agent as may be necessary for the Loan Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(d)(iv), FATCA shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.18(d)(iv) that such Non-US Lender is not legally able to deliver.

(v)                Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income Tax purposes shall deliver to Administrative Agent (for transmission to the Lead Borrower), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion) or upon the reasonable request of the Lead Borrower, two original copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding Taxes with respect to any payments to such Lender of principal, interest, fees, or other amounts payable under any of the Loan Documents.

(e)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)                 Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Termination Date.

(g)                For purposes of this Section 2.18, “applicable law” shall include FATCA, and the term “Lender” includes each L/C Issuer.

Section 2.19            Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office. If any Lender requests compensation under Section 2.16, or requires the Loan Parties to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Lead Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                Replacement of Lenders. If any Lender requests compensation under Section 2.16 or if the Loan Parties are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Lead Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                 unless waived by the Administrative Agent in its sole discretion, the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(c)(iv);

(ii)               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)             in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)              such assignment does not conflict with applicable law; and

(v)                in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply.

Section 2.20            Joint and Several Liability.

(a)                Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Credit Parties under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.20), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c)                If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d)                The Obligations of each Borrower under the provisions of this Section 2.20 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.20(d)) or any other circumstances whatsoever.

(e)                Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any portion of the Credit Extensions made under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Credit Parties under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any Credit Party’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any Credit Party, any defense (legal or equitable) (other than performance), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any Credit Party, any defense (other than performance), set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any Credit Party including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Credit Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Credit Party in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Credit Party with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.20 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.20, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.20 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.20 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Credit Party. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each Borrower. Each Borrower waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. The Administrative Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Administrative Agent by one or more judicial or non-judicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Administrative Agent or any other Credit Party may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Obligations have been paid.

(f)                 Each Borrower represents and warrants to the Credit Parties that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Credit Parties that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                The provisions of this Section 2.20 are made for the benefit of each Credit Party and its successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Credit Party of any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.20 shall remain in effect until the occurrence of the Termination Date. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.20 will forthwith be reinstated in effect, as though such payment had not been made.

(h)                Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.20, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Credit Party against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date has occurred. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Credit Party hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and occurrence of the Termination Date and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash and the Termination Date shall occur before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Secured Parties, and shall forthwith be paid to Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations and the occurrence of the Termination Date, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i)                 Each Borrower hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, such Borrower shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each Borrower hereby waives until the Termination Date has occurred:

(i)                 all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to such Borrower by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)               all rights and defenses that such Borrower may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) the Credit Parties may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Administrative Agent, on behalf of the Credit Parties, forecloses on any Real Property pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Credit Parties may collect from the Loan Parties even if, by foreclosing on the Real Property, any Credit Party has destroyed or impaired any right such Borrower may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property (including any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(iii)             all rights and defenses arising out of an election of remedies by the Credit Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed such Borrower’s rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

Section 2.21            Lead Borrower. Each Borrower hereby irrevocably appoints Lead Borrower as the borrowing agent and attorney-in-fact for each Borrower, which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Lead Borrower. Each Borrower hereby irrevocably appoints and authorizes Lead Borrower (a) to provide Administrative Agent with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as Lead Borrower deems appropriate on its behalf to carry out the purposes of this Agreement. It is understood that the handling of the Credit Extensions and the Collateral of Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent shall not incur any liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of Credit Extensions and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01            Conditions to Initial Credit Extensions. The effectiveness of this Agreement and the obligation of each Lender and L/C Issuer to make the initial Credit Extensions hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent (in each case, except to the extent that such conditions may be satisfied after Closing Date within the applicable post-closing timeframe specified in Section 5.12, 5.16 or 6.17):

(a)                Loan Documents. Administrative Agent shall have received copies of each Loan Document executed by each applicable Loan Party and each other party thereto.

(b)                Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto, (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (iii) resolutions of the Board of each Loan Party, in each case, approving and authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or other similar responsible officer as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization, or formation dated a recent date prior to the Closing Date.

(c)                Existing Indebtedness. On the Closing Date, substantially simultaneously with the initial Credit Extension hereunder, the Loan Parties shall have (i) repaid in full all Existing Indebtedness (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), (ii) terminated any commitments to lend or make other extensions of credit thereunder and (iii) delivered to Administrative Agent (or filed directly or indirectly) all documents or instruments necessary to (x) release all Liens in favor of the secured parties under the Existing Indebtedness on the assets and other property (including Capital Stock) of the Loan Parties (excluding (i) control agreements, which the Loan Parties shall terminate or release within 60 days of the Closing Date (or such later date to which the Administrative Agent may otherwise agree), but no later than the date of entry into a Control Agreement with respect to the applicable account pursuant to this Agreement, and (ii) credit card notifications, collateral access agreements, and similar third party agreements (other than control agreements), which the Loan Parties shall use commercially reasonable efforts to terminate or release concurrently with the entry into Credit Card Notifications, Collateral Access Agreements and similar third party arrangements (other than control agreements) pursuant to this Agreement) and (y) terminate any guarantees in respect of such Existing Indebtedness.

(d)                Personal Property Collateral. In order to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in personal property Collateral, the Administrative Agent (or, in the case of clause (ii) below, the Term Agent) shall have received:

(i)                 evidence satisfactory to the Administrative Agent of the compliance by each Loan Party of its obligations under the Security Agreement and the other Collateral Documents to which they are parties (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein), together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by each Security Agreement, and (B) evidence satisfactory to the Administrative Agent of the filing of such UCC-1 financing statements,

(ii)               original certificates (if any) with respect to all of the Capital Stock issued by any of the Loan Parties, together with undated powers executed in blank with respect thereto, and

(iii)             A completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby.

(e)                Opinions of Counsel. Lenders and their respective counsel shall have received executed copies of the favorable written opinions of counsel for Loan Parties, and as to such other matters as Administrative Agent or any Lender may reasonably request, dated as of the Closing Date and otherwise in form and substance satisfactory to Administrative Agent and each Lender (and such counsel is hereby instructed to deliver such opinions to Administrative Agent and Lenders).

(f)                 Fees and Expenses. All accrued costs, fees, and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent and the Lenders and required by this Agreement and the other Loan Documents (including, without limitation, the Fee Letters, Section 2.14, and Section 10.02 hereof) to be paid on the Closing Date shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to Lead Borrower.

(g)                Solvency Certificate. On the Closing Date, Administrative Agent shall have received a solvency certificate of the chief operating officer or chief financial officer of the Lead Borrower substantially in the form of Exhibit F-2, dated as of the Closing Date and addressed to the Administrative Agent and Lenders.

(h)                Closing Date Certificate. Lead Borrower shall have delivered to the Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(i)                 No Material Adverse Effect. Since the last day of the period covered by the most recent audited financial statements included in the Historical Financial Statements, there shall not have occurred a Material Adverse Effect.

(j)                 Bank Regulations. Each Loan Party shall have provided to the Lenders no less than three (3) Business Days prior to the Closing Date (i) the documentation and other information that are reasonably requested by the Lenders no later than ten (10) days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including, without limitation, the PATRIOT Act and (ii) to the extent any Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to such Borrower.

(k)                Flow of Funds Agreement. Administrative Agent shall have received a fully executed and delivered Flow of Funds Agreement.

(l)                 Borrowing Base Certificate. Administrative Agent shall have received an executed Borrowing Base Certificate, setting forth reasonably detailed calculations of the Borrowing Base as of a recent date acceptable to the Administrative Agent and each Lender.

(m)              Intercreditor Agreement. Administrative Agent shall have received a fully executed and effective Intercreditor Agreement in form and substance reasonably satisfactory to Administrative Agent and each Lender.

(n)                Financial Statements; Projections. Lenders shall have received from Global Parent (i) Historical Financial Statements, (ii) pro forma consolidated balance sheets of the Loan Parties as at the Closing Date, and reflecting the consummation of the Transactions contemplated to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to each Agent, and (iii) the Projections.

(o)                Evidence of Insurance. The Administrative Agent shall have received a certificate from Lead Borrower’s or Global Parent’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming the Administrative Agent, for the benefit of Secured Parties, as additional insured and lender loss payee thereunder to the extent required under Section 5.05, in each case, in form and substance satisfactory to the Administrative Agent.

(p)                Minimum Availability. After giving effect to the Transactions occurring on the Closing Date, the Loan Parties shall have Availability at least equal to 45% of the Line Cap.

(q)                Appraisals and Field Exams. The Administrative Agent shall have received satisfactory appraisals and field examinations from appraisers and field examiners reasonably acceptable to the Administrative Agent and each Lender.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders, or Lenders, as applicable, on the Closing Date.

Section 3.02            Conditions to All Credit Extensions. The obligation of each Lender or L/C Issuer, as the case may be, to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) is subject to the satisfaction or waiver of the conditions in Section 3.01 and the following additional conditions precedent:

(a)                Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)                No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                After giving effect to such proposed Credit Extension, (i) the Total Revolving Outstandings (other than any Overadvances and Protective Advances to the extent permitted hereunder) shall not exceed the Line Cap then in effect, and (ii) the Total Revolving Outstandings shall not exceed the Revolving Credit Maximum Amount (except to the extent consented to by all Lenders in accordance with Section 2.02(h)).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 3.02(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Credit Parties to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Credit Party, on the Closing Date, that the following statements are true and correct:

Section 4.01            Organization; Requisite Power and Authority; Qualification. Each Loan Party and its Subsidiaries (excluding the Excluded Entities) (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Borrowers, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except, in the case of this clause (c), in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

Section 4.02            Capital Stock and Ownership. The Capital Stock of each Loan Party and its Subsidiaries (excluding the Excluded Entities) has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment, or other agreement to which any Loan Party or any Subsidiary (excluding the Excluded Entities) is a party requiring, and there is no membership interest or other Capital Stock of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) outstanding which upon conversion or exchange would require, the issuance by any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) of any additional membership interests or other Capital Stock of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) or other Securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase a membership interest or other Capital Stock of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities). Schedule 4.2 correctly sets forth the ownership interest of the Loan Parties and each of their respective Subsidiaries (excluding the Excluded Entities) as of the Closing Date. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 4.03            Due Authorization. The execution, delivery, and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04            No Conflict. The execution, delivery, and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule, or regulation applicable to any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), or any order, judgment, or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party or any of its Subsidiaries (other than the Excluded Entities), (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of Secured Parties), (d) result in any default, non-compliance, suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to its operations or any of its properties, (e) require any approval of stockholders, members, or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders (provided, that no disclosure in writing shall be required with respect to the approval of the Term Agent or any Term Lenders, in each case in their capacities as such), or (f) violate any provision of any of the Organizational Documents of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), except, in the case of the preceding clauses (a), (b), (d) and (e), for any violation, conflict, breach, default, creation, imposition, non-compliance, suspension, revocation, impairment, forfeiture, non-renewal, or requirement, in each case, that could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 4.05            Governmental Consents. As of the Closing Date, except to the extent the failure to obtain or make the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery, and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings (i) with respect to the Collateral to be made or otherwise delivered to the Administrative Agent for filing and/or recordation or (ii) that have already been made or obtained.

Section 4.06            Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07            Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Closing Date, none of the Loan Parties has any unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole.

Section 4.08            Projections. On and as of the Closing Date, the projections of the Loan Parties for the period of Fiscal Year 2021 through and including Fiscal Year 2024, including quarterly projections for each quarter not yet completed during the Fiscal Year in which the Closing Date takes place (the “Projections”), are based on good faith estimates and assumptions made by the management of Global Parent or the other respective Loan Party; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, that as of the Closing Date, management of Global Parent or the other respective Loan Party believed that the Projections were reasonable and attainable. Such Projections, as so updated, shall be believed by Global Parent or the other respective Loan Party at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by Global Parent or the other respective Loan Party, and shall have been based on assumptions believed by Global Parent or the other respective Loan Party to be reasonable at the time made, and Global Parent or the other respective Loan Party shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are not attainable in any material respect.

Section 4.09            No Material Adverse Effect. Since the Closing Date, no event, circumstance, or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10            Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of its Subsidiaries (excluding the Excluded Entities) (y) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (z) is subject to, or in default with respect to, any final judgments, writs, injunctions, decrees, rules, or regulations of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11            Payment of Material Taxes. Except as otherwise permitted under Section 5.03, all income and other material Tax returns and reports of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) required to be filed by any of them have been timely filed, and all material Taxes shown as due and payable on such Tax returns have been paid when due and payable. Global Parent knows of no proposed Tax assessment against any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) with respect to a material amount of Tax which is not being actively contested by such Loan Party or such Subsidiary (excluding the Excluded Entities) in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12            Properties.

(a)                Title. Each Loan Party and each of its Subsidiaries (excluding the Excluded Entities) has (i) good, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of its respective properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09 and except where failure to have such good and legal title or valid leasehold interests could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)                Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate, and complete list of all Material Real Estate Assets. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each lease or sublease to which any Loan Party is a party is in full force and effect, and Global Parent does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally or by equitable principles. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Loan Party, (i) no other party to any such agreement is in default of its obligations thereunder, (ii) no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such lease, and (iii) as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

Section 4.13            Environmental Matters. As of the Closing Date, except as set forth on Schedule 4.13, (a) to any Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ (excluding the Excluded Entities) properties or assets has ever been used by a Loan Party, its Subsidiaries (excluding the Excluded Entities) or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release, or transport was in violation of any applicable Environmental Law, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) to any Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ (excluding the Excluded Entities) properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries (excluding the Excluded Entities) has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of its Subsidiaries (excluding the Excluded Entities) nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.14            Eligible Credit Card Receivables; Eligible Accounts; Eligible Rental Agreements.

(a)          As to each Credit Card Receivable that is identified by Borrowers as an Eligible Credit Card Receivable in a Borrowing Base Certificate submitted to Administrative Agent, such Credit Card Receivable is (a) a bona fide existing payment obligation of the applicable Credit Card Issuer or Credit Card Processor created by the sale and delivery of Inventory or the rendition of services in the ordinary course of the applicable ABL Loan Party’s business, (b) owed to the applicable ABL Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Credit Card Receivables.

(b)          As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable ABL Loan Party’s business, (b) owed to the applicable ABL Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

(c)          As to each Rental Agreement that is identified by Borrowers as an Eligible Rental Agreement in a Borrowing Base Certificate submitted to Administrative Agent, such Rental Agreement is (a) a bona fide existing contractual agreement between Buddy Top Parent or its Subsidiaries that are ABL Loan Parties on the one hand, and a third party customer, on the other hand, in the ordinary course of such ABL Loan Party’s business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Rental Agreements.

Section 4.15            Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

Section 4.16            Governmental Regulation.

(a)                No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

(b)                No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17            Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. Immediately before and upon giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of the Loans made to the Loan Parties will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

Section 4.18            Employee Matters. No Loan Party nor any of its Subsidiaries (excluding the Excluded Entities) is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), or to the best knowledge of any Loan Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) or to the best knowledge of any Loan Party, threatened against any of them, (b) no strike or work stoppage or other labor disputes in existence or, to the knowledge of any Loan Party, threatened, involving any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), and (c) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) and, to the best knowledge of any Loan Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b), or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.19            Employee Benefit Plans. Each Loan Party and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan except, in each case, where failure to do so, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party or any of its ERISA Affiliates, except, in each case, for a liability or liabilities that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained, or contributed to by any Loan Party or any of its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of any Loan Party and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Each Loan Party and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20            Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.21            Solvency. Each of (a) the Loan Parties and (b) the ABL Loan Parties (excluding, for avoidance of doubt, the Non-ABL Loan Parties and Non-ABL Subsidiaries), in each case on a consolidated basis, are Solvent and will be Solvent immediately after giving effect to this Agreement, the incurrence of each Credit Extension, the payment of all accrued fees and expenses to be paid by the Loan Parties in connection with any of the foregoing, and the other transactions contemplated to be consummated substantially concurrently, and in connection with, the foregoing.

Section 4.22            [Reserved].

Section 4.23            Compliance with Statutes, etc. Each Loan Party and its Subsidiaries (excluding the Excluded Entities) is in compliance with (a) its Organizational Documents and (b) all applicable statutes, regulations, and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of each Loan Party and its Subsidiaries (excluding the Excluded Entities)), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.24            Intellectual Property. Each Loan Party owns, or holds licenses in, or otherwise has the right to use all Material Intellectual Property that is used in the conduct of its business as currently conducted. Attached hereto as Schedule 4.24 is a true, correct, and complete listing of all registered material trademarks, copyrights, and patents, and applications therefor, as to which any Loan Party is the owner; provided, that Lead Borrower may amend Schedule 4.24 to add additional intellectual property, or to remove intellectual property in the ordinary course, so long as such amendment occurs by written notice to Administrative Agent at the time that Lead Borrower provides its Compliance Certificate pursuant to Section 5.01(d).

Section 4.25            Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair and other than Inventory and Equipment with, in the aggregate, a de minimis value) of the Loan Parties are not stored with a bailee, warehouseman, or similar party (other than Third Party Franchisees) and as of the Closing Date, are located only at, or are in-transit between or to, the locations identified on Schedule 4.25, and as of any date other than the Closing Date on which the Loan Parties are making this representation, are located only at, or are in-transit between or to, the locations identified on Schedule 4.25 (as such Schedule may be updated pursuant to Section 5.12 or any Compliance Certificate delivered after the Closing Date in connection with the annual financials required by Section 5.01(c)) or any other retail store location opened after the date of delivery of the most recent Compliance Certificate delivered after the Closing Date in connection with the annual financials required by Section 5.01(c)).

Section 4.26            Trademarks and Key Trademark Licenses. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, each Loan Party has the licenses to use or otherwise has the right to use all trademarks owned by third parties that are necessary to the conduct of its business as currently conducted (including, without limitation, Material Intellectual Property) (“Licensed Trademarks”). All registered trademarks and trademark applications owned by or filed in the name of the Loan Parties (“Owned Trademarks”) are in good standing and in compliance with all formal legal requirements, and all filings, payments, and other actions required to be made or taken to maintain such Owned Trademarks in full force and effect have been made by the applicable deadline. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the goodwill associated with all Owned Trademarks that are currently used in commerce have not been impaired. No proceeding (including any opposition or cancellation) is pending or, to the knowledge of the Loan Parties, threatened that challenges the validity or enforceability of the Owned Trademarks. The Loan Parties are not parties to any co-existence agreement with respect to the Owned Trademarks. Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, use of the Owned Trademarks or the Licensed Trademarks by the Loan Parties do not infringe any intellectual property rights of any third party.

Section 4.27            Insurance. Each Loan Party keeps its property adequately insured and maintains (a) insurance to such extent and against such risks, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied, or controlled by it, and (d) such other insurance as may be required by law. Schedule 4.27 sets forth a list of all property and liability insurance maintained by each Loan Party on the Closing Date (or attaches insurance certificates specifying such insurance).

Section 4.28            Franchise Agreements.

(a)                Schedule 4.28 sets forth a complete and accurate list as of the Closing Date of all Franchise Agreements to which any Loan Party or any of their Subsidiaries is a party.

(b)                Except as set forth on Schedule 4.28, as of the Closing Date, to the knowledge of the Loan Parties, none of the Franchise Agreements contains any grant of exclusive rights to a territory designated therein which conflicts, or potentially conflicts, with any grant of exclusive rights to a territory granted under any other Franchise Agreement. Except as set forth in Schedule 4.28, as of the Closing Date, no current franchisee under a Franchise Agreement has given written notice to a Loan Party’s management during the six (6) month period before the Closing Date of its intention to rescind or terminate (with or without cause) any Franchise Agreement.

(c)                Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party has prepared and maintained each of its Franchise Disclosure Documents, in an accurate and correct manner, (ii) each Loan Party has filed all required Franchise Disclosure Documents required by law in all states and jurisdictions requiring registration and approval prior to any offers or sales of franchises in such states, and (iii) each Loan Party has filed all material changes, amendments, renewals thereto on a timely and accurate basis as required under, and required by applicable Requirements of Law. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party’s Franchise Disclosure Documents were prepared in compliance with applicable Franchise Laws and disclosure guidelines, and there were no misrepresentations or omissions of information in any Franchise Disclosure Documents at the time such Loan Party was using such Franchise Disclosure Documents. Each Franchise Agreement complies, and the offer and sale of such Franchise Agreement complied, in each case at the time such offer and sale was made, with all Franchise Laws, except to the extent of any non-compliance therewith which could not reasonably be expected to have a Material Adverse Effect.

Section 4.29            Permits, etc. Each Loan Party has, and is in material compliance with, all permits, licenses, authorizations, approvals, entitlements, and accreditations required for such Person lawfully to own, lease, manage, or operate, or to acquire, each business currently owned, leased, managed, or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture, or non-renewal of any such permit, license, authorization, approval, entitlement, or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event, or claim could not be reasonably expected to have a Material Adverse Effect.

Section 4.30            Cash Management. Schedule 4.30 sets forth a complete and accurate list as of the Closing Date of all deposit, checking, and other bank accounts, all securities and other accounts maintained with any broker dealer, and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof). Schedule 6.17 sets forth a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

Section 4.31            Security Interests. The Security Agreement creates in favor of Administrative Agent, for the benefit of Secured Parties, a legal, valid, and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 3.01(d), and the recording of any applicable intellectual property security agreements as referred to in the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, if and as applicable, and the entry into Control Agreements with respect to any Deposit Accounts, Securities Accounts and Commodities Accounts, such security interests in and Liens on the Collateral granted thereby (with respect to the types of Collateral that can be perfected by the filing of a financing statement or recordation of an intellectual property security agreement, and to the extent that any applicable Collateral can be perfected by the recordation of an intellectual property security agreement) shall be perfected, First Priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection, or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of intellectual property security agreements pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights (to the extent that any applicable Collateral can be perfected by filing and recording an intellectual property security agreement in the United States Patent and Trademark Office and the United States Copyright Office); provided, that notwithstanding anything herein to the contrary, in no event shall any Loan Party be required to take perfection steps with respect to any motor vehicle or any other collateral subject to a certificate of title or ownership.

Section 4.32            PATRIOT ACT. To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “PATRIOT Act”).

Section 4.33            OFAC/Sanctions. No Loan Party nor any of its Subsidiaries is in violation in any material respect of any applicable Sanctions. No Loan Party, nor any of its Subsidiaries, nor any director or officer of such Loan Party or such Subsidiary nor, to the knowledge of the Loan Parties, any employee, agent, or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and their Subsidiaries, and each director, officer, employee, agent (when acting on behalf of a Loan Party or Subsidiary thereof, within the scope of the agent’s designated duties), and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the Anti-corruption Laws in all material respects. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise be used in any manner that would result in a violation of any applicable Sanction by any Person (including any Lender or other individual or entity participating in any transaction).

Section 4.34            Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates, or written statements furnished to Lenders by or on behalf of Global Parent or any of its Subsidiaries (excluding the Excluded Entities) for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Global Parent or Lead Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Global Parent and Lead Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Global Parent or Lead Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates, and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.35            Use of Proceeds. The proceeds of the Credit Extensions shall be applied by the Borrowers solely (i) to consummate the Transactions (including, without limitation, to pay the Transaction Costs), (ii) to repay the Existing Indebtedness, and/or (iii) for general corporate purposes.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, until the Termination Date has occurred, each Loan Party shall perform, and each Loan Party shall cause each of its Subsidiaries (excluding the Excluded Entities) to perform, all covenants in this Article V.

Section 5.01            Financial Statements and Other Reports. Unless otherwise provided below, Lead Borrower will deliver to the Administrative Agent (whereupon the Administrative Agent shall promptly share with each Lender):

(a)                Monthly Reports. As soon as available, and in any event within 30 days after the end of each fiscal month (excluding the last fiscal month of each Fiscal Quarter) (or, with respect to any fiscal month reports required prior to the fiscal month ending September 2020, 45 days), (i) consolidated and consolidating balance sheets of Global Parent, the Lead Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity, and consolidated and consolidating statements of cash flows of the Global Parent, the Lead Borrower and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior fiscal months or periods (and, in connection therewith, copies of any restated financial statements for any impacted fiscal month or period); provided that any consolidating financials required by this clause (a)(i) shall be the consolidating financials prepared for each line of business (e.g. AF Holdings, Sears Top Parent and their Subsidiaries, and Buddy Top Parent and its Subsidiaries) and not consolidating financials for each Subsidiary on an entity by entity basis, (ii) a Financial Officer Certification with respect the foregoing, (iii) for each line of business, the information described on Schedule 5.1 hereto under the heading “Monthly Reporting”, in form and substance reasonably acceptable to Administrative Agent, and (iv) a Narrative Report with respect the foregoing,

(b)                Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), (i) consolidated and consolidating balance sheets of the Global Parent, the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity, and cash flows of the Global Parent, the Lead Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail; provided that any consolidating financials required by this clause (b)(i) shall be the consolidating financials prepared for each line of business (e.g. AF Holdings, Sears Top Parent and their Subsidiaries, Buddy Top Parent and its Subsidiaries, Vitamin Top Parent and its Subsidiaries, and Liberty Holdings and its Subsidiaries) and not consolidating financials for each Subsidiary on an entity by entity basis, (ii) a Financial Officer Certification with respect to the foregoing, (iii) the information described on Schedule 5.1 hereto under the heading “Quarterly Reporting”, in form and substance reasonably acceptable to Administrative Agent, and (iv) a Narrative Report with respect the foregoing,

(c)                Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year commencing with Fiscal Year 2020, (i) the consolidated and consolidating balance sheet of the Global Parent, the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity, and cash flows of the Global Parent, the Lead Borrower and its Subsidiaries for such Fiscal Year, prepared in conformity with GAAP, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided that any consolidating financials required by this clause (c)(i) shall be the consolidating financials prepared for each line of business (e.g. AF Holdings, Sears Top Parent and its Subsidiaries, Buddy Top Parent and its Subsidiaries, Vitamin Top Parent and its Subsidiaries, and Liberty Holdings and its Subsidiaries) and not consolidating financials for each Subsidiary on an entity by entity basis and (ii) with respect to such consolidated and consolidating financial statements a report thereon of BDO, Deloitte or other independent certified public accountants of recognized national standing selected by Global Parent, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and contain no material qualifications as to scope of audit other than solely with respect to, or resulting solely from (x) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (y) any potential inability to satisfy any financial covenant under any Indebtedness on a future date or in a future period, and shall state that such consolidated and consolidating financial statements fairly present, in all material respects, the consolidated and consolidating financial position of the Global Parent, the Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards); provided, that in lieu of providing the consolidated and consolidating annual audited financial statements of the Global Parent, the Lead Borrower and its Subsidiaries required by this clause (c) and the report thereon of the Lead Borrower’s independent certified public accountants (but not, for the avoidance of doubt, any of the other related materials required by this clause (c) (including, without limitation, the comparison to the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year, the Financial Officer Certification, or the Narrative Report)), the Lead Borrower may provide the consolidated and consolidating annual financial statements of Global Parent and its Subsidiaries, or of any direct parent of Global Parent and its Subsidiaries, so long as the Lead Borrower concurrently provides (A) Administrative Agent with consolidating and consolidating information, which shall be audited, that explains in reasonable detail the differences between the information relating to Global Parent and its Subsidiaries or such direct parent of Global Parent and its Subsidiaries, on the one hand, and the information relating to the Loans on a stand-alone basis, on the other hand, and (B) a report of the independent certified public accountants of recognized national standing selected by Global Parent or such direct parent of Global Parent, as applicable, and reasonably satisfactory to Administrative Agent (which report shall be unqualified to the extent set forth in the preceding clause (ii)),

(d)                Compliance Certificate. Together with each delivery of financial statements of the Global Parent, the Lead Borrower and its Subsidiaries pursuant to Section 5.01(b) or Section 5.01(c), a duly executed and completed Compliance Certificate,

(e)                Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Global Parent, the Lead Borrower and its Subsidiaries delivered pursuant to Section 5.01(a), Section 5.01(b), or Section 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent,

(f)                 Notice of Default. Promptly (but in any event within three (3) Business Days) upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice (from a Person other than the Administrative Agent) has been given to Global Parent or Lead Borrower with respect thereto, (ii) that any Person has given any notice to Global Parent or any of its Subsidiaries (excluding the Excluded Entities) or taken any other action with respect to any event or condition set forth in Section 8.01(b), or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event, or change, or specifying the notice given and action taken by any such Person (if applicable) and the nature of such claimed Event of Default, Default, default, event or condition, and what action Lead Borrower has taken, is taking, and proposes to take with respect thereto, together with copies of any such notice or other document received by Global Parent or any of its Subsidiaries (excluding the Excluded Entities) related thereto,

(g)                Notice of Litigation. Promptly (but in any event within three (3) Business Days) upon any senior officer of any Loan Party obtaining knowledge of (i) the institution of, or non-frivolous threat (in writing) of, any Adverse Proceeding not previously disclosed in writing by Lead Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Global Parent or Lead Borrower to enable Lenders and their counsel to evaluate such matters,

(h)                ERISA. (i) Promptly (but in any event within three (3) Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Loan Party or any of its ERISA Affiliates has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened, in writing, by the Internal Revenue Service, the Department of Labor, or the PBGC with respect thereto, and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (B) all notices received by any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request,

(i)                 Financial Plan. No sooner than 30 days after, and no later than 60 days after, the start of each Fiscal Year (commencing with the first full Fiscal Year after the Closing Date), a consolidated and consolidating plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated and consolidating balance sheet and forecasted consolidated and consolidating statements of income and cash flows of the Loan Parties for each such Fiscal Year, (ii) forecasted consolidated and consolidating statements of income and cash flows of the Loan Parties for each fiscal month of each such Fiscal Year, (iii) forecasted calculations of the financial covenant set forth in Section 6.08 for such Fiscal Year, and (iv) forecasted calculations of Consolidated Liquidity and Availability for such Fiscal Year, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent,

(j)                 Insurance Report. Upon reasonable request of the Administrative Agent or any Lender, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by any Loan Party,

(k)                Term Documents and Reporting. Promptly, but in any event within three (3) Business Days (or one (1) Business Day with respect to notices pursuant to clause (y) hereof) after the furnishing, receipt or execution thereof, copies of (x) any amendment, waiver, consent or other written modification of the Term Documents (other than immaterial amendments to the Term Documents other than the Term Credit Agreement), (y) any written notice of default or any written notice related to the exercise of remedies under the Term Documents, and (z) any other material written notice, certificate or other written information or document provided to, or received from, the Term Agent or the Term Lenders; provided, that this clause (k) shall not apply to the Fee Letter (as defined in the Term Credit Agreement) or any other documents and information relating to fees under the Term Documents (and Lead Borrower may make redactions of such fees in its reasonable discretion),

(l)                 Third Party Franchisees. Promptly upon any senior officer of any Loan Party obtaining knowledge of any material breach or non-performance of, or any material default under, any agreements with any Third Party Franchisee that would materially and adversely impact the ability of the Administrative Agent to realize upon the Collateral,

(m)              Environmental Reports and Audits. Within ten (10) days following the receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which have resulted in or are reasonably likely to result in an Environmental Action asserted against any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) or in any Environmental Liabilities of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) which, in either case, could reasonably be expected to result in a Material Adverse Effect,

(n)                Information Regarding Collateral. Lead Borrower will furnish to the Administrative Agent prompt (but in any event within five (5) Business Days thereafter) written notice of any change in any Loan Party’s (i) legal name, (ii) chief executive office, (iii) identity or corporate structure, or (iv) Federal Taxpayer Identification Number. Lead Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal, and perfected security interest in all the Collateral as contemplated by the Collateral Documents. Lead Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed,

(o)                Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), Lead Borrower shall deliver to the Administrative Agent an officer’s certificate either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.01(o) and/or identifying such changes; provided, that Lead Borrower shall not be required to notify the Administrative Agent pursuant to this Section 5.01(o) of any changes with respect to which the Loan Parties shall have previously notified the Administrative Agent,

(p)                Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each United States federal income Tax return filed by or on behalf of any Loan Party,

(q)                Borrowing Base Certificates and Collateral Reporting.

(i)                 On or prior to the fifteenth (15th) Business Day of each fiscal month, a completed Borrowing Base Certificate as of the last day of the immediately preceding fiscal month; provided, that at any time a Reporting Trigger Period is continuing, the Borrowers shall deliver a completed Borrowing Base Certificate on the second (2nd) Business Day of each week calculating the Borrowing Base as of the close of business on the immediately preceding Friday, which weekly Borrowing Base Certificate, as to such components of the Borrowing Base as the Administrative Agent may in its discretion agree, may use reasonable estimates or amounts from a prior period as the Administrative Agent may specify, if and to the extent the Lead Borrower may request to use such estimates or amounts. Each Borrowing Base Certificate shall include: (i) a summary source document of stock ledger, (ii) a summary source document of inventory ineligibles, (iii) a summary source document showing Eligible Credit Card Receivables, Eligible Accounts and Eligible Rental Agreements, including in the case of Eligible Rental Agreements, a summary of the remaining contractual revenue of active contracts (with a break-down by new contracts and contracts that are active and existed prior to the period) as well as a summary of the contractual revenue collected in the covered period), (iv) a summary source document showing ineligible Credit Card Receivables, Accounts and Rental Agreements, (v) the calculation of Availability on and as of the end of such fiscal month (or week, as applicable) and (vi) if such Borrowing Base Certificate covers a fiscal month (or such Borrowing Base covers the last week of any fiscal month (if weekly)), the Borrowing Base Certificate shall also include (x) a monthly store rent summary in respect of Washington, Virginia and Pennsylvania, (y) a report identifying customer deposits, and (z) a report with franchisee commission payable accruals.

(ii)               Prior to the occurrence of each Collateral Reporting Trigger Event, Lead Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting such Collateral Reporting Trigger Event on a pro forma basis and demonstrating that upon giving effect to such Collateral Reporting Trigger Event, (A) the Total Revolving Outstandings will not exceed the Line Cap and (B) the Borrowers will be in compliance with the financial covenant set forth in Section 6.08, and

(r)                 Other Information.

(i) Promptly upon their becoming available, copies of

(A)              all financial statements, reports, notices, and proxy statements sent or made available generally by Global Parent to its security holders acting in such capacity or by any Subsidiary of Global Parent (excluding the Excluded Entities) to its security holders other than Global Parent or another Subsidiary of Global Parent, and

(B)              all regular and periodic reports and all registration statements and prospectuses, if any, filed by Global Parent or any of its Subsidiaries (excluding the Excluded Entities) with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority;

(ii)               promptly after submission to any Governmental Authority, solely to the extent not legally prohibited from disclosing such information, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry),

(iii)             promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof,

(iv)              prompt notice of the acquisition by any Loan Party or any of their respective Subsidiaries (excluding the Excluded Entities) of any Margin Stock, together with a completed and executed Form U-1, together with such other information reasonably requested by Administrative Agent to enable any Lender to comply with any of the requirements under Regulations T, U, and X,

(v)                promptly, but in any event within three (3) Business Days (or one (1) Business Day with respect to notices pursuant to clause (y) hereof) after the furnishing, receipt or execution thereof, copies of (x) any amendment, waiver, consent or other written modification of any Indebtedness of the Excluded Entities (other than immaterial amendments to such Indebtedness), (y) any notice of default or any notice related to the exercise of remedies under any Indebtedness of the Excluded Entities, and (z) any other material notice, certificate or other information or document provided to, or received from, the agent or lenders under such Indebtedness; provided, that this clause (q)(v) shall not apply to any documents and information relating to fees under such Indebtedness,

(vi)              any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification,

(vii)            promptly following any request therefor, such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know-your-customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable Anti-corruption Laws and Sanctions laws (including those passed pursuant to the PATRIOT Act), and

(viii)          promptly following any request therefor, such other information and data with respect to Global Parent or any of its Subsidiaries (excluding the Excluded Entities) as from time to time may be reasonably requested by the Administrative Agent.

Section 5.02            Existence. Except as otherwise permitted under Section 6.09, each Loan Party will, and will cause each of its Subsidiaries (other than the Excluded Entities) to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, Governmental Authorizations, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses or the conduct of their businesses.

Section 5.03            Payment of Taxes and Claims. Global Parent will, and will cause each of its Subsidiaries (excluding the Excluded Entities) to, timely file all income Tax returns and all other material Tax returns required to be filed by Global Parent or any of its Subsidiaries (excluding the Excluded Entities) and timely pay all income Taxes and all other material Taxes imposed upon it or any of its properties or assets, or in respect of any of its income or businesses; provided, that no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay imposition of any penalty, fine, or Lien resulting from the non-payment thereof. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries (excluding the Excluded Entities) to, file or consent to the filing of any consolidated income Tax return with any Person (other than Ultimate Parent or any of its Subsidiaries).

Section 5.04            Maintenance of Properties. Each Loan Party will, and each Loan Party will cause each of its Subsidiaries (excluding the Excluded Entities) to, except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) maintain or cause to be maintained in reasonably good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all properties used or useful in the business of the Loan Parties and their Subsidiaries (excluding the Excluded Entities) and from time to time will make or cause to be made all reasonably appropriate repairs, renewals, and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 5.05            Insurance.

(a)                The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance, or such other insurance with respect to liabilities, losses, or damage in respect of the assets, properties, and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (1) in the case of each liability insurance policy, name the Administrative Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy covering Collateral, contain a lender loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Secured Parties, as the lender loss payee thereunder.

(b)                With respect to any portion of any Real Estate Asset subject to a Mortgage that is located in a Flood Zone within a community participating in the Flood Program, the applicable Loan Party will maintain through the Flood Program or through private insurance policies, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Real Estate Asset ceases to be financially sound and reputable after the Closing Date, in which case, the applicable Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), (i) such flood insurance coverage under policies issued pursuant to and in compliance with the Flood Insurance Laws in an amount equal to the maximum limit of coverage available for such Real Estate Asset under Flood Insurance Laws, subject only to deductibles consistent in scope and amount with those permitted under the Flood Program and (ii) such additional coverage as required by Administrative Agent, if any, under supplemental private insurance policies in an amount reasonably required by the Administrative Agent.

(c)                The Loan Parties will deliver to the Administrative Agent copies of certificates of insurance upon reasonable request of the Administrative Agent. Each of the insurance policies required to be maintained under Section 5.05(a) shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of the cancellation or substantial modification thereof. Receipt of such notice shall entitle the Administrative Agent (but the Administrative Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.05, or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 5.06            Collateral Administration; Inspections; Field Examinations and Appraisals. Each Loan Party will, and each Loan Party will cause each of its Subsidiaries (excluding the Excluded Entities) to, (a) keep adequate books of record and account in which full, true, and correct entries are made of all dealings and transactions in relation to its business and activities, (b) conduct (or cause their accountants to conduct) a full physical inventory of the legacy “Sears Outlet” stores and related distribution centers (and provide to the Administrative Agent a report based on such physical inventory, together with such supporting information as the Administrative Agent may reasonably request) no later than October 31, 2020, and at least once per three (3) month period thereafter during the Initial Collateral Monitoring Period, and (c) permit any representatives designated by Administrative Agent or any Lender (including employees of Administrative Agent or such Lender or any consultants, auditors, accountants, lawyers, and appraisers retained by Administrative Agent or such Lender) to visit and inspect any of the properties of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) (including Phase I Environmental Site Assessments), to conduct audits, valuations, appraisals, and/or field examinations of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) to inspect, copy, and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances, and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice (unless an Event of Default exists, in which case no advance notice shall be required) and at such reasonable times during normal business hours and as often as may reasonably be requested. The Loan Parties agree to pay (y) the Administrative Agent’s, the applicable field examiner’s and the applicable appraiser’s reasonable and documented fees and out-of-pocket costs and expenses incurred in connection with all such visits, audits, appraisals, inspections, valuations, and field examinations relating to the ABL Loan Parties, and (z) the reasonable and documented out-of-pocket costs of all visits, audits, appraisals, inspections, valuations, and field examinations relating to the ABL Loan Parties conducted by a third party on behalf of the Administrative Agent and Lenders. Notwithstanding anything to the contrary in this Section 5.06, (x) only Administrative Agent on behalf of the Lenders may exercise the rights of Administrative Agent and the Lenders under this Section 5.06 and (y) the Administrative Agent shall not conduct or obtain more than:

(i)                 (1) two commercial field examinations in the first 12-month period after the Closing Date, and one commercial field examination per 12-month period thereafter, at the Borrowers’ expense, of the ABL Loan Parties, the Collateral of the ABL Loan Parties, and such other matters as the Administrative Agent shall deem appropriate in its Permitted Discretion, (2) one additional such field examination per 12-month period, at the Borrowers’ expense, if a Collateral Monitoring Trigger Period is continuing, (3) one additional such field examination per 12-month period at the Lenders’ expense and (4) one or more additional such field examinations, at the Borrowers’ expense, as the Administrative Agent shall require if an Event of Default exists;

(ii)               (1) two appraisals in the first 12-month period after the Closing Date, and one appraisal per 12-month period thereafter, at the Borrowers’ expense, of the Inventory of the ABL Loan Parties, (2) one additional such appraisal per 12-month period, at the Borrowers’ expense, if a Collateral Monitoring Trigger Period is continuing, (3), one additional such appraisal per 12-month period at the Lenders’ expense and (4) one or more additional such appraisals, at the Borrowers’ expense, as the Administrative Agent shall require if an Event of Default exists;

(iii)             one additional appraisal per 12-month period, at the Borrower’s expense of the Inventory of AF Holdings and its Subsidiaries; or

(iv)              (1) one appraisal per 12-month period, at the Borrowers’ expense, of the Eligible Rental Agreements; provided, that monthly desktop appraisals of the Eligible Rental Agreements, performed by Vion or another appraiser and on terms satisfactory to the Administrative Agent and each Initial Lender, each in its Permitted Discretion, shall be required at all times after the Closing Date, at the Borrowers’ expense, (2) one additional such appraisal per 12-month period, at the Borrowers’ expense, if a Collateral Monitoring Trigger Period is continuing, (3), one additional such appraisal per 12-month period at the Lenders’ expense and (4) one or more additional such appraisals, at the Borrowers’ expense, as the Administrative Agent or Required Lenders shall require if an Event of Default exists.

In addition to the foregoing, from time to time during the Increased Collateral Monitoring Period, the Administrative Agent may engage Hilco (or another consultant reasonably acceptable to the Administrative Agent) to conduct reviews and audits of the Borrowing Base, Borrowing Base Certificates and related reporting, all at the Borrowers’ expense.

The Loan Parties acknowledge that Administrative Agent or any Lender, after exercising its rights of inspection, may prepare and distribute to Lenders certain reports pertaining to the Loan Parties’ assets for internal use by Administrative Agent and Lenders.

Section 5.07            Lenders Meetings and Conference Calls.

(a)                Global Parent and Lead Borrower will, upon the request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Lead Borrower’s corporate offices (or at such other location as may be agreed to by Lead Borrower and the Administrative Agent) at such time as may be agreed to by Lead Borrower and the Administrative Agent.

(b)                Following the delivery of financial statements and other information required to be delivered pursuant to Section 5.01(b) or Section 5.01(c), Global Parent shall, not later than 15 Business Days following the request of Administrative Agent, cause its chief operating officer or chief financial officer to participate in a conference call with Administrative Agent and all Lenders who choose to participate in such conference call during which conference call the chief operating officer or chief financial officer shall review the financial condition of the Loan Parties and their Subsidiaries (excluding the Excluded Entities) and such other matters as Administrative Agent or any Lender may reasonably request.

Section 5.08            Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries (excluding the Excluded Entities) to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including, without limitation, Anti-corruption Laws, the PATRIOT Act, and OFAC Sanctions Programs.

Section 5.09            Environmental. Each Loan Party will, and will cause each of its Subsidiaries (excluding the Excluded Entities) to,

(a)                Keep any property either owned or operated by any Loan Party or its Subsidiaries (excluding the Excluded Entities) free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)                Comply, in all material respects, with Environmental Laws and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(c)                Promptly notify Administrative Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries (excluding the Excluded Entities) which could reasonably be expected to result in a Material Adverse Effect, and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and

(d)                Promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries (excluding the Excluded Entities), (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries (excluding the Excluded Entities), in either case, that could reasonably be expected to result in a Material Adverse Effect and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.

Section 5.10            Subsidiaries.

(a)                In the event that any Person becomes a Subsidiary of Global Parent after the Closing Date (or ceases to constitute an Excluded Subsidiary, including on the Liberty Trigger Date), Global Parent and the Lead Borrower shall (i) within 45 days (or 90 days with respect to any Subsidiary for which the execution of any mortgages relative to Real Property is required to comply with this Section 5.10 with respect to such Subsidiary) after the date of such event (in each case, or such later date as may be agreed by Administrative Agent in its sole discretion), cause such Subsidiary to become either a Guarantor Subsidiary hereunder by executing a joinder to this Agreement (provided that no Excluded Entity or Excluded Subsidiary shall be required to become a Guarantor Subsidiary hereunder for so long as such Subsidiary remains an Excluded Entity or Excluded Subsidiary) or become a Borrower hereunder by executing a Borrower Joinder Agreement (provided that no Excluded Entity or Excluded Subsidiary shall be required to become a Borrower hereunder for so long as such Subsidiary remains an Excluded Entity or Excluded Subsidiary) and (a) if such Subsidiary is incorporated or organized under the laws of the United States or any State thereof, cause such Subsidiary to be a “Grantor” under the Security Agreement by executing and delivering to Administrative Agent a Joinder (provided that no Excluded Entity or Excluded Subsidiary shall be required to become a Grantor under the Security Agreement for so long as such Subsidiary remains an Excluded Entity or Excluded Subsidiary) and (b) if such Subsidiary is incorporated or organized under the laws of a jurisdiction other than the United States or any State thereof, (1) to the extent not in violation of Requirements of Law, cause any Loan Party that directly owns the Capital Stock of such Subsidiary to grant to the Administrative Agent a legal, valid, enforceable perfected, First Priority security interest in such Capital Stock of such Subsidiary pursuant to documentation in form and substance reasonably acceptable to the Administrative Agent and (2) cause such Subsidiary to grant to the Administrative Agent a legal, valid, enforceable perfected, First Priority security interest in all Collateral (excluding, for avoidance of doubt, Excluded Assets (as defined in the Security Agreement)) owned by it pursuant to documentation in form and substance reasonably acceptable to the Administrative Agent (provided that no Excluded Entity or Excluded Subsidiary shall be required to grant such a security interest for so long as such Subsidiary remains an Excluded Entity or Excluded Subsidiary) and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are reasonably requested by Administrative Agent in connection therewith; provided, however, that notwithstanding the foregoing, in no event shall the foregoing require (x) any Person to enter into any security agreement or pledge governed by the laws of any jurisdiction other than the United States or any State thereof or (y) any filing or other action in any jurisdiction other than the United States or any State thereof in order to create or perfect a security interest, in the case of the foregoing clauses (x) and (y), unless (1) the total property and assets of the Subsidiaries (excluding the Excluded Entities) incorporated or organized in such jurisdiction, determined in accordance with GAAP, exceeds 1% of the total property and assets of Lead Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Lead Borrower most recently delivered pursuant to Section 5.01(b) or 5.01(c), as applicable or (2) the consolidated revenue of the Subsidiaries (excluding the Excluded Entities) incorporated or organized in such jurisdiction exceeds 1% of the consolidated revenue of Lead Borrower and its Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Lead Borrower most recently delivered pursuant to Section 5.01(b) or 5.01(c), as applicable (the foregoing clauses (1) and (2), the “Collateral Coverage Test”; the Collateral Coverage Test is deemed to be “satisfied” with respect to all subsidiaries organized or incorporated under the laws of any particular jurisdiction (other than the United States or any State thereof) if such Subsidiaries, collectively, do not satisfy clauses (1) and/or (2) of the definition of “Collateral Coverage Test”, and is otherwise deemed to be “not satisfied” with respect to such Subsidiaries). With respect to each such Subsidiary (excluding the Excluded Entities and Excluded Subsidiaries), Lead Borrower shall, within 45 days (or 90 days with respect to any Subsidiary (excluding the Excluded Entities and the Excluded Subsidiaries) for which the execution of any mortgages relative to Real Property is required to comply with this Section 5.10 with respect to such Subsidiary (excluding the Excluded Entities and the Excluded Subsidiaries)) after the date when such Person becomes a direct or indirect Subsidiary (excluding the Excluded Entities and the Excluded Subsidiaries) (in each case, or such later date as may be agreed by Administrative Agent in its sole discretion), promptly send to Administrative Agent written notice setting forth with respect to such Person (A) the date on which such Person became a direct or indirect Subsidiary of Lead Borrower (excluding the Excluded Entities and the Excluded Subsidiaries), and (B) all of the data required to be set forth in Schedules 4.1 and 4.2 for such Subsidiary (excluding the Excluded Entities and the Excluded Subsidiaries); provided, that such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

(b)                [Reserved].

Section 5.11            Material Real Estate Assets. In the event that any Loan Party acquires a Material Real Estate Asset located in the United States or a Real Estate Asset owned by any Loan Party and located in the United States becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Administrative Agent, for the benefit of Secured Parties, then such Loan Party, no later than 90 days after acquiring such Material Real Estate Asset, or no later than 90 days after such Real Estate Asset becomes a Material Real Estate Asset (provided, that no such actions shall be required with respect to any Material Real Estate Assets owned by any Liberty Parties until the date that is 90 days after the Liberty Trigger Date) (in each case, or such later date as may be agreed by the Administrative Agent), shall take all such actions and execute and deliver, or cause to be executed and delivered, with respect to such Material Real Estate Asset (i) a Mortgage, (ii) an opinion of counsel in the jurisdiction where such Material Real Estate Asset is located with respect to the enforceability of such Mortgage and such other reasonable and customary matters as the Administrative Agent may reasonably request, and (iii) a mortgagee policy of title insurance (or a marked up title insurance commitment having the effect of a mortgagee policy of title insurance) issued by a title company reasonably satisfactory to the Administrative Agent, in an amount not less than the fair market value of such Material Real Estate Asset, insuring the Lien of such Mortgage as a valid First Priority security interest on such Material Real Estate Asset (the items set forth in clauses (i), (ii) and (iii), collectively, the “Mortgage Deliverables”). In addition to the foregoing, Lead Borrower shall, at the Administrative Agent’s reasonable request, deliver, from time to time, to the Administrative Agent with respect to each Real Estate Asset with respect to which Administrative Agent has been granted a Lien (w) such appraisals and surveys as are required by law or regulation; provided, however, that in no event shall Lead Borrower be required to deliver an appraisal and survey to the Administrative Agent for a particular Material Real Estate Asset more than once in any given calendar year unless such appraisal and/or survey is at the Administrative Agent’s sole cost, (x) environmental reports, audits and analyses and Phase I or Phase II reports; provided, however, that in no event shall Lead Borrower be required to deliver any such environmental reports, audits and analyses and Phase I or Phase II reports for a particular Material Real Estate Asset more than once in any given calendar year unless either (1) such environmental reports, audits, analyses and Phase I or Phase II reports are at the Administrative Agent’s or the Lenders’ sole cost and expense or (2) the Administrative Agent, in its reasonable and good faith discretion, suspects that Hazardous Materials are being disposed of, produced, stored, handled, treated, released, transported or are otherwise present at a particular Material Real Estate Asset (in such case, such report(s) shall be at Borrowers’ sole cost and expense); provided, further, that the Lead Borrower shall not be required to deliver any Phase II report unless the Administrative Agent, in its reasonable and good faith discretion, suspects that Hazardous Materials are being disposed of, produced, stored, handled, treated, released, transported or are otherwise present at a particular Material Real Estate Asset, (y) if such Real Estate Asset is not located in a Flood Zone, a completed Flood Certificate from a third party vendor in compliance with the Flood Program, and (z) if such Real Estate Asset is located in a Flood Zone, (1) a completed Flood Certificate from a third party vendor in compliance with the Flood Program, (2) written acknowledgement from the Lead Borrower that it received notification from the Administrative Agent that such Real Estate Asset is located within a Flood Zone and indicating whether the community in which such Real Estate Asset is located is participating in the Flood Program, (3) if such Real Estate Asset is located in a community participating in the Flood Program, evidence that the Loan Parties have complied with the insurance requirements set forth in Section 5.05(b), and (4) such additional coverage as required by Administrative Agent, if any, under supplemental private insurance policies in an amount reasonably required by Administrative Agent. Notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document, in no event shall any Loan Party be required to deliver Mortgage Deliverables with respect to any Real Estate Asset that is not a Material Real Estate Asset.

Section 5.12            Location of Inventory and Equipment. Keep the Loan Parties’ Inventory and Equipment (other than vehicles and Equipment out for repair, and other than Inventory and Equipment with, in the aggregate, a de minimis value) only at the locations identified on Schedule 4.25; provided, that Lead Borrower (i) may amend Schedule 4.25 with respect to any location other than a new retail store location so long as such amendment occurs by written notice to the Administrative Agent not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location (or such later date to which the Administrative Agent may otherwise agree) and (ii) shall specify any new retail store locations on the next Compliance Certificate delivered in connection with the annual financials required by Section 5.01(c) (or such later date to which the Administrative Agent may otherwise agree), and the case of clause (i) or (ii), Schedule 4.25 shall be deemed amended accordingly; provided that, within 90 days of the Closing Date (or, as to any properties added to Schedule 4.25 after the Closing Date, within 90 days of the delivery of the amended Schedule 4.25 including such property) (or, in each case, such later date to which the Administrative Agent may otherwise agree) Lead Borrower shall use its commercially reasonable efforts to provide to the Administrative Agent a Collateral Access Agreement with respect to any such location identified on Schedule 4.25 that is not a fee owned Real Estate Asset if the aggregate fair market value of the Inventory and Equipment located on such premises exceeds $250,000; provided that, following the occurrence and during the continuance of a Default or an Event of Default, no Inventory or Equipment shall be moved to any location not identified on the most recently provided Schedule 4.25 unless such Collateral Access Agreement is provided prior thereto or the Administrative Agent shall consent in writing to moving specified Inventory or Equipment to a particular location or locations identified on Schedule 4.25.

Section 5.13            Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge, and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.22. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that, subject in each case to Section 5.10 and any other exceptions expressly set forth in the Loan Documents, the Guaranteed Obligations are guaranteed by the Guarantors and the Secured Obligations are secured by substantially all of the assets of Loan Parties and all of the outstanding Capital Stock of the Loan Parties (other than the Capital Stock of Global Parent and the Equity Grant).

Section 5.14            Corporate Separateness. Each Loan Party will, and will cause each of its direct and indirect Subsidiaries (excluding the Excluded Entities) that are not Loan Parties to,

(a)                individually or collectively maintain its own Deposit Accounts and Securities Accounts, as applicable, and all other accounts, separate from those of any of their Affiliates (other than the Loan Parties) with commercial banking or financial institutions, and prevent such funds from being commingled with the funds of any of its Affiliates (other than the Loan Parties);

(b)                to the extent that each Loan Party and each of its direct and indirect Subsidiaries that are not Loan Parties and any of their Affiliates (other than the Loan Parties) have offices in the same location, ensure that there shall be a fair and appropriate allocation of overhead costs among them, and each Loan Party and each of its direct and indirect Subsidiaries that are not Loan Parties shall bear its fair share of such expenses;

(c)                to the extent that each Loan Party and each of its direct and indirect Subsidiaries that are not Loan Parties and any of their Affiliates (other than the Loan Parties) jointly have the benefit of amounts under any contracts, ensure that they contribute to such amounts on a fair and reasonable basis, based on each party’s use and expense;

(d)                conduct its affairs in its own names and in accordance with its Organizational Documents and observe all necessary, appropriate and customary corporate or equivalent formalities, including, but not limited to, holding all regular and special meetings necessary to authorize all its actions, keeping separate and materially accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining, in all material respects, accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts; and

(e)                other than as permitted under this Agreement, not assume, guarantee, indemnify or grant any Liens in respect of any of the liabilities or other obligations of any of its Affiliates (other than the Loan Parties).

Section 5.15            Anti-Commingling. Within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree to in its sole discretion), each Loan Party and each Liberty Party shall ensure that all proceeds of Franchise Fees are deposited in Deposit Accounts or Securities Accounts that (i) only contain Term Priority Collateral and (ii) are separate and distinct from those into which the proceeds of ABL Priority Collateral are expected to be deposited. No Loan Party or Liberty Party shall commingle any material amount of Franchise Fees with the proceeds of ABL Priority Collateral.

Section 5.16            Post-Closing Matters. Borrowers shall, and shall cause each of the other Loan Parties to, satisfy the requirements set forth on Schedule 5.16 on or before the date specified for such requirement or such later date to be determined by Administrative Agent in its sole discretion.

Section 5.17            Use of Proceeds. Borrowers shall apply the proceeds of the Credit Extensions as set forth in Section 4.35 hereof. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 5.18            Franchise Agreements. Each Loan Party shall, and shall cause each of its Subsidiaries (excluding the Excluded Entities) to, satisfy and perform in all material respects all obligations of each such Person under each Franchise Agreement, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.19            Rental Agreements.

(a)          (i) All Rental Agreements shall be held by the Loan Parties at one or more locations as directed by the Lead Borrower and (ii) the Loan Parties shall use commercially reasonable efforts to maintain customary measures consistent with past practice with respect to access to, and security of, such Rental Agreements.

(b)          The Loan Parties shall ensure that all Rental Agreements entered into following the Closing Date bear the following legend: “This writing and the obligations evidenced hereby are subject to the security interest of Citizens Bank, N.A., as Administrative Agent.”

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, until the Termination Date has occurred, such Loan Party shall perform, and such Loan Party shall cause each of its Subsidiaries (excluding the Excluded Entities) to perform, all covenants in this Article VI.

Section 6.01            Indebtedness. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries (excluding the Excluded Entities) to, directly or indirectly, create, incur, assume, or guarantee, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.02            Liens. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries (excluding the Excluded Entities) to, directly or indirectly, create, incur, assume, or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities), whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

Section 6.03            [Reserved].

Section 6.04            No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.09, (b) restrictions by reason of customary provisions restricting assignments, subletting, or other transfers contained in leases, licenses, and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (c) any covenants contained in this Agreement or in any other Loan Documents, and (d) any covenants contained in the Term Credit Agreement or in any other Term Documents and (e) restrictions imposed by law, no Loan Party or any of its Subsidiaries (excluding the Excluded Entities) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.05            Restricted Junior Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make, or set apart, or agree to declare, order, pay, make, or set apart, any sum for any Restricted Junior Payment except:

(a)                the making of (i) Permitted Tax Payments and (ii) to the extent constituting a Restricted Junior Payment, the payment of fees and expenses (or the distribution of amounts used to pay such fees and expenses) incurred by Ultimate Parent in connection with (x) corporate and public company overhead costs and expenses (including administrative, legal accounting, Tax reporting, insurance and other similar expenses payable to third parties) solely attributable to the operations of the Loan Parties and their Subsidiaries (excluding the Excluded Entities) (in the good faith judgment of the Lead Borrower) that are incurred in the ordinary course of business in an aggregate amount not to exceed $10,000,000 in any Fiscal Year; provided that in all events with respect to this clause (x), the amount of any such Restricted Junior Payments made by the ABL Loan Parties and the ABL Subsidiaries shall not exceed the portion of such corporate and public company overhead costs and expenses solely attributable to the operations of the ABL Loan Parties and the ABL Subsidiaries (in the good faith judgment of the Lead Borrower) and (y) substantially contemporaneously with the Closing Date, the Transactions;

(b)                so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Restricted Junior Payments made solely in Capital Stock of a Parent Company (other than Disqualified Capital Stock) shall be permitted so long as a Change of Control does not occur after giving effect to any such Restricted Junior Payments;

(c)                Restricted Junior Payments made by (i) any Non-ABL Subsidiary that is not a Loan Party to any Loan Party (other than Global Parent) or Subsidiary, (ii) any Non-ABL Loan Party to any Loan Party (other than Global Parent), (iii) any ABL Subsidiary that is not a Loan Party to any ABL Loan Party (other than Lead Borrower) or ABL Subsidiary, or (iv) any ABL Loan Party to any other ABL Loan Party (other than Lead Borrower);

(d)                [reserved];

(e)                so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Restricted Junior Payments made by the Liberty Parties to Ultimate Parent (which payments may be directed through one or more Loan Parties so long as such payments are immediately sent onwards to Ultimate Parent) in an aggregate amount not in excess of the aggregate amount of advances, capital contributions and other payments made by Ultimate Parent (directly or indirectly) to such Liberty Parties after the Closing Date (less the amount of such advances, capital contributions and other payments used to fund Permitted Investments under clauses (n), (o) or (r) of the definition thereof, Restricted Junior Payments under Section 6.05(f) and, for avoidance of doubt, Restricted Junior Payments under this clause (e)); provided that, in each case, (1) amounts contributed in such Fiscal Quarter, amounts contributed in any prior Fiscal Quarter that have not been distributed as of such Fiscal Quarter and amounts distributed in such Fiscal Quarter must all be designated in the Compliance Certificate and (2) any amounts contributed by Ultimate Parent must be used by the Loan Parties or Liberty Parties in the business or for Restricted Junior Payments back to Ultimate Parent, in each case, within 90 days (or such longer period as the Administrative Agent may agree to in its sole discretion) of receipt;

(f)                 Restricted Junior Payments (x) made by Global Parent using the proceeds of any substantially concurrent cash capital contributions received by Global Parent from Ultimate Parent or (y) deemed made by Global Parent as a result of Restricted Junior Payments made by Ultimate Parent on behalf of Global Parent; provided that (1) with respect to any such Restricted Junior Payment announced on or after April 3, 2020, Consolidated Liquidity is not less than $40,000,000 both before and on a Pro Forma Basis after the making of such payments (calculated as of the date of any public announcement of any such payments) and (2) any proceeds actually received in cash from Ultimate Parent for use pursuant to this clause (f) (i) shall be disregarded for purposes of calculation any financial covenant and (ii) amounts contributed in such Fiscal Quarter, amounts contributed in any prior Fiscal Quarter that have not been distributed as of such Fiscal Quarter and amounts distributed in such Fiscal Quarter must all be designated in the Compliance Certificate; and

(g)                so long as the Payment Conditions shall have been satisfied, other Restricted Junior Payments not otherwise described above;

provided that, notwithstanding anything to the contrary contained herein, in no event shall (x) any Loan Party make any Restricted Junior Payment that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary) or any interest in any Franchise Agreement to any Person that is not a Loan Party or (y) any ABL Loan Party make any Restricted Junior Payment that results in the transfer of ownership (directly or indirectly) of any Material ABL IP Rights (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any ABL Loan Party or ABL Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such ABL Loan Party or ABL Subsidiary) or any interest in any Franchise Agreement to any Person that is not an ABL Loan Party.

Section 6.06            Restrictions on Subsidiary Distributions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Lead Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Lead Borrower or any other Subsidiary of Lead Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Lead Borrower or any other Subsidiary of Lead Borrower, (c) make loans or advances to Lead Borrower or any other Subsidiary of Lead Borrower, or (d) transfer any of its property or assets to any Borrower or any other Subsidiary other than restrictions (i) in agreements evidencing Permitted Purchase Money Indebtedness that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting, or other transfers contained in leases, licenses, joint venture agreements, and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer, or option or right with respect to any property, assets, or Capital Stock not otherwise prohibited under this Agreement, (iv) that are in the Term Credit Agreement and (v) that are imposed by law. No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of Lead Borrower from being a Loan Party. Each reference in this Section 6.06 to a “Subsidiary” or “Subsidiaries” shall exclude the Excluded Entities.

Section 6.07            Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) to, directly or indirectly, make or own any Investment in any Person, including, without limitation, any Joint Venture, except any Loan Party or any Subsidiary (excluding the Excluded Entities) thereof may make or own Permitted Investments. Notwithstanding the foregoing, in no event shall (x) any Loan Party make any Investment (i) which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05 or (ii) that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary) or any interest in any Franchise Agreement to any Person that is not a Loan Party or (y) any ABL Loan Party make any Investment that results in the transfer of ownership (directly or indirectly) of any Material ABL IP Rights (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any ABL Loan Party or ABL Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such ABL Loan Party or ABL Subsidiary) or any interest in any Franchise Agreement to any Person that is not an ABL Loan Party.

Section 6.08            Minimum Availability. The Loan Parties shall not permit Availability to be less than the greater of (i) $12,500,000 and (ii) 12.5% of the Line Cap at any time.

Section 6.09            Fundamental Changes; Disposition of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) to, enter into any transaction of merger or consolidation, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or consummate any Division, or convey, sell, lease, or sub-lease (as lessor or sublessor), exchange, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets, or property of any kind whatsoever (whether by Division or otherwise), whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (whether acquired by purchase or otherwise), except:

(a)                (i) any Non-ABL Subsidiary that is not a Loan Party may be merged with or into any Non-ABL Loan Party (other than Global Parent) or Non-ABL Subsidiary, or be liquidated, wound up, or dissolved so long as all the assets of such liquidating, wound up or dissolved entity are transferred to a Loan Party (other than Global Parent) or a Subsidiary that is not liquidating, winding up or dissolving, or all or any part of its business, property, or assets may be conveyed, sold, leased, transferred, or otherwise disposed of, in one transaction or a series of transactions, to any Loan Party (other than Global Parent) or Subsidiary; provided, that in the case of such a merger with a Non-ABL Loan Party, the Non-ABL Loan Party shall be the continuing or surviving Person, (ii) any ABL Subsidiary that is not a Loan Party may be merged with or into any ABL Loan Party (other than Lead Borrower) or ABL Subsidiary, or be liquidated, wound up, or dissolved so long as all the assets of such liquidating, wound up or dissolved entity are transferred to an ABL Loan Party (other than Lead Borrower) or ABL Subsidiary that is not liquidating, winding up or dissolving, or all or any part of its business, property, or assets may be conveyed, sold, leased, transferred, or otherwise disposed of, in one transaction or a series of transactions, to any ABL Loan Party (other than Lead Borrower) or ABL Subsidiary; provided, that in the case of such a merger with an ABL Loan Party, such ABL Loan Party shall be the continuing or surviving Person, (iii) any Non-ABL Loan Party may be merged with or into any Non-ABL Loan Party (other than Global Parent), or be liquidated, wound up, or dissolved so long as all the assets of such liquidating, wound up or dissolved entity are transferred to a Loan Party (other than Global Parent) that is not liquidating, winding up or dissolving, or all or any part of its business, property, or assets may be conveyed, sold, leased, transferred, or otherwise disposed of, in one transaction or a series of transactions, to any Loan Party (other than Global Parent), and (iv) any ABL Loan Party may be merged with or into any other ABL Loan Party (other than Lead Borrower), or be liquidated, wound up, or dissolved so long as all the assets of such liquidating, wound up or dissolved entity are transferred to an ABL Loan Party (other than Lead Borrower) that is not liquidating, winding up or dissolving, or all or any part of its business, property, or assets may be conveyed, sold, leased, transferred, or otherwise disposed of, in one transaction or a series of transactions, to any other ABL Loan Party (other than Lead Borrower),

(b)                sales or other dispositions of assets that do not constitute Asset Sales,

(c)                dispositions of equipment and other property in the ordinary course of business that is worn (other than normal “wear and tear”), damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary,

(d)                to the extent constituting an Asset Sale, (i) the incurrence of Permitted Liens, (ii) the making of Restricted Junior Payments permitted pursuant to Section 6.05 and (iii) sale and lease back transactions permitted by Section 6.11,

(e)                Asset Sales (other than bulk sales of ABL Priority Collateral); provided, that (A) (x) for Asset Sales not constituting Refranchising Activity, the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Lead Borrower or Global Parent), which consideration is received in an arm’s length transaction from a Person other than an Affiliate of a Loan Party (provided that Asset Sales as permitted by Section 6.12(e) may be consummated with an Affiliate of a Loan Party) or (y) solely to the extent such Asset Sale constitutes Refranchising Activity, the Net Proceeds (excluding any royalties paid to a Liberty Party in connection with the operation of a retail location) thereof shall not be less than five (5) times the net cash flow generated at the store(s) before allocating corporate overhead expenses for the four Fiscal Quarter period then ending, (B) no less than 75% thereof shall be paid in Cash, (C) no Default or Event of Default has occurred and is continuing or would result therefrom, (D) the Net Proceeds thereof shall be applied as required by Section 2.08(a) or 2.08(e), and (E) for Asset Sales (x) not constituting Refranchising Activity or (y) constituting sales of Real Property (other than Real Property owned by any Liberty Party as of the Closing Date, the sales of which shall not be subject to or otherwise impact the cap described in this clause (E)), the Net Proceeds thereof shall not exceed $5,000,000 in the aggregate,

(f)                 the Lead Borrower or any Subsidiary thereof may make or own Permitted Investments,

(g)                [reserved],

(h)                sales, transfers, and other dispositions by (i) any ABL Subsidiary which is not a Loan Party to any other ABL Subsidiary that is not a Loan Party or (ii) any Non-ABL Subsidiary which is not a Loan Party to any other Subsidiary that is not a Loan Party (other than the Excluded Entities),

(i)                 dispositions of Cash or Cash Equivalents in the ordinary course of business,

(j)                 non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary,

(k)                the abandonment, cancellation, dedication to the public domain or allowance to lapse of intellectual property of any Loan Party that is no longer material to that Loan Party’s business in that Loan Party’s reasonable business judgment,

(l)                 dispositions of any assets (including Capital Stock) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Lead Borrower and its Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition,

(m)              to the extent constituting a disposition, the waiver of any payments due on or in respect of Indebtedness (other than payments due at the maturity thereof) owing to the Loan Parties by any other Persons,

(n)                exclusive licenses granted to franchisees in the ordinary course and consistent with past practices,

(o)                Divisions with the prior written consent of the Administrative Agent and Required Lenders; provided that, if any Borrower or Guarantor that is a limited liability company consummates a Division, each Division Successor shall be required to comply with the obligations set forth in Section 5.13 and the other further assurances obligations set forth in the Loan Documents and become a Borrower or Guarantor, as applicable, under this Agreement and the other Loan Documents, and

(p)                the sale by the Liberty Parties of Liberty Area Development Rights, Liberty Franchise Rights, and store locations (and customer lists and other assets related thereto), in each case in the ordinary course of business and consistent with past practice;

provided that, notwithstanding anything to the contrary contained herein, in no event shall (x) any Loan Party make any Asset Sale or other asset sale or disposition of assets that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary) or any interest in any Franchise Agreement to any Person that is not a Loan Party or (y) any ABL Loan Party make any Asset Sale or other asset sale or disposition of assets that results in the transfer of ownership (directly or indirectly) of any Material ABL IP Rights (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any ABL Loan Party or ABL Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such ABL Loan Party or ABL Subsidiary) or any interest in any Franchise Agreement to any Person that is not an ABL Loan Party.

Section 6.10            Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09, no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries (excluding the Excluded Entities) to, (a) directly or indirectly sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries (excluding the Excluded Entities), except to qualify directors if required by applicable law or (b) permit any of its Subsidiaries (excluding the Excluded Entities) directly or indirectly to sell, assign, pledge, or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries (excluding the Excluded Entities), except, with respect to clauses (a) and (b) (as applicable), (i) the Equity Grant, (ii) to another Loan Party (subject to the restrictions on such disposition otherwise imposed hereunder), or (iii) to qualify directors if required by applicable law.

Section 6.11            Sales and Lease Backs. No Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Lead Borrower or any of its Subsidiaries that is a Loan Party) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Lead Borrower or any of its Subsidiaries that is a Loan Party) in connection with such lease.

Section 6.12            Transactions with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Global Parent or any of its Subsidiaries or with any Affiliate of Global Parent or of any such holder; provided, that the foregoing restrictions shall not apply to any of the following:

(a)                any transaction (i) solely among the ABL Loan Parties, (ii) solely among the Non-ABL Loan Parties, (iii) solely among the ABL Subsidiaries that are not Loan Parties or (iv) solely among the Non-ABL Subsidiaries that are not Loan Parties,

(b)                compensation arrangements for officers and other employees of Global Parent and its Subsidiaries entered into in the ordinary course of business,

(c)                the payment of Restricted Junior Payments permitted by Section 6.05,

(d)                any Loan Party may purchase assets from Affiliates thereof in the ordinary course of business so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such purchase is consummated pursuant to an arm’s length transaction and (iii) such assets are purchased for fair market value,

(e)                Asset Sales in the form of a sale of furniture and assignment of lease agreements to franchisees in the ordinary course of business consistent with past practices, so long as (i) the sale thereof is approved by independent members of the Board that do not have any economic or voting interest in Lead Borrower (other than such position on the Board); (ii) concurrently with such sale, Administrative Agent shall receive a copy of an executed Franchise Agreement in which such franchisee agrees to pay for the right to use the brand name, products, suppliers, equipment, and systems of Lead Borrower; (iii) the Loan Parties shall be in Pro Forma Compliance with the financial covenant set forth in Section 6.08 for the immediately preceding four-Fiscal Quarter period for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(b), and (iv) in connection with the sale referenced in this clause (e), such sale meets the terms and conditions set forth in clause (e) of Section 6.09 and the Net Proceeds thereof shall be applied as required by Section 2.08(a),

(f)                 financial advisory services with Affiliates, including, Vintage Capital Management, LLC so long as such financial advisory services are at arm’s length provided at a customary fee consistent with industry standards not to exceed $1,000,000 per Fiscal Year,

(g)                transactions existing as of the Closing Date and described in Schedule 6.12,

(h)                issuance of the Equity Grant,

(i)                 leases or subleases of Real Property between AF Holdings or any of its Subsidiaries, as lessor, and any Liberty Party, as lessee, in connection with the operation of stores of any Liberty Parties within stores of AF Holdings or any of its Subsidiaries, and

(j)                 (i) capital contributions, loans or advances made to any Loan Party or Liberty Party from its direct or indirect equityholders and (ii) purchases of Capital Stock in any Loan Party or Liberty Party by any direct or indirect equityholders of such Loan Party or Liberty Party;

provided, further, that, notwithstanding anything to the contrary contained herein, in no event shall (x) any Loan Party enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Global Parent or any of its Subsidiaries or with any Affiliate of Global Parent or of any such holder, that results in the transfer of ownership (directly or indirectly) of any Material Intellectual Property (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any Loan Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party or any such Subsidiary) or any interest in any Franchise Agreement to any Person that is not a Loan Party or (y) any ABL Loan Party enter into any transaction (including the purchase, sale, lease, or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Global Parent or any of its Subsidiaries or with any Affiliate of Global Parent or of any such holder, that results in the transfer of ownership (directly or indirectly) of any Material ABL IP Rights (except for non-exclusive licenses of patents, trademarks, and other intellectual property rights granted by any ABL Loan Party or ABL Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such ABL Loan Party or ABL Subsidiary) or any interest in any Franchise Agreement to any Person that is not an ABL Loan Party.

Section 6.13            Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) to, engage in any business other than (a) the businesses engaged in by such Loan Party or its Subsidiaries (excluding the Excluded Entities) on the Closing Date and any other business reasonably related or complimentary thereto and (b) such other lines of business as may be consented to by the Required Lenders.

Section 6.14            Permitted Activities of Parent Companies. Global Parent shall not (i) incur, directly or indirectly, any material Indebtedness for borrowed money other than the Secured Obligations, the Term Obligations and any intercompany Indebtedness or other Indebtedness otherwise expressly permitted to be incurred by the Global Parent hereunder, (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (A) the Liens created under the Collateral Documents to which it is a party, (B) Permitted Liens securing the Term Obligations and (C) other Liens expressly permitted to be incurred by Global Parent hereunder, (iii) engage in any business or activity or own any assets other than (1) holding Capital Stock of its Subsidiaries, (2) [reserved], (3) making Restricted Junior Payments and Investments not prohibited hereunder, (4) carrying out activities incidental to maintenance of its corporate existence (including the ability to incur fees, costs and expenses relating to such maintenance) and the management of its Subsidiaries (including the ability to incur fees, costs and expenses relating to such management), (5) the performance of obligations under and compliance with its Organizational Documents, or other Requirements of Law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of any of its Subsidiaries, (6) the making of any loan to any officers, directors, managers, members of management, consultants or independent contractors constituting an Investment permitted under Section 6.07, (7) participating in tax, accounting and other administrative matters related to any of its Subsidiaries, (8) the entry into, exercise of rights and performance of its obligations (including its guaranty obligations, if applicable) under and in connection with the Loan Documents and other Indebtedness described in clause (i) above, (9) holding of any cash and cash equivalents received from any of its Subsidiaries, (10) guaranteeing the obligations (other than Indebtedness) of its Subsidiaries, (11) incurring fees, costs and expenses relating to overhead and general operating expenses including professional fees for legal, tax and accounting issues and paying taxes, (12) activities incidental to the businesses or activities described in the foregoing clauses and (13) any other transactions in the ordinary course of business (for avoidance of doubt, including, without limitation, forming or acquiring new Subsidiaries) as permitted by its Organizational Documents (other than becoming an operating company or engaging in significant operating company activities), (iv) cease to exist, consolidate with or merge with or into, or convey, transfer, or lease all or substantially all its assets to, any Person or (v) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.15            Changes to Certain Agreements and Organizational Documents.

(a)                No Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) to, agree to any material amendment, restatement, supplement, or other modification to, or waiver of, any of its material rights under the Acquisition Agreement after the Closing Date without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement, or other modification or waiver.

(b)                No Loan Party shall amend or permit any amendments to any Loan Party’s Organizational Documents if such amendment, termination, or waiver would be material and adverse to Administrative Agent or Lenders.

(c)                No Loan Party shall, nor shall it permit any of its Subsidiaries (excluding the Excluded Entities) to, amend or otherwise change the terms of any Indebtedness that is expressly subordinated to the Obligations, except as may be permitted pursuant to the applicable subordination and/or intercreditor arrangements, the terms and conditions of which are satisfactory to Administrative Agent.

Section 6.16            Accounting Methods. The Loan Parties will not and will not permit any of their Subsidiaries (excluding the Excluded Entities) to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP); provided that the Loan Parties may change their fiscal year following 30 days’ prior written notice to Administrative Agent; provided further that, immediately following such notice, the Loan Parties will (i) provide such information as reasonably requested by Administrative Agent or Required Lenders, including without limitation, a Financial Plan reflecting such new fiscal year, as applicable, and (ii) negotiate in good faith technical amendments to this Agreement and the other Loan Documents, as necessary, to reflect such new fiscal year.

Section 6.17            Cash Management.

(a)                Within sixty (60) days after the Closing Date (or such later date as the Administrative Agent agrees to in writing in its sole discretion), the ABL Loan Parties will establish and thereafter maintain their primary depository, treasury account and cash management relationship with the Administrative Agent or its Affiliates; provided, for avoidance of doubt, that primary shall not be construed to mean “exclusive”. No Loan Party shall establish or maintain a Deposit Account or a Securities Account that is not subject to a Control Agreement; provided, that no Excluded Account shall be required to be subject to a Control Agreement; provided, further, that the Loan Parties shall have sixty (60) days after the Closing Date (or, in each case, with respect to Deposit Accounts or Securities Accounts opened or acquired after the Closing Date, sixty (60) days after the date of such opening or acquisition) (or, in each case, such later date to which the Administrative Agent may otherwise agree) to cause a Deposit Account or Securities Account to become subject to a Control Agreement. Within sixty (60) days after the Closing Date (or such later date to which the Administrative Agent may otherwise agree), and at all times thereafter, all payments received by the Loan Parties from Account Debtors (including, for avoidance of doubt, customers under Rental Agreements), Credit Card Issuers and Credit Card Processors shall be received directly into a Controlled Account (which Controlled Account, in the case of any such payment received by or on behalf of any ABL Loan Party, shall be a Controlled Account that is owned by an ABL Loan Party). Within sixty (60) days after the Closing Date (or such later date to which the Administrative Agent may otherwise agree), and at all times thereafter, all other collections and the proceeds of any other Collateral shall be transferred no less frequently than daily (other than days that are not business days for the applicable bank) (or, solely with respect to AF Holdings and its Subsidiaries to the extent the aggregate amount of such collections and proceeds of AF Holdings and its Subsidiaries does not exceed $2,500,000, weekly) to, or otherwise maintained in, a Controlled Account (which Controlled Account, in the case of any such collections or proceeds of Collateral of any ABL Loan Party, shall be a Controlled Account that is owned by an ABL Loan Party). The Administrative Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that the Loan Parties’ Accounts have been assigned to Administrative Agent and to collect the Loan Parties’ Accounts directly in its own name, or in the name of the Administrative Agent’s agent, and to charge the reasonable and documented collection costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, to the Loan Parties.

(b)                If at the close of any Business Day, the amount standing to the credit of any Local Deposit Account exceeds the product of $25,000 and the amount of store locations using such account as a Local Deposit Account (or, from January 1 through April 30 of any calendar year, the product of $100,000 and such number of store locations), then the related Liberty Party shall, not later than the following Business Day, cause the amount of such excess to be transferred to a Deposit Account that is subject to a Control Agreement. If the average daily amount standing to the credit of any Local Deposit Account exceeds 120% of the maximum amount permitted to be maintained in such account pursuant to the preceding sentence for any period of 10 consecutive days, the applicable Liberty Party will promptly so notify the Administrative Agent. Upon receipt of any such notice, the Administrative Agent may designate such Deposit Account as not constituting a Local Deposit Account, and the applicable Liberty Party will cause such Deposit Account to be subject to a Control Agreement within 90 days of receipt of such notice.

(c)                Subject to the Intercreditor Agreement, each Control Agreement shall provide that the applicable depositary bank or securities intermediary will comply with any instructions originated by the Administrative Agent or the Term Agent, as applicable, directing the disposition of funds in the applicable deposit account or securities account without further consent by the applicable Loan Party; provided that the Administrative Agent shall not issue such instructions except during the continuance of a Cash Dominion Trigger Period (provided that, unless the Administrative Agent otherwise agrees, if the applicable depository bank or securities intermediary shall agree, such Control Agreements shall provide that the Administrative Agent’s instructions shall automatically be deemed to have been issued upon an Event of Default under Sections 8.01(f) or (g)). During the continuance of a Cash Dominion Trigger Period, the Administrative Agent may (and at the direction of either Initial Lender, shall) require that all cash held in any Controlled Account be swept on a daily basis to be applied by the Administrative Agent to repay outstanding Loans, Unreimbursed Amounts in respect of Letters of Credit, other amounts then due and payable, and, if an Event of Default exists, to cash collateralize any other outstanding L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto.

(d)                To the extent not previously delivered prior to the Closing Date, the Loan Parties shall deliver to Administrative Agent within thirty (30) days after the Closing Date (or such longer period as agreed to by Administrative Agent) copies of notifications in the form of Exhibit I hereto (each, a “Credit Card Notification”), or otherwise reasonably satisfactory in form and substance to Administrative Agent which have been executed by the applicable Loan Parties and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed in Schedule 6.17 with respect to which the Loan Parties have established credit card processing arrangements; provided that, notwithstanding the foregoing, with respect to any multi-party credit card processing arrangements or credit card processing arrangements entered into by any predecessors in interest to the Loan Parties, the Loan Parties shall be required to use commercially reasonable efforts to ensure the delivery of such Credit Card Notifications as promptly as reasonably practicable following the Closing Date; provided, further, that any Credit Card Notifications substantially in the form of the Credit Card Notifications with respect to the Existing Indebtedness (with appropriate modifications to refer to this Agreement and the Administrative Agent) are expressly deemed to be reasonably satisfactory in form and substance to the Administrative Agent.

(e)                Upon entering into any agreements with any new Credit Card Issuer or Credit Card Processor, the Loan Parties shall deliver to Administrative Agent a Credit Card Notification as set forth in Section 6.17(d) hereof within thirty (30) days after the entry into such agreements (or such longer period as agreed to by the Administrative Agent).

(f)                 Administrative Agent agrees that (1) it shall not direct any Credit Card Issuer or Credit Card Processor to transfer any proceeds pursuant to any Credit Card Notification unless a Cash Dominion Trigger Period has occurred and is continuing and (2) if any Loan Party shall so request, unless a Cash Dominion Trigger Period has occurred and is continuing, Administrative Agent shall countersign any notification, request, order or direction from such Loan Party to any Credit Card Issuer or Credit Card Processor directing payments from such Credit Card Issuer or Credit Card Processor to be made to a new or different Deposit Account, provided such Deposit Account is subject to a Control Agreement (which Deposit Account, in the case of any such payment to be received by or on behalf of any ABL Loan Party, shall be a Deposit Account that is owned by an ABL Loan Party).

Section 6.18            Voluntary Prepayments of Term Obligations. No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, interest or other amount payable in respect of any Term Obligations prior to the scheduled maturity thereof, other than prepayments with respect to which the Payment Conditions shall have been satisfied; provided that this Section 6.18 shall not apply (1) to any Permitted Refinancing (as defined in the Intercreditor Agreement) of the Term Obligations which, for avoidance of doubt, does not result in a reduction of the outstanding principal amount thereof and (2) to any payment or prepayment (whether mandatory or voluntary) of Term Obligations with Net Proceeds of any sale of any Term Priority Collateral permitted under Section 6.09 or 6.22, to the extent such payment or prepayment is made either (x) substantially concurrently with the receipt of such Net Proceeds or (y) at any time thereafter if such Net Proceeds are promptly deposited into and thereafter maintained in the Asset Sales Proceeds Account (as defined in the Intercreditor Agreement).

Section 6.19            Issuance of Capital Stock. Except for (a) the issuance or sale of Capital Stock of Global Parent or Lead Borrower, in exchange for cash payments by Global Parent to Lead Borrower, or (b) the issuance or sale of Capital Stock as otherwise expressly permitted under this Agreement, including, but not limited to, Section 6.07 and Section 6.10, Global Parent will not, and will not permit any of its Subsidiaries (excluding the Excluded Entities) to, issue or sell any of its Capital Stock (other than the issuance or sale of directors’ qualifying shares, issuances pursuant to any equity incentive plan or similar plan, the Equity Grant, and other nominal issuances in order to comply with local laws).

Section 6.20            Anti-Terrorism Laws. No part of the proceeds of any Loan will be used, directly or, to the knowledge of any Loan Party, indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of applicable Sanctions by any Person, and no part of the proceeds of any Loan will be used, directly or, to the knowledge of any Loan Party, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-corruption Laws.

Section 6.21            Franchise Agreements. No Loan Party will maintain or distribute any Franchise Disclosure Documents, or enter into any Franchise Agreements, in violation of Section 4.28(c).

Section 6.22            Liberty Matters. Anything to the contrary contained herein or the other Loan Documents notwithstanding:

(a)                The Liberty Parties shall be permitted to incur up to $100,000,000 of secured or unsecured Indebtedness from one or more financing sources which are not an Affiliate of any Loan Party or any of the Liberty Parties (the “Liberty Indebtedness”); provided that (i) no Specified Event of Default shall have occurred and be continuing at the time of the incurrence thereof or would result therefrom, (ii) none of the Loan Parties other than the Liberty Parties shall be obligors (whether direct or contingent) with respect to such Liberty Indebtedness, (iii) none of the Loan Parties other than the Liberty Parties shall grant a Lien on any of their assets to secure such Liberty Indebtedness, (iv) the interest rates and fees payable in connection with such Liberty Indebtedness shall be on market terms as determined in good faith by the Board of Lead Borrower or Global Parent, (v) the covenants in the loan documents governing such Liberty Indebtedness shall be customary for financings such as the Liberty Indebtedness as determined in good faith by the Board of Lead Borrower or Global Parent and shall not apply to any of the other Loan Parties or their Subsidiaries, (vi) such Liberty Indebtedness shall be permitted under the Term Documents and (vii) if such Liberty Indebtedness is secured, the Liens securing such Liberty Indebtedness shall be subject to an intercreditor agreement with terms substantially consistent with the terms set forth in the Intercreditor Agreement, or otherwise acceptable to the Administrative Agent and each Initial Lender, except the holders of such Liberty Indebtedness shall be permitted to have a first priority Lien on the Liberty Parties’ assets (the “Liberty Intercreditor Agreement”); provided further that if the Liberty Indebtedness is secured by Liens that have priority over the Liens of the Administrative Agent securing the Secured Obligations, then subject to the terms of the Liberty Intercreditor Agreement (x) such Liens securing the Liberty Indebtedness shall also have priority over the Liens of the Term Agent securing the Term Obligations and (y) the Administrative Agent and Lenders each agree to the subordination of such Liens of the Administrative Agent to such Liens securing the Liberty Indebtedness and the Term Obligations.

(b)                Upon incurrence by the Liberty Parties of Liberty Indebtedness permitted under clause (a) above, Administrative Agent shall execute and deliver the Liberty Intercreditor Agreement if such Liberty Intercreditor Agreement is also executed and delivered by the Term Agent.

(c)                The Administrative Agent and the Lenders consent to the sale (including a sale consummated through one or more mergers) of all or any substantial portion of the Capital Stock or assets of the Liberty Parties; provided that (i) no Default shall have occurred and be continuing at the time of such sale or would result therefrom, (ii) the consideration received for such sale shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Lead Borrower or Global Parent), which consideration is received in an arm’s length transaction from a Person other than an Affiliate of a Loan Party, (iii) such disposition shall be permitted under the Term Documents, (iv) no less than 75% of the Net Proceeds of such sale shall be paid in Cash at the time of the closing of such sale, and (v) the Net Proceeds of such sale shall be applied promptly to permanently reduce the outstanding Term Obligations.

ARTICLE VII

GUARANTY

Section 7.01            Guaranty of the Obligations. Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guarantee for the ratable benefit of the Secured Parties the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

Section 7.02            Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under the Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under any Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under all Guaranties in respect of the Secured Obligations guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under the Guaranties that would not render its obligations under the Guaranties subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state or foreign law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Guarantor for purposes of this Section 7.02, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement, or indemnification or any rights to or obligations of contribution under any Guaranty shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor, as of any date of determination, an amount equal to (y) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of any Guaranties (including, without limitation, in respect of this Section 7.02), minus (z) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Guarantor under any Guaranty. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03            Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of a Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for such Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed or allowable against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Section 7.04            Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent, and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety,

(b)                the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between a Borrower and any Secured Party with respect to the existence of such Event of Default,

(c)                the obligations of each Guarantor hereunder are independent of the obligations of each Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of such Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against such Borrower or any of such other guarantors and whether or not such Borrower is joined in any such action or actions,

(d)                payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify, or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify, or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations,

(e)                any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge, or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner, or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release, or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate, or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against a Borrower or any security for the Guaranteed Obligations, and (vi) exercise any other rights available to it under the Loan Documents, and

(f)                 this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge, or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power, or remedy (whether arising under the Loan Documents, at law, in equity, or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of, or security for the payment of, the Guaranteed Obligations, (ii) any rescission, waiver, amendment, or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security, (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid, or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations, (v) any Secured Party’s consent to the change, reorganization, or termination of the corporate structure or existence of Global Parent or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations, (vii) any defenses, set-offs, or counterclaims which a Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction, and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05            Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against a Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations, or any other Person, (ii) proceed against or exhaust any security held from a Borrower, any such other guarantor, or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of a Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever, (b) any defense arising by reason of the incapacity, lack of authority, or any disability or other defense of a Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of a Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations, (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to setoffs, recoupments, and counterclaims, and (iv) promptness, diligence, and any requirement that any Secured Party protect, secure, perfect, or insure any security interest or lien or any property subject thereto, (f) notices, demands, presentments, protests, notices of protest, notices of dishonor, and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension, or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to a Borrower, and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof, and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties or which may conflict with the terms hereof.

Section 7.06            Guarantors’ Rights of Subrogation, Contribution, etc. Until the Termination Date has occurred, each Guarantor hereby waives any claim, right, or remedy, direct or indirect, that such Guarantor now has or may hereafter have against a Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right, or remedy arises in equity, under contract, by statute, under common law, or otherwise and including, without limitation, (a) any right of subrogation, reimbursement, or indemnification that such Guarantor now has or may hereafter have against such Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right, or remedy that any Secured Party now has or may hereafter have against such Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Termination Date has occurred, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Notwithstanding anything to the contrary contained in this Agreement, no Guarantor may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Loan Party (the “Foreclosed Loan Party”), including after payment in full of the Obligations and the occurrence of the Termination Date, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Loan Party whether pursuant to this Agreement or otherwise. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification, and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, or indemnification such Guarantor may have against such Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against such Borrower, to all right, title, and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification, or contribution rights at any time prior to the occurrence of the Termination Date (or at any time if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Loan Party whether pursuant to this Agreement or otherwise), such amount shall be held in trust for Administrative Agent, on behalf of the Secured Parties, and shall forthwith be paid over to Administrative Agent, for the benefit of the Secured Parties, to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07            Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent, on behalf of the Secured Parties, and shall forthwith be paid over to Administrative Agent, for the benefit of the Secured Parties, to be credited and applied against the Guaranteed Obligations but without affecting, impairing, or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.08            Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date has occurred. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09            Authority of Guarantors or Borrowers. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors, or any agents acting or purporting to act on behalf of any of them.

Section 7.10            Financial Condition of Borrowers. Any Credit Extension may be made to Borrowers or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and their ability to perform their obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact, or thing relating to the business, operations, or conditions of any Borrower now known or hereafter known by any Secured Party.

Section 7.11            Bankruptcy, etc.

(a)                So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization, or insolvency case or proceeding of or against a Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended, or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of a Borrower or any other Guarantor or by any defense which a Borrower or any other Guarantor may have by reason of the order, decree, or decision of any court or administrative body resulting from any such proceeding.

(b)                Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors, or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                In the event that all or any portion of the Guaranteed Obligations are paid by a Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer, or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12            Discharge of Guaranty upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such Asset Sale.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01            Events of Default. If any one or more of the following conditions or events shall occur:

(a)                Failure to Make Payments When Due. Failure by the Loan Parties to pay (i) any principal of any Loan when due (whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment, or otherwise), (ii) to the extent such obligation is not reimbursed by the proceeds of a Borrowing of an ABR Revolving Loan pursuant to, and subject to the timing set forth in, Section 2.04(c), any reimbursement obligation of any L/C Disbursement when due, or (iii) within three (3) Business Days after the date when due, any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee or any other amount due hereunder, or

(b)                Default in Other Agreements. (i) Failure of any Loan Party or any of its respective Subsidiaries (excluding the Excluded Entities) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an aggregate principal amount of $3,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Loan Party with respect to any other term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in subclause (i) above or (B) any loan agreement, mortgage, indenture, or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase, or defeasance of, or to cause Global Parent or any of its Subsidiaries (excluding the Excluded Entities) to make any offer to prepay, redeem, repurchase, or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, or

(c)                Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 5.01(a), (b), (c), (d), (f)(i) or (i), Section 5.02 (solely with respect to the existence of each Loan Party), Section 5.06 (other than clause (a) thereof), Section 5.10, Section 5.11, Section 5.15, Section 5.16, Section 5.17 or Article VI, (ii) Section 5.01 (other than clauses (a), (b), (c), (d), (f)(i), (i) or (q) thereof), Section 5.05 or Section 5.06(a), and with respect to this clause (ii) only, such failure to perform or comply shall not have been remedied or waived within 10 days after the earlier of (x) any officer of such Loan Party becoming aware of such failure or (y) receipt by the Lead Borrower of notice from Administrative Agent or any Lender of such Default or (iii) Section 5.01(q), and with respect to this clause (iii) only, such failure to perform or comply shall not have been remedied or waived within two (2) Business Days, or

(d)                Breach of Representations, etc. Any representation, warranty, certification, or other statement made or deemed made by any Loan Party or any of their respective Subsidiaries (excluding the Excluded Entities), as the case may be, in any Loan Document or in any statement or certificate at any time given by any Loan Party, or any of their respective Subsidiaries (excluding the Excluded Entities), as the case may be, in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made, or

(e)                Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of, or compliance with, any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Lead Borrower of notice from Administrative Agent or any Lender of such default, or

(f)                 Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Global Parent or any of its Subsidiaries (excluding the Excluded Entities) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against Global Parent or any of its Subsidiaries (excluding the Excluded Entities) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, or other officer having similar powers over Global Parent or any of its Subsidiaries (excluding the Excluded Entities), or over all or a substantial part of its property, shall have been entered, or there shall have occurred the involuntary appointment of an interim receiver, trustee, or other custodian of Global Parent or any of its Subsidiaries (excluding the Excluded Entities) for all or a substantial part of its property, or a warrant of attachment, execution, or similar process shall have been issued against any substantial part of the property of Global Parent or any of its Subsidiaries (excluding the Excluded Entities), and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded, or discharged, or

(g)                Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Global Parent or any of its Subsidiaries (excluding the Excluded Entities) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, or other custodian for all or a substantial part of its property, or Global Parent or any of its Subsidiaries (excluding the Excluded Entities) shall make any assignment for the benefit of creditors, or (ii) Global Parent or any of its Subsidiaries (excluding the Excluded Entities) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due, or the Board of Global Parent or any of its Subsidiaries (excluding the Excluded Entities) (or any committee thereof with authority therefor) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f), or

(h)                Judgments and Attachments. Any money judgment, writ, or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $3,000,000 (in either case to the extent not adequately covered by any indemnity or by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against Global Parent or any of its Subsidiaries (excluding the Excluded Entities) or any of their respective assets and shall remain undischarged, unvacated, unbonded, or unstayed for a period of 60 days, or

(i)                 Dissolution. Any order, judgment, or decree shall be entered against any Loan Party, decreeing the dissolution or split up of such Loan Party, and such order shall remain undischarged or unstayed for a period in excess of 60 days, or

(j)                 Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate that results in or might reasonably be expected to have a Material Adverse Effect during the term hereof, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA, or

(k)                Change of Control. A Change of Control shall occur, or

(l)                 Guaranties, Collateral Documents, and Other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty hereunder for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement, or any Collateral Documents representing a material portion of the Administrative Agent’s security interest securing the Secured Obligations, ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or upon the occurrence of the Termination Date) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Administrative Agent or any Secured Party to take any action within its control, or (iii) any Loan Party, shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party, or

(m)              Proceedings. The indictment of any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) under any criminal statute or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person, or

(n)                Cessation of Business. (i) Any Loan Party or any of its Subsidiaries (excluding the Excluded Entities) is enjoined, restrained, or in any way prevented by the order of any court or any Governmental Authority (other than in connection with any COVID-19 “non-essential business” or similar shutdowns issued by any Governmental Authority) from conducting all or any material part of its business for more than 15 days, (ii) any other cessation of a substantial part of the business of Global Parent or any of its Subsidiaries (excluding the Excluded Entities) for a period which materially and adversely affects Global Parent or any of its Subsidiaries (excluding the Excluded Entities), or (iii) any material damage to, or loss, theft, or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at a Real Property that, in any case described in clause (i), (ii) or (iii), results in or could reasonably be expected to have a Material Adverse Effect during the term hereof; or

(o)                Subordinated Indebtedness. (i) Any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in, the documents evidencing or governing any Indebtedness that is expressly subordinated to the Obligations, (ii) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any Indebtedness that is expressly subordinated to the Obligations, or (iii) the subordination provisions of the documents evidencing or governing any Indebtedness that is expressly subordinated to the Obligations, shall, in whole or in part, terminate, cease to be effective, or cease to be legally valid, binding, and enforceable against any holder of the applicable subordinated Indebtedness;

THEN the Administrative Agent shall, solely at the request of Required Lenders or any Initial Lender, upon notice to Lead Borrower by Administrative Agent (which notice shall not be required in the case of any Event of Default described in Section 8.01(f) or 8.01(g)), take some or all of the following actions: (1) terminate the Commitments (provided that all Commitments shall terminate automatically in the case of any Event of Default described in Section 8.01(f) or 8.01(g)), (2) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), together with accrued interest thereon and all fees and other Obligations (or any part of such amounts, in which case any such amounts not so declared to be due and payable may thereafter be declared to be due and payable), whereupon such amounts shall be due and payable immediately, in each case without presentment, demand, protest, or other requirements of any kind, all of which are hereby expressly waived by each Loan Party (provided that all Obligations shall become due and payable in full automatically in the case of any Event of Default described in Section 8.01(f) or 8.01(g)), (3) require that the Borrowers Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto, whereupon such Cash Collateral shall be due and payable immediately, without presentment, demand, protest, or other requirements of any kind, all of which are hereby expressly waived by each Loan Party (provided that such Cash Collateral shall become due and payable in full automatically in the case of any Event of Default described in Section 8.01(f) or 8.01(g)), (4) enforce any and all Liens and security interests created pursuant to Collateral Documents, subject to any enforcement requirements set forth in the Loan Documents, and apply the proceeds thereof pursuant to Section 8.02, and (5) exercise all other rights and remedies available at law or in equity or otherwise.

Section 8.02            Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.11, and with respect to such Cash Collateral, subject to Section 2.11(c)), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to each L/C Issuer and the L/C Fronting Fee), in each case payable to each L/C Issuer in its capacity as such;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other similar amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article II), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, L/C Obligations and other Secured Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the extent of any excess of such proceeds, to (a) the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations, (b) the Administrative Agent for the account of each applicable L/C Issuer, to Cash Collateralize in an amount no greater than the Minimum Collateral Amount that portion of L/C Obligations comprised of the aggregate undrawn amount of the Letters of Credit and (c) all Noticed Swap Agreement Obligations and Noticed Cash Management Obligations up to the amount of Reserves that have been implemented in the Borrowing Base on account therefor, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the extent of any excess of such proceeds, to all other Secured Swap Agreement Obligations and other Secured Cash Management Obligations, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations that are due and payable to the Secured Parties or any other holder of Secured Obligations, or any of them, on such date, ratably based on the respective aggregate amounts of all such Secured Obligations owing to such Secured Parties on such date; and

Eighth, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrowers or as otherwise required by law.

Subject to Section 2.11, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured Obligations, if any, in the order set forth above. The Administrative Agent shall have no obligation to calculate the amount of any Secured Swap Agreement Obligations or Secured Cash Management Obligations and may request a reasonably detailed calculation thereof from the provider of such Secured Obligations. If the provider of any Secured Swap Agreement Obligations or Secured Cash Management Obligations fails to deliver the calculation of such Secured Obligations within five (5) days following request thereof by the Administrative Agent, then the Administrative Agent may assume the amount of such Secured Obligations are (a) in the case of Noticed Swap Agreement Obligations or Noticed Cash Management Obligations, the amount set forth in the most recent Secured Obligation Designation Notice received by the Administrative Agent and (b) in the case of any other Secured Swap Agreement Obligations or Secured Cash Management Obligations, zero. Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.02.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01            Appointment of Administrative Agent.

(a)                Each of the Lenders and the L/C Issuers hereby irrevocably appoints Citizens Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and hereby authorizes Citizens Bank, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents, including, without limitation, to make loans and Overadvances, for the Administrative Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document and to perform, exercise, and enforce any and all other rights and remedies of Lenders with respect to the Loan Parties, the Secured Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Administrative Agent of the rights and remedies specifically authorized to be exercised by the Administrative Agent by the terms of this Agreement or any other Loan Parties.

(b)                The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of the Credit Parties, and neither any Loan Party nor any Affiliate thereof shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the other Credit Parties and does not assume, and shall not be deemed to have assumed, any obligation towards, or relationship of agency or trust with or for, any of the Loan Parties or their respective Affiliates.

Section 9.02            Powers and Duties. Each of the Lenders and the L/C Issuers hereby irrevocably authorizes the Administrative Agent to take such action on such Credit Party’s behalf and to exercise such powers, rights, and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights, and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent may exercise such powers, rights, and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, any fiduciary relationship in respect of any other Credit Party; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.03            General Immunity.

(a)                No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any other Credit Party for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals, or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports, or certificates or any other documents furnished or made by the Administrative Agent to the other Credit Parties or by or on behalf of any Loan Party, Global Parent, Liberty/Revolution Top Parent, Vitamin Top Parent or Vitamin Intermediate Parent to any Credit Party in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants, or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or other Obligations.

(b)                Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be liable to the other Credit Parties for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion, or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion, or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument, or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts, and other professional advisors selected by it, and (ii) no Credit Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05). Without limiting the foregoing, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

(c)                Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest, and fees required to be paid to the Administrative Agent for the account of the Credit Parties, unless the Administrative Agent shall have received written notice from another Credit Party or any Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the other Credit Parties of its receipt of any such notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Credit Parties.

Section 9.04            Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender or an L/C Issuer hereunder. With respect to its participation in the Loans and Letters of Credit, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent or its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory, or other business with Global Parent, Lead Borrower or any of their respective Affiliates as if it were not performing the duties specified herein and may accept fees and other consideration from any Loan Party for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05            Lenders’ Representations, Warranties and Acknowledgment.

(a)                Each of the Lenders and the L/C Issuers hereby represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Credit Parties or to provide any Credit Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of, or the completeness of, any information provided to the Credit Parties.

(b)                Each of the Lenders and the L/C Issuers, by delivering its signature page to this Agreement, an Assignment Agreement, an Incremental Assumption Agreement, or any other agreement by which it first becomes a party hereto as a Lender or L/C Issuer, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by a Lender or an L/C Issuer, as applicable, on the Closing Date.

Section 9.06            [Reserved].

Section 9.07            Successor Administrative Agent.

(a)                The Administrative Agent may resign at any time by giving thirty days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders, L/C

Issuers and Lead Borrower. Upon any such notice of resignation, Required Lenders shall have the right, with Lead Borrower’s consent (which consent shall not be unreasonably withheld or delayed) (other than during the existence of an Event of Default, provided that during the existence of an Event of Default, the Required Lenders shall give five (5) Business Days’ prior notice to Lead Borrower), to appoint a successor Administrative Agent that is not a Disqualified Institution. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of Lenders and L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (including that such successor not be a Disqualified Institution), as applicable, from among Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities, and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Notwithstanding the foregoing, if no successor Administrative Agent has accepted an appointment by the retiring Administrative Agent, on behalf of the Lenders and L/C Issuers, within 30 days after the retiring Administrative Agent appoints such successor Administrative Agent, such retiring Administrative Agent’s resignation shall be deemed effective, and Lead Borrower shall appoint the successor Administrative Agent, on behalf of the Lenders and L/C Issuers, without their further consent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)                Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate without the prior written consent of, or prior written notice to, Lead Borrower, Lenders or L/C Issuers; provided, that Lead Borrower, Lenders and L/C Issuers may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Lead Borrower, Lenders and L/C Issuers of such assignment. Upon such assignment, such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

(c)                The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory, indemnification, and other provisions of Section 9.03 and this Section 9.07 shall apply to any of the Affiliates of the Administrative Agent and shall apply to their respective activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Section 9.03 and this Section 9.07 shall apply to any such sub-agent and to the Affiliates of any such sub-agent and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits, and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits, and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits, and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties, (ii) such rights, benefits, and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender, L/C Issuer, or any other Person and no Loan Party, Lender, L/C Issuer, or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d)                Any resignation or removal of Citizens Bank as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as an L/C Issuer and the Swingline Lender. If Citizens Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Lenders to make ABR Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c). If Citizens Bank resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.03(c). Upon the appointment by the Lead Borrower of a successor L/C Issuer or Swingline Lender hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer in its reasonable discretion to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.08            Collateral Documents and Guaranty.

(a)                Administrative Agent Under Collateral Documents and Guaranty. Each Lender and L/C Issuer hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders and L/C Issuers, to be the agent for, and representative of, Lenders and L/C Issuers with respect to the Guaranty, the Collateral, and the Collateral Documents. Subject to Section 10.05, without further written consent or authorization from Lenders or L/C Issuers, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented, (ii) release any Lien encumbering any item of Collateral upon the occurrence of the Termination Date, or (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.08(a).

(b)                Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, Administrative Agent, and each Lender and L/C Issuer hereby agree that (i) no Lender or L/C Issuer shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders and L/C Issuers, in accordance with the terms hereof and all powers, rights, and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Administrative Agent or any Lender or L/C Issuer may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for, and representative of, Secured Parties (but not any Lender or L/C Issuer or Lenders or L/C Issuers in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.09            Agency for Perfection. Each Credit Party hereby appoints each other Credit Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party), and each Credit Party hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Secured Parties as secured party. Should any Lender or L/C Issuer obtain possession or control of any such Collateral, such Lender or L/C Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10            Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Credit Parties (including, subject to Sections 10.02 and 10.03, any claim for the reasonable compensation, expenses, disbursements and advances of the Credit Parties and their respective agents and counsel and all other amounts due the Credit Parties under Sections 10.02 and 10.03) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same to the Credit Parties in accordance with Section 8.02;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent thereto, to make such payments directly to the Lenders and the L/C Issuers, and to pay to the Administrative Agent, subject to Sections 10.02 and 10.03, any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 10.02 and 10.03.

Section 9.11            Compliance with Flood Insurance Laws. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws and will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Insurance Laws (collectively, the “Flood Documents”); provided, however that the Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Insurance Laws. Each Lender and L/C Issuer acknowledges and agrees that it is individually responsible for its own compliance with the Flood Insurance Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender or L/C Issuer and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by the Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Insurance Laws.

Section 9.12            Cash Management Obligations and Swap Agreement Obligations. Except as otherwise expressly set forth herein or in any Collateral Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Agreement Obligations that obtains the benefits of the Guaranty or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document (including any Collateral Document)) other than in its capacity as a Credit Party and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Secured Swap Agreement Obligations.

Section 9.13            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arranger or any agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Credit Party hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

Section 10.01        Notices.

(a)                Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, the Administrative Agent, an L/C Issuer or the Swingline Lender shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any other Lender, the address as indicated in its Administrative Questionnaire. Each notice hereunder shall be in writing and may be personally served, or sent by facsimile or United States mail or courier service, and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to the Administrative Agent, any L/C Issuer or the Swingline Lender shall be effective until received by such Person. Any Loan Party may change its address, facsimile number or email address for notices and other communications hereunder by notice to the Administrative Agent, and the Administrative Agent, any L/C Issuer or the Swingline Lender may change its address, facsimile number or email address for notices and other communications hereunder by notice to the Lead Borrower and the Administrative Agent.

(b)                Electronic Communications.

(i)                 Each of the Administrative Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(ii)               Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided, that for both subclauses (A) and (B) above, if such notice, email, or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii)             Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders and L/C Issuers by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 10.02        Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers jointly and severally agree to pay promptly (a) all of the Administrative Agent’s, each Initial Lender’s and the Lead Arranger’s reasonable and documented out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers, or other modifications thereto, (b) all the reasonable and documented fees and reasonable and documented out-of-pocket expenses and disbursements of one primary counsel to the Administrative Agent and one primary counsel to each Initial Lender (provided, that to the extent that the Administrative Agent and an Initial Lender are the same Person or Affiliated Persons, the Administrative Agent and such Initial Lender shall share one primary counsel), in connection with the negotiation, preparation, execution, and administration of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and any other documents or matters requested by the Loan Parties, (c) all the reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, filing and recording expenses, filing and recording Taxes, stamp or documentary Taxes (in each case, without duplication of any indemnification obligation under Section 2.18), search fees, title insurance premiums, and reasonable and documented fees and reasonable and documented out-of-pocket fees, expenses, and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (d) all of each all the reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and reasonable and documented out-of-pocket expenses and disbursements, of any appraisers, field examiners, asset-based lending service providers, consultants, advisors, and agents (whether internal or external) employed or retained by the Administrative Agent and its counsel) in connection with the valuation of and the custody or preservation of any of the Collateral; provided that the such costs, expenses and fees shall be subject to the limitations set forth in Section 5.06, (e) all the reasonable and documented out-of-pocket costs and expenses of the Credit Parties in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.07 and excluding, for avoidance of doubt, the inspections referred to in Section 5.06), (f) all other reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent each Initial Lender in connection with the negotiation, preparation, and execution of the Loan Documents and any consents, amendments, waivers, or other modifications thereto and the transactions contemplated thereby (limited, in the case of any legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of one primary counsel to the Administrative Agent and one primary counsel to each Initial Lender (provided, that to the extent that the Administrative Agent and an Initial Lender are the same Person or Affiliated Persons, the Administrative Agent and such Initial Lender shall share one primary counsel)), (g) all of each L/C Issuer’s reasonable and documented out-of-pocket costs and expenses in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder (for avoidance of doubt, without duplication of any fees incurred pursuant to Section 2.14(b)), and (h) after the occurrence of an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees and reasonable and documented out-of-pocket costs of settlement, incurred by any Credit Party in enforcing any Obligations of, or in collecting any payments due from, any Loan Party, hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any Insolvency Proceeding) (limited, in the case of legal expenses, to the reasonable and documented fees and reasonable and documented out-of-pocket disbursements of one primary counsel (to be retained by the Administrative Agent) to all Credit Parties, taken as a whole); provided that, in any case in which the reimbursement of expenses for counsel is limited to one primary counsel, if reasonably necessary, the Borrowers shall also promptly pay reasonable and documented fees and reasonable and documented out-of-pocket disbursements of (x) one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, (y) in the case of an actual or perceived conflict of interest where any such Person affected by such conflict informs Lead Borrower of such conflict, in each case, a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Persons).

Section 10.03        Indemnity.

(a)                IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.02, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL

BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY, AND HOLD HARMLESS EACH CREDIT PARTY AND EACH OF THEIR RESPECTIVE RELATED PARTIES (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, THAT NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES (I) TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER OR JUDGMENT, OF THAT INDEMNITEE OR ANY OF ITS RELATED PARTIES OR (II) TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM A CLAIM, ACTION, LITIGATION, INVESTIGATION OR OTHER PROCEEDING THAT DOES NOT ARISE FROM ANY ACT OR OMISSION BY ANY LOAN PARTY OR ANY RELATED PARTY OF ANY LOAN PARTY AND THAT IS BROUGHT BY ANY INDEMNITEE AGAINST ANOTHER INDEMNITEE (OTHER THAN ANY CLAIM, ACTION, LITIGATION, INVESTIGATION OR OTHER PROCEEDING THAT IS BROUGHT BY ANY INDEMNITEE AGAINST THE ADMINISTRATIVE AGENT OR THE LEAD ARRANGER, IN EACH CASE, IN ITS CAPACITY AS SUCH) (AND EACH INDEMNITEE, BY ACCEPTING THE BENEFITS HEREOF, AGREES TO PROMPTLY REFUND OR RETURN ANY INDEMNITY RECEIVED HEREUNDER TO THE EXTENT IT IS LATER DETERMINED BY A FINAL, NON-APPEALABLE ORDER OR JUDGMENT OF A COURT OF COMPETENT JURISDICTION THAT SUCH INDEMNITEE IS NOT ENTITLED THERETO). TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY, AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.03 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS CLAUSE (A) OF THIS SECTION 10.03 SHALL NOT APPLY WITH RESPECT TO TAXES, OTHER THAN ANY TAXES THAT REPRESENT INDEMNIFIED LIABILITIES ARISING FROM A NON-TAX CLAIM.

(b)                To the extent that the Loan Parties for any reason fail to pay any amount required under Sections 10.02 or 10.03(a) to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any L/C Issuer or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.09(d).

(c)                To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Credit Parties and their respective Affiliates, directors, employees, attorneys, or agents, on any theory of liability, for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort, or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Credit Extension or the use of the proceeds thereof, or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases, and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)                All amounts due under this Section 10.03 shall be payable promptly and in no event later than ten (10) days after demand therefor.

Section 10.04        Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Credit Party and its respective Affiliates are hereby authorized by each Loan Party at any time or from time to time, subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Credit Party and its respective Affiliates to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Credit Party and its respective Affiliates hereunder, or with any other Loan Document, irrespective of whether or not (a) such Credit Party and its respective Affiliates shall have made any demand hereunder, (b) the principal of, or the interest on, the Credit Extensions or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Credit Party different from the branch or office holding such deposit or obligation or such Indebtedness. Notwithstanding the foregoing, if any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.05        Amendments and Waivers.

(a)                No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)                Except as expressly provided by Section 2.12, Section 2.15(b), or in the other paragraphs of this Section 10.05, neither this Agreement, nor any other Loan Document (other than the Fee Letters) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Lead Borrower and the Required Lenders, or by the Lead Borrower and the Administrative Agent with the consent of the Required Lenders; provided that without limiting the foregoing, no such agreement shall:

(i)                 extend or increase any Commitment of any Lender without the written consent of such Lender or increase the L/C Sublimit without the consent of each L/C Issuer (it being understood that (x) a waiver of any condition precedent set forth in Article III, (y) the waiver of any Default or Event of Default or (z) the waiver of any mandatory prepayment required by Section 2.08 shall not constitute an extension or increase of any Commitment of any Lender or an increase of the L/C Sublimit);

(ii)               reduce the principal amount of any Loan or any reimbursement obligation with respect to an L/C Disbursement, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to (w) amend or modify the definition of “Default Rate”, (x) waive any obligation of the Borrowers to pay interest at the Default Rate, (y) waive any mandatory prepayment required by Section 2.08 or (z) modify the rates of interest in accordance with Section 2.15(b), in each case, notwithstanding the fact that any such amendment, modification or waiver may actually result in reduction in the rate of interest or fees;

(iii)             postpone any date scheduled for any payment of principal of, or interest on, any Loan or reimbursement obligation with respect to any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of any Commitments or reduce the amount of or postpone the date of any prepayment required by Section 2.08 without the written consent of each Credit Party directly and adversely affected thereby; provided, that notwithstanding the foregoing, only the consent of the Required Lenders shall be necessary to (x) waive any mandatory prepayment required by Section 2.08, (y) modify the rates of interest or payment dates thereof in accordance with Section 2.15(b) or (z) waive any Default or Event of Default;

(iv)              except as expressly provided in Section 2.11 and subsection (c) below, change any provision of any Loan Document in a manner that would alter the pro rata sharing of payments required by Section 2.09(b) or Section 8.02, or the relative priorities of such payments, or the pro rata reduction of Commitments required by Section 2.05(c), without the written consent of (x) each Lender and (y) each other Credit Party directly and adversely affected thereby;

(v)                change any of the provisions of this Section 10.05 or the definitions of the terms “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)              amend, modify or waive any provision of Section 2.11 without the written consent of the Administrative Agent and each L/C Issuer;

(vii)            change the currency in which any Commitment or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Lender and L/C Issuer directly affected thereby;

(viii)          release all or substantially all of the Guaranty or release (or subordinate the Administrative Agent’s Liens on) all or substantially all of the Collateral, in each case, in any transaction or series of related transactions (other than in connection with permitted asset sales, permitted dispositions, permitted mergers, permitted liquidations or dissolutions or as otherwise permitted under the Loan Documents) without the written consent of each Lender;

(ix)              subordinate any material portion of the Obligations, or any Liens on any material portion of the Collateral created by this Agreement or any other Loan Document (other than to the extent permitted by Section 6.02), without the written consent of each Lender; or

(x)                make any modification to the definition of the term “Borrowing Base” (or any defined term used in such definition) which would have the effect of increasing the availability thereunder to the ABL Loan Parties other than changes in Reserves implemented by the Administrative Agent in accordance with the terms of this Agreement, without the written consent of Supermajority Lenders;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) any L/C Issuer, unless in writing executed by such L/C Issuer and (C) any Swingline Lender, unless in writing executed by such Swingline Lender, in each case in addition to the Lead Borrower and the Lenders required above.

(c)                Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)                In addition, notwithstanding anything in this Section 10.05 to the contrary, if the Administrative Agent, Initial Lenders and the Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Lead Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

Section 10.06        Successors and Assigns; Participations.

(a)                Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Credit Parties; provided, that any assignment that is not permitted pursuant to the terms of this Agreement shall be absolutely void ab initio. No rights or obligations of a Loan Party hereunder or under any other Loan Document nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Credit Parties. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitees under Section 10.03, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, Affiliates of each Credit Party) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b)                Register. Administrative Agent shall maintain at Administrative Agent’s Payment Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Loans (and stated interest therein) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrowers at any reasonable time and from time to time upon reasonable prior notice. Each Borrower hereby designates the entity serving as Administrative Agent to serve as each Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 10.06(b). Borrowers, Administrative Agent, and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.06(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority, or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee, or transferee of the corresponding Commitments or Loans.

(c)                Right to Assign. Each Lender shall have the right at any time to sell, assign, or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations; provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to either Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (c)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in paragraph (c)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)               Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (c)(i)(B) of this Section 10.06 and, in addition:

(A)             the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund, provided that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after written notice of such assignment shall have been delivered to the Lead Borrower;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)              the consent of the L/C Issuers and the Swingline Lender (in each case, such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv)              Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. In addition, each assignee shall, on or before the effective date of such assignment, deliver to the Lead Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 2.18(d).

(v)                No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party, any Permitted Holder or any of their respective Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate applicable law.

(vi)              No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (h) of this Section 10.06.

(d)                [Reserved].

(e)                Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement and any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Lead Borrower, and shall maintain a copy of such Assignment Agreement.

(f)                 [Reserved].

(g)                Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder), (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any, and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon, Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)                Participations.

(i)                 Each Lender shall have the right at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, to sell one or more participations to any Person (other than a Person to whom an assignment may not be made under paragraphs (c)(v) or (c)(vi) of this Section 10.06) in all or any part of its Commitments, Loans, or in any other Obligation; provided, that any sale of any participation made to any such prohibited Person shall be absolutely void ab initio; provided, further, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The holder of any such participation, other than an Affiliate of Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except the Lender may agree with such participant that the participant may require the Lender to take or omit to take certain actions with respect to any amendment, modification, or waiver described in clauses (i) through (v) or (vii) through (x) of Section 10.05(b) that adversely affects such holder of such participation. Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.16, 2.17, and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(c); provided, that such participant complies with Section 2.18 as though it were a Lender (it being understood that the documentation required under Section 2.18(d) shall be delivered to the participating Lender). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.09 as though it were a Lender.

(ii)               In the event that any Lender sells participations in its Commitments, Loans, or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name of all participants in the Commitments, Loans, Letters of Credit or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans, Letters of Credit or Obligations which are the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Commitment, Loan, Letter of Credit, or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining the Participant Register.

(i)                 Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.06, any Lender may assign, pledge, and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit, or other extension of credit or financial arrangement to or for the account of such Lender or the Administrative Agent or any of its Affiliates and any agent, trustee, or representative of such Person (without the consent of, notice to, or any other action by any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that neither any Lender nor the Administrative Agent, as between Borrowers and such Lender or the Administrative Agent, as applicable, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that in no event shall such Person, agent, trustee, or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” hereunder.

(j)                 [Reserved].

(k)                Disqualified Institutions. So long as no Specified Event of Default has occurred and is continuing, and notwithstanding anything to the contrary in this Agreement, no assignment or participation shall be made to a Disqualified Institution without Lead Borrower’s consent in writing (which consent may be withheld in its sole discretion) (with any assignment or participation in violation of the foregoing to be absolutely void ab initio), and upon an inquiry by any Lender to Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Institution, Administrative Agent shall be permitted to disclose the list of Disqualified Institutions to such inquiring Lenders; provided, that Administrative Agent shall not, in any event, be responsible for, nor have any liability in connection with, maintaining, updating, monitoring, or enforcing the list of Disqualified Institutions, nor for any assignment or participation to a Disqualified Institution to which Lead Borrower has consented (including deemed consent), except to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have been caused by, or be the result, of the gross negligence or willful misconduct of Administrative Agent.

(l)                 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Lead Borrower, the Administrative Agent and such Lender.

Section 10.07        Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08        Survival of Representations, Warranties, and Agreements. All representations, warranties, and agreements made herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and the making of any Credit Extension, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.16, 2.17, 2.18, 10.02, 10.03, 10.04, and 10.10 and the agreements of Lenders set forth in Sections 2.09 and 9.03(b) shall survive the occurrence of the Termination Date.

Section 10.09        No Waiver; Remedies Cumulative. No failure or delay on the part of any Credit Party in the exercise of any power, right, or privilege hereunder or under any other Loan Document shall impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other power, right, or privilege. The rights, powers, and remedies given to each Credit Party hereby are cumulative and shall be in addition to and independent of all rights, powers, and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power, or remedy hereunder shall not impair any such right, power, or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power, or remedy.

Section 10.10        Marshalling; Payments Set Aside. No Credit Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any Loan Party makes a payment or payments to any Credit Party, or any Credit Party enforces any security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other party under any bankruptcy law, any other state or federal law, common law, or any equitable cause, then, (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights, and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Credit Party severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate.

Section 10.11        Severability. In case any provision herein or obligation hereunder or any Note or other Loan Document shall be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.12        Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture, or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

Section 10.13        Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14        APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

Section 10.15        CONSENT TO JURISDICTION. (a) BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) SUBMITS GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT, (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01, WHICH IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, AND (IV) AGREES THAT THE PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)                EACH PARTY HERETO HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.01. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT, OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY SUCH PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

Section 10.16        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17        Confidentiality. Each Credit Party agrees to maintain the confidentiality of all non-public information regarding Ultimate Parent, Global Parent, the Loan Parties and their Subsidiaries and their businesses identified as such by any Borrower or any of such Persons and obtained by such Credit Party from Ultimate Parent, Global Parent or any other Loan Party or their Subsidiaries pursuant to the requirements hereof in accordance with such Credit Party’s customary procedures for handling confidential information of such nature, it being understood and agreed by Loan Parties that, in any event, any Credit Party may make (a) disclosures of such information to Affiliates of such Credit Party and to their agents, advisors, directors, and shareholders (and to other persons authorized by a Credit Party to organize, present, or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) who are directly involved with Loan Documents and related transactions and for whom the applicable Credit Party shall be responsible for any breach of this Section 10.17 by such Persons (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee, or participant in connection with the contemplated assignment, transfer, or participation by any such Credit Party of any Commitments or Loans or any participations therein, (c) disclosure to any rating agency when required by it; provided, that prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Ultimate Parent, Global Parent or any other Loan Party and their Subsidiaries received by it from any Credit Party, (d) disclosure to any Credit Party’s financing sources; provided, that prior to any disclosure, such financing source is informed of the confidential nature of the information and instructed to keep such information confidential; provided, further, that the applicable Credit Party shall be responsible for any breach of this Section 10.17 by such financing sources, (e) disclosures of such information to any investors and partners of any Credit Party; provided, that prior to any disclosure, such investor or partner is informed of the confidential nature of the information and instructed to keep such information confidential; provided, further, that the applicable Credit Party shall be responsible for any breach of this Section 10.17 by such investors or partners, (f) disclosures required or requested by any regulatory authority purporting to have jurisdiction over such Credit Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners (and any successor thereto)), or disclosures required by applicable laws or regulations or by any subpoena or similar legal process; provided, that except to the extent the applicable disclosure relates to any examination of the financial condition or other routine examination of such Credit Party by such Governmental Authority, unless specifically prohibited by applicable law or court order, such Credit Party shall notify Lead Borrower promptly (in advance thereof, to the extent not in violation of applicable law or any court order) of any such disclosure, and, to the extent such Credit Party may legally and practically do so, allow the Lead Borrower (or any other Loan Party) a reasonable opportunity to object to such disclosure, and in any event such Credit Party shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (g) disclosures of such information to the extent any such information becomes publicly available other than by reason of disclosure by any Credit Party or any Related Parties of any Credit Party or of any Affiliates of any Credit Party, in breach of this Agreement, or to the extent any such information is developed independently by any such Persons, (h) to the extent not known by such Credit Party to consist of material non-public information, (i) for purposes of establishing a “due diligence” defense or to exercise rights or remedies hereunder or under any other Loan Document, (j) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided herein, and (k) solely with and to the extent of the Lead Borrower’s consent therefor (not to be unreasonably withheld or delayed), disclosures of any information to any Person. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent, Lead Arranger, any Initial Lender or, solely with the consent of the Lead Borrower, any other Lender may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals, and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement except (y) disclosures required by applicable law, regulation, legal process, or the rules of the Securities and Exchange Commission, or (z) with the prior approval of Administrative Agent.

Section 10.18        Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the applicable Obligations hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Obligations hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Credit Parties and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Credit Party contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Credit Party’s option be applied to the outstanding amount of the Obligations hereunder or be refunded to Borrowers. In determining whether the interest contracted for, charged, or received by any Credit Party exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19        Counterparts; Integration; Electronic Execution.

(a)                Counterparts; Integration. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)                Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or, except as expressly set forth herein or therein, any other Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20        Effectiveness. Except as provided in Section 3.01, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21        Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and

(b)                the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability,

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or

(iii)             the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.22        PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify, and record information that identifies each Loan Party, which information includes the name and address of such Persons and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Person in accordance with the PATRIOT Act.

Section 10.23        Consent to Intercreditor Agreements. Each Secured Party, by its acceptance of the benefits of the Collateral Documents creating Liens to secure the Secured Obligations:

(a)                acknowledges that it has received a copy of the Intercreditor Agreement (as in effect on the date such Person becomes a Secured Party) and is satisfied with the terms and provisions thereof;

(b)                authorizes and instructs Administrative Agent to (i) enter into the Intercreditor Agreement (and, if and when required pursuant to Section 6.22, any Liberty Intercreditor Agreement), as Administrative Agent and on behalf of such Secured Party, (ii) to exercise all of Administrative Agent’s rights and to comply with all of its obligations under the Intercreditor Agreement and any Liberty Intercreditor Agreement and to take all other actions necessary to carry out the provisions and intent thereof and (iii) to take actions on its behalf in accordance with the terms of the Intercreditor Agreement and any Liberty Intercreditor Agreement;

(c)                agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any Liberty Intercreditor Agreement as if it was a signatory thereto;

(d)                consents to the treatment of Liens provided for under the Intercreditor Agreement and any Liberty Intercreditor Agreement and in furtherance thereof authorizes the Administrative Agent to subordinate the liens on the Collateral securing the Secured Obligations (in the case of the Intercreditor Agreement, other than Liens on ABL Priority Collateral) in accordance with the terms set forth in the Intercreditor Agreement and any Liberty Intercreditor Agreement;

(e)                [reserved]; and

(f)                 agrees that no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of any action taken by Administrative Agent pursuant to this Section 10.23 or in accordance with the terms of the Intercreditor Agreement or any Liberty Intercreditor Agreement.

Section 10.24        Intercreditor Agreement Governs. This Agreement and the other Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent or the Term Agent, as applicable, pursuant to any Loan Document or Term Document, and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent or the Term Agent, as applicable hereunder, under any other Loan Document, or under the Term Credit Agreement and any other agreement entered into in connection therewith are subject to the provisions of the Intercreditor Agreement and in the event of any conflict between the terms of the Intercreditor Agreement, this Agreement, any other Loan Document, the Term Credit Agreement and any other agreement entered into in connection therewith, the terms of the Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Loan Parties’ covenants and obligations.

Section 10.25        [Reserved].

Section 10.26        No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Credit Parties, the Lead Arranger and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties, the Lead Arranger and their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.27        Certain ERISA Matters.

(a)                Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)               the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that:

(i)                 none of the Administrative Agent, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(iv)              no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                The Administrative Agent and the Lead Arranger each hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative or other agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker's acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.28        Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                As used in this Section 10.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FRANCHISE GROUP NEW HOLDCO, LLC, as Global Parent and as a Guarantor

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

FRANCHISE GROUP INTERMEDIATE HOLDCO, LLC, as Lead Borrower

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

FRANCHISE GROUP INTERMEDIATE S, LLC, as a Borrower

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

FRANCHISE GROUP INTERMEDIATE L, LLC, as a Guarantor

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

FRANCHISE GROUP NEWCO INTERMEDIATE AF, LLC, as a Borrower

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

[Signature page to ABL Credit Agreement]

FRANCHISE GROUP INTERMEDIATE B, LLC, as a Borrower

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

FRANCHISE GROUP INTERMEDIATE V, LLC, as a Guarantor

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

FRANCHISE GROUP NEWCO V, LLC, as a Guarantor

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	President and Chief Executive Officer

AMERICAN FREIGHT GROUP, LLC, as a Borrower

By:	/s/ William Powell
Name:	William Powell
Title:	Executive Vice President

AMERICAN FREIGHT HOLDINGS, LLC, as a Borrower

By:	/s/ William Powell
Name:	William Powell
Title:	Executive Vice President

AMERICAN FREIGHT, LLC, as a Borrower

By:	/s/ William Powell
Name:	William Powell
Title:	Executive Vice President

[Signature page to ABL Credit Agreement]

AMERICAN FREIGHT MANAGEMENT COMPANY, LLC, as a Borrower

By:	/s/ William Powell
Name:	William Powell
Title:	Executive Vice President

BUDDY’S NEWCO, LLC, as a Borrower

By:	/s/ Michael Bennett
Name:	Michael Bennett
Title:	Chief Executive Officer

BUDDY’S FRANCHISING AND LICENSING LLC, as a Borrower

By:	/s/ Michael Bennett
Name:	Michael Bennett
Title:	Chief Executive Officer

AMERICAN FREIGHT OUTLET STORES, LLC, as a Borrower

By:	/s/ William Powell
Name:	William Powell
Title:	President

OUTLET MERCHANDISE, LLC, as a Borrower

By:	/s/ William Powell
Name:	William Powell
Title:	President

FRANCHISE GROUP NEWCO S, LLC, as a Borrower

By:	/s/ Ron Allender
Name:	Ron Allender
Title:	Executive Vice President

[Signature page to ABL Credit Agreement]

AMERICAN FREIGHT DISCOUNT OUTLET FRANCHISING, LLC, as a Borrower

By:	/s/ William Powell
Name:	William Powell
Title:	Executive Vice President

[Signature page to ABL Credit Agreement]

CITIZENS BANK, N.A., as Administrative Agent, an L/C Issuer, Swingline Lender and a Lender

By:	/s/ Brian Kennedy
Name:	Brian Kennedy
Title:	Senior Vice President

[Signature page to ABL Credit Agreement]

WINGSPIRE CAPITAL LLC as a Lender

By:	/s/ John Rosin
Name:	John Rosin
Title:	President and Chief Operating Officer

[Signature page to ABL Credit Agreement]